Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

October 28, 2012

among

SOBEL BEST N.V.,

VION HOLDING N.V.

and

PATHEON INC.

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption Agreement

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Notarial Deed

EXHIBIT D	Rousselot Term Sheet

EXHIBIT E	Example Working Capital Estimate Calculation

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of October 28, 2012, by and among SOBEL BEST N.V., a corporation organized under the laws of The Netherlands (“Seller”), and PATHEON INC., a Canadian corporation (“Buyer”) and VION HOLDING N.V., a corporation organized under the laws of The Netherlands (“VION”).

WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of each of Sobel USA Inc., a Delaware corporation (“Sobel USA”), and Banner Pharmacaps Europe B.V., a private limited company organized under the laws of The Netherlands (“Banner Europe”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of the capital stock of each of Sobel USA (the “Sobel USA Shares”) and Banner Europe (the “Banner Europe Shares” and, together with the Sobel USA Shares, the “Shares”); and

In consideration of the covenants and agreements contained herein, Seller, Buyer and VION, each intending to be legally bound hereby, agree as set forth below.

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1    Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“403 Declarations” has the meaning given that term in Section 7.8.

“Actions or Proceedings” means any claim, action, suit, proceeding, investigation, inquiry or arbitration.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” means the HSR Act and any other antitrust or competition law applicable to the transactions contemplated by this Agreement.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, effective as of the Closing Date, between VION Financial and Buyer (or Buyer’s designee), pursuant to which VION Financial will assign all of its right, title and interest in and to the Banner US Debt to Buyer or Buyer’s designee, in substantially the form attached hereto as Exhibit A.

“Audited Financial Statements” means the audited balance sheets and statements of income, shareholders’ equity and cash flows of (i) Sobel USA and its Subsidiaries and (ii) Banner Europe, as of and for the periods ended December 31, 2011, 2010 and 2009, including the related notes thereto and the reports thereon issued by Smith Leonard PLLC, with respect to Sobel USA and its Subsidiaries, and BDO Audit & Assurance B.V., with respect to Banner Europe.

“Banner Canada” means Banner Pharmacaps (Canada) Ltd., a corporation incorporated in Canada pursuant to the Canada Business Corporations Act.

“Banner Cash” means all cash and cash equivalents of the Banner Companies, net of debits and credits in process, including, without limitation, outstanding (uncleared) checks, postdated checks, drafts, wire transfers or deposits in transit, determined immediately prior to the Closing.

“Banner Companies” means the companies listed on Section 1.1A of the Disclosure Letter, and “Banner Company” refers to any one of such companies.

“Banner Company Shares” has the meaning given that term in Section 4.4(a).

“Banner Europe” has the meaning given that term in the first recital.

“Banner Europe Pension Agreement” means the agreement effective as of November 10, 2011, between Banner Europe and Son Pension Fund, pursuant to which Son Pension Fund administers the Banner Europe Pension Plan.

“Banner Europe Pension Plan” means the pension plan established by Banner Europe for the benefit of its employees and which is administered by Son Pension Fund.

“Banner Europe Shares” has the meaning given that term in the second recital.

“Banner LTIPs” means the Global Leadership Team Long-Term Variable Compensation Incentive Plan and the Management Long-Term Variable Compensation Incentive Plan and any similar long-term incentive plans of the Banner Companies.

“Banner US” means Banner Pharmacaps Inc., a Delaware corporation.

“Banner US Debt” means the $55 million Intercompany Loan Agreement dated April 22, 2011, between Banner US, as borrower, and VION Financial, as lender.

“Banner US Debt Purchase Price” means an amount equal to the aggregate amount owed, as of the Closing Date, by Banner US to VION Financial under the Banner US Debt, including principal, interest, pre-payment or termination fees, expenses or breakage costs due upon payment.

“Banner US Employee Benefit Plan” means any (i) “employee benefit plan,” within the meaning of Section 3(3) of ERISA or (ii) incentive compensation or commission, stock option, stock purchase, restricted stock, phantom stock, profit sharing, pension, retirement, (including retiree medical or life insurance) or supplemental retirement, deferred compensation, medical, life, disability, accident, sick pay or sick leave, vacation pay, employee loan program, supplemental unemployment layoff or other benefit plan, program or policy (whether or not insured, whether subject to ERISA or not, or whether written or oral) for the benefit of employees, former employees or independent contractors, that has been established, maintained, sponsored or contributed to (or to which a contribution obligation exists or existed) by or on the part of Banner US or any ERISA Affiliate or as to which Banner US or any ERISA Affiliate had any liability (whether actual or contingent) within the past six years for the benefit of any employees, former employees, current or former directors (solely in their capacity as directors) or independent contractors of Banner US. “Banner US Employee Benefit Plan” shall also include all employment, termination, severance or other contracts or agreements to which Seller or Banner US is a party with any employee or former employee of Banner US; provided that, with respect to agreements with former employees or directors, only those agreements under which Seller or Banner US has a continuing monetary obligation shall be deemed a Banner US Employee Benefit Plan.

“Basket Amount” has the meaning given that term in Section 9.5(b)(ii).

“Business” means the business carried out by the Banner Companies taken as a whole, including, without limitation, the business of developing, manufacturing, distributing, marketing and selling products in the medium of soft gelatin or otherwise and related services, including but not limited to the Products and Services.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Buyer” has the meaning given that term in the introductory paragraph of this Agreement.

“Buyer Indemnified Party” has the meaning given that term in Section 9.1.

“Buyer’s Advisors” has the meaning given that term in Section 6.1.

“Buyer’s Fundamental Representations” means the representations and warranties contained in Sections 5.1 and 5.2.

“Cap” has the meaning given that term in Section 9.5(b)(i).

“Change of Control Agreements” means any of the twenty-one agreements between employees of the Banner Companies and a Banner Company, identified as items 60–77 and 96–98 of subsection 4.20(e) of Section 4.20 of the Disclosure Letter, each as amended by an applicable Change of Control Agreement Amendment.

“Change of Control Agreement Amendments” means the twenty-one amendments to the Change of Control Agreements, dated on or about October 24, 2012, between employees of the Banner Companies and a Banner Company, identified as items 78–95 and 99–101 of subsection 4.20(e) of Section 4.20 of the Disclosure Letter.

“Change of Control Payment” means any bonus, severance or other payment or other form of compensation that is created, accelerated, accrued or becomes payable by any of the Banner Companies to any present or former officer, manager, employee, service provider or consultant thereof, including pursuant to any employment agreement, change in control agreement, benefit plan or any other contractual obligation (including, for the avoidance of doubt, the Retention Incentive Plan), which may arise as a result of the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement (whether alone or in combination with any other event).

“Civil Law Notary” means Nicole van Smaalen, civil law notary (Amsterdam, The Netherlands), or her substitute or successor in office.

“Closing” has the meaning given that term in Section 3.1.

“Closing Cash Difference” has the meaning given that term in Section 2.3(c).

“Closing Date” has the meaning given that term in Section 3.1.

“Closing Date Balance Sheet” has the meaning given that term in Section 2.3(c).

“Closing Date Working Capital” has the meaning given that term in Section 2.3(c).

“COBRA” means Code §4980B and Title I, Part 6 of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Company Intellectual Property” means all Intellectual Property owned, filed or licensed by the Banner Companies.

“Competitive Activities” has the meaning given that term in Section 7.13(a).

“Contract” means any agreement, contract, commitment, binding letter or memorandum of understanding, lease, license, sublicense or other legally binding arrangement, whether written or oral, to which any Banner Company is a party or by which it is bound.

“Current Assets” means the accounts receivable, inventory and other current assets of the Banner Companies (i) determined in accordance with GAAP and (ii) to the extent consistent with GAAP, applied consistently with the past practices of the Banner Companies in preparing the Financial Statements; except that Current Assets do not include (a) the Banner Cash, (b) any assets relating or attributable to Taxes (including deferred Tax assets), except as indicated in Exhibit E, (c) inter-company accounts receivable among any of the Banner Companies and (d) any current receivables required to be settled pursuant to Section 6.6.

“Current Liabilities” means the accounts payable, accrued expenses and other current liabilities of the Banner Companies (i) determined in accordance with GAAP and (ii) to the extent consistent with GAAP, applied consistently with the past practices of the Banner Companies in preparing the Financial Statements; except that Current Liabilities does not include (a) the current portion of (1) the Funded Indebtedness and (2) the Banner US Debt, (b) any liabilities relating or attributable to Taxes (including deferred Tax liabilities), except as indicated in Exhibit E, (c) any Seller Transaction Expenses, (d) inter-company accounts payable among any of the Banner Companies, (e) any current liabilities relating or attributable to the Retention Incentive Plan and (f) any current payables or other current liabilities or obligations required to be settled pursuant to Section 6.6.

“DEA” means the United States Drug Enforcement Agency.

“Debt Financing” has the meaning given that term in Section 5.7.

“Debt Financing Commitments” has the meaning given that term in Section 5.7.

“Disclosure Letter” means the Disclosure Letter dated the date hereof delivered by Seller and VION to Buyer, and accepted by Buyer, in respect of this Agreement.

“Dollars” and “$” means the lawful currency of the United States.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Dutch Works Council” means the VION Group Works Council (Ondernemingsraad) established under the Dutch Works Council Act (Wet op de Ondernemingsraden).

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, easement, lien, covenant, condition, restriction, charge, option, hypothecation, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

“Enterprise Value” means $255,000,000.

“Environmental Law” means any present and future U.S. federal, state or local, European Union, Canadian, Mexican, other applicable country and all other applicable governmental unit or subdivision, laws, statutes, ordinances, directives, rules, regulations, Orders, decrees, binding policies or guidance, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances or relating to liability for or cost of other actual or threatened danger to human health or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulation promulgated pursuant thereto: (i) in the United States, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.), the Clean Water Act (33 U.S.C. §1251, et seq.), the Clean Air Act (42 U.S.C. §7401, et seq.), the Safe Drinking Water Act (42 U.S.C. §300f, et seq.), the Toxic Substances Control Act (15 U.S.C. §2601, et seq.), the

Endangered Species Act (16 U.S.C. §1531, et seq.), the National Environmental Policy Act (42 U.S.C. §§4321- 4347), the Rivers and Harbors Appropriation Act (33 U.S.C. §401, §403, §407) and similar state and local laws and regulations; (ii) in Canada, the Environmental Protection Act, the Environmental Assessment Act, the Transportation of Dangerous Goods Act, the Hazardous Products Act, the Navigable Waters Protection Act and all provincial environmental laws and regulations; (iii) in Mexico, the Federal Ecology Law, the National Waters Law, the Forestry Law and similar state and municipal laws and regulations; (iv) in The Netherlands, the Environmental Permitting (General Provisions Act), the Water Act, the Soil Protection Act, the Noise Abatement Act, the Nature Protection Act, the Flora and Fauna Act and similar state and local laws and regulations; and (v) in the European Union, all applicable European Union Directives and all decision making and administrative rules by local authorities. The term Environmental Law also includes any international conventions or treaties where any Banner Company manufacturing facility is located in a country which is a signing party.

“Equity Financing” has the meaning given that term in Section 6.5(b).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means any organization or entity that is a member of a controlled group of organizations or entities within the meaning of Code §414(b), (c), (m) or (o), of which Banner US is a member.

“Escrow Agent” means the escrow agent identified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, among Seller, VION, Buyer and Escrow Agent, in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to the sum of Escrow Fund A and the Stay Bonus/CIC Amount.

“Escrow Fund A” means an amount equal to five million dollars ($5,000,000).

“FDA” means the United States Food and Drug Administration.

“FDA Applications” means all investigational new drug applications, new drug applications, supplemental new drug applications, drug master files, abbreviated new drug applications, biologic license applications, establishment registrations, as defined in 21 C.F.R. §207, and product listings, as defined in 21 C.F.R. §207, and all supplements or amendments thereto.

“Final Retention Incentive Plan Amount” means the aggregate amount of payments due after Closing under the Retention Incentive Plan after payment of the Initial Retention Incentive Amount, including, without limitation, the employer portion of any payroll or similar Taxes payable by an employer in connection with such remaining payments.

“Financial Statements” means, collectively, the Audited Financial Statements and the Unaudited Interim Financial Statements.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitments or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 5.7 of this Agreement and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees, controlling persons, agents, advisors and representatives involved in the Debt Financing and their successors and assigns.

“Final Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Date Working Capital exceeds the Target Working Capital.

“Final Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Closing Date Working Capital.

“FIRPTA Affidavit” has the meaning set forth in Section 3.3(e).

“Foreign Benefit Plan” means any bonus or commission, stock option, stock purchase, restricted stock, phantom stock, profit sharing, pension, retirement, (including retiree medical or life insurance) or supplemental retirement, deferred compensation, severance, termination, medical, life, disability, accident, sick pay or sick leave, deferred compensation or other benefit plan, program or policy (whether or not insured) for the benefit of employees, former employees, current or former directors (solely in their capacity as directors) or independent contractors, written or unwritten, that has been established, maintained, would be judged to be existing, sponsored or contributed to (or to which a contribution obligation exists or existed) by or on the part of any Banner Company or any Affiliate within the past six years for the benefit of any employees, former employees, directors, former directors or independent contractors of a Banner Company who reside or work outside of the United States. “Foreign Benefit Plan” shall also include all employment, termination, severance or other contracts or agreements (including collective bargaining agreements) to which Seller or a Banner Company is a party with any employee or former employee of a Banner Company other than Sobel USA or Banner US; provided that, with respect to agreements with former employees or directors, only those agreements under which Seller or a Banner Company has a continuing monetary obligation shall be deemed a Foreign Benefit Plan. “Foreign Benefit Plan” does not include Banner US Employee Benefit Plans.

“FTC” means the United States Federal Trade Commission.

“Funded Indebtedness” means the sum of (i) any amounts owing by Banner Canada to VION Financial under the CAD$8.5 million Intercompany Loan Agreement dated February 22, 2012, including principal, interest, pre-payment or termination fees, expenses or breakage costs due upon payment, (ii) any amounts owing to PNC Bank under the $5 million Revolving Line of Credit Loan dated May 19, 2009, as amended, including principal, interest, prepayment or termination fees, expenses or breakage costs due upon payment, and (iii) any other Indebtedness of the Banner Companies other than the Banner US Debt.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Gelcaps” means Gelcaps Exportadora de Mexico S.A. de C.V., a Mexican variable stock corporation.

“Gelcaps Pension Plan” means the retirement and pension plans of Gelcaps that are the subject of Note 9(a) of the December 31, 2011 financial statements of Gelcaps, as audited by BDO affiliate Castillo Miranda y Compania, S.C.

“Global Leadership Team” means the following senior executive management of the Banner Companies: Roger E. Gordon, Ph.D., Damien Reynolds, Timothy B. Doran, Aqeel Fatmi, Ph.D., and Charles L. Cain.

“Governing Documents” means, with respect to any Person that is not a natural person, the certificate or articles of incorporation, memorandum and articles of association, bylaws, operating agreements, or regulations and other charter documents or organizational or governing documents of such Person.

“Governmental Authority” means any court, tribunal or government (federal, state, local, foreign, multi-national or provincial) or any political subdivision thereof in the United States or any other country in which the Banner Companies engage in business, including any ministry, department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality, including but not limited to any Health Authority.

“Hazardous Substance” means any chemical, material or substance whether solid, liquid or gaseous (including physical, chemical, biological or radioactive): (i) defined as, included in the definition of, or treated as a “pollutant”, “toxic pollutant”, “contaminant”, “waste”, “toxic substance”, “hazardous constituent”, “hazardous material”, “hazardous waste”, “hazardous substance”, “extremely hazardous substance”, “air pollutant”, “hazardous air pollutant” or words of similar meaning or regulatory effect under any Environmental Law; (ii) that is toxic, explosive, corrosive, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated, or otherwise addressed, under any Environmental Law, including without limitation gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls and asbestos-containing material, lead paint, mold, radon, pesticides, and microbial contamination; or (iii) any other element, compound, mixture, solution, substance, material, waste or the like that is now or hereinafter prohibited, limited or regulated by any Governmental Authority, on the basis it may pose a present or potential danger to human health and safety, or the environment.

“Health Authorities” means (i) with respect to the United States, the FDA, DEA, and United States Department of Health and Human Services, (ii) with respect to Canada, Health Canada, its branches, agencies and secretariats, Agriculture and Agri-Food Canada, its branches, agencies and secretariats, including the Canadian Food Inspection Agency and provincial and local health authorities and any publicly-owned hospitals, (iii) with respect to Mexico, the Mexican Ministry of Health (Secretaría de Salud), COFEPRIS (Comisión Federal para la Protección contra Riesgos Sanitarios), Federal Consumer Protection Agency (Procuraduría Federal del Consumidor), the Ley General de Salud and the Mexican Official Standards

(Normas Oficiales Mexicanas), and any publicly-owned hospitals, (iv) with respect to The Netherlands, Ministerie van Volksgezondheid, Welzijn en Sport, College ter Beoordeling van Geneesmiddelen, Inspectie voor de Gezondheidszorg, Stichting Keuringsraad Openbare Aanprijzing Geneesmiddelen, Stichting Keuringsraad Aanprijzing Gezondheidsproducten, Nederlandse Voedsel en Waren Autoriteit, and any publicly-owned hospitals and (v) any government agency having similar authority, power or mandate as one of the aforementioned authorities, in any other jurisdictions where any products of the Banner Companies are investigated, tested, manufactured, transported, promoted, marketed, advertised, imported, exported, distributed or sold.

“HFM” has the meaning given that term in Section 7.11.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder.

“Hypothetical Pre-Closing Income Tax Liability” has the meaning given that term in Section 7.2(b)(i).

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits or (B) multiple bases (including corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, as described in clause (i)(A) above, or (ii) all franchise Taxes.

“Indebtedness” means any obligation of any Banner Company, Seller or VION, as applicable, (i) for borrowed money, (ii) evidenced by a note, bond, debenture or similar instrument, (iii) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferred purchase price of any property, (iv) under letters of credit, banker’s acceptances or similar credit transactions, (v) for any obligation properly classified as indebtedness or debt under GAAP (excluding unsecured trade payables), (vi) in respect of any indebtedness or obligation of any other Person, whether as a guarantor, obligor or otherwise (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), (vii) for any indebtedness or other obligation which is secured by a mortgage, deed of trust or other Encumbrance on any Real Property, (viii) for the amount of any under-funded obligation under the Banner Europe Pension Plan and the Gelcaps Pension Plan determined in accordance with Section 7.20, (ix) for any interest on any of the foregoing or (x) for any premiums, penalties, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnified Party” means a party seeking indemnification pursuant to Article IX.

“Indemnifying Party” means a party against whom indemnification is sought pursuant to Article IX.

“Independent Accounting Firm” has the meaning given that term in Section 2.3(d).

“Initial Retention Incentive Plan Amount” means an amount equal to the sum of all amounts due at, or within ten (10) days after, Closing pursuant to the Retention Incentive Plan including, without limitation, the employer portion of any payroll or similar Taxes payable by an employer.

“Insurance Policies” has the meaning given that term in Section 4.24.

“Intellectual Property” means all intellectual properties and intellectual property rights arising under the laws of any jurisdiction of any kind or nature with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, brand names, trade dress, any other indicia of origin or good will, and similar rights, and all goodwill associated therewith (collectively, “Marks”); (ii) patents, inventions, discoveries, and rights in respect of utility models or industrial designs, whether patentable or not, (collectively, “Patents”); (iii) copyrights and copyrightable works, including computer software and Internet web sites and all moral rights thereto (collectively, “Copyrights”); (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, data bases, technology, data, and all other confidential or proprietary information, and customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any registered Copyrights or issued Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) all other intellectual property or proprietary information not enumerated or described above; and (vi) all registrations and applications for any of the foregoing, and all reissues, reexaminations, provisionals, divisions, continuations, continuations-in-part, supplemental protections, renewals, extensions, restorations and reversions thereof.

“Intercompany Debt” means the outstanding long and short term Indebtedness (including any accrued but unpaid interest) and any management fees and other costs or charges owing by any Banner Company to Seller or any Affiliate of Seller that is not a Banner Company or the outstanding long and short term Indebtedness (including any accrued but unpaid interest) owing by Seller or any of its Affiliates (except the Banner Companies) to any Banner Company, but in each case excluding trade payables arising in the ordinary course of business.

“Interpolis” means N.V. Interpolis BTL, a Dutch insurance company that, pursuant to an agreement with Son Pension Fund, holds and manages the assets of the Banner Europe Pension Plan and provides administrative services to Son Pension Fund in respect of the Banner Europe Pension Plan.

“Lease” or “Leases” has the meaning given that term in Section 4.9(b).

“Leased Real Property” has the meaning given that term in Section 4.9(b).

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, Order, License, European Union Directive or mandate, statute or treaty, including but not limited to laws, rules, codes and regulations of any Health Authority, in each case having the force of law.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any applicable Governmental Authority or any other Person acting on behalf of a Governmental Authority.

“Losses” means any and all liabilities, losses, damages, obligations, claims of any kind, demands, judgments, awards, fines, Taxes, fees, penalties, deficiencies, interest, costs and expenses (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means any change, effect, circumstance, occurrence, event, condition or state of facts (“Effects”) that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Business, results of operations, assets, liabilities or condition (financial or otherwise) of the Banner Companies taken as a whole; provided that the Effects arising from (i) changes relating to applicable political or economic conditions or events, (ii) conditions affecting the industry in which the Banner Companies operate, (iii) compliance by Seller with the terms of, or the taking of any action reasonably contemplated or permitted by, this Agreement, (iv) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof or (v) changes in applicable law or GAAP, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur; provided, however, that conditions arising from any event or occurrence of the kind described in any of clauses (i), (ii), (iv) and (v) may be taken into account to determine whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such conditions have a materially disproportionate effect on the Banner Companies relative to other similarly situated participants in the industries or markets in which the Banner Companies operate.

“Mexican Debt” means any amounts owing by VION Financial to Gelcaps under the MXN 78,000,000 Promissory Note/Pagare dated May 8, 2012, including principal, interest, pre-payment or termination fees, expenses or breakage costs due upon payment.

“Mexican Intercompany Loan” has the meaning set forth in Section 6.6(a).

“Mexican Intercompany Note” has the meaning set forth in Section 6.6(a).

“Minimum Loss Amount” has the meaning given that term in Section 9.5(b)(iii).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Noncompete Period” has the meaning given that term in Section 7.13(a).

“Notarial Deed” means the notarial deed of transfer of the Banner Europe Shares substantially in the form attached hereto as Exhibit C.

“Objection Notice” has the meaning given that term in Section 2.3(d).

“Order” means any writ, judgment, decree, injunction, settlement or similar order of or approved by any Governmental Authority (in each case whether preliminary or final).

“Other Antitrust Law” has the meaning given that term in Section 6.2(a)(i).

“Owned Real Property” has the meaning given that term in Section 4.9(a).

“Payoff Amount” has the meaning given that term in Section 2.3(b).

“Payoff Letters” has the meaning given that term in Section 2.3(b).

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections of title with respect to property that are not material both in amount and substance and do not materially detract from the value or materially impair the existing use of the property affected by such lien or imperfection and (d) Encumbrances referred to on Section 1.1B of the Disclosure Letter.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, not-for-profit, educational institutional, charitable institution, other business organization, trust, union, association or Governmental Authority.

“Pharmacaps Mexico” means Pharmacaps Mexicana S.A. de C.V., a Mexican variable stock corporation.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on any of the Banner Companies for (A) any and all Pre-Closing Periods and (B) any and all portions of Straddle Periods ending on and including the Closing Date (determined in accordance with Section 7.2(d) hereof), (ii) any and all Taxes of an affiliated, consolidated, unitary, combined or similar Tax group for which any of the Banner Companies is liable by virtue of any of the Banner Companies having been a member of such Tax group on or prior to the Closing Date, pursuant to Treasury Regulations §1.1502-6 (or any analogous or similar state, local or non U.S. law related to Taxes), (iii) any and all withholding Taxes required to be deducted and withheld pursuant to applicable Tax laws with respect to the payment of the Initial Retention Incentive Plan Amount and (iv) any and all amounts required to be paid by any of the Banner Companies pursuant to any Tax Sharing Agreement to which any of the Banner Companies was a party on or prior to the Closing Date. Notwithstanding anything to the contrary set forth herein, (a) for the Pre-Closing Period ending on the Closing Date, Pre-Closing Taxes shall be determined by assuming, for Income Tax purposes, that (1) the Section 338(g) Election had not been made, (2) no Change of Control Payments are required to be paid or will be paid, or will otherwise accrue for Income Tax purposes, in each case, on or prior to the Closing Date, and (3) the Mexican Intercompany Loan was not made on or prior to the Closing Date, and (b) “Pre-Closing Taxes” shall be determined without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date. For the avoidance of doubt, the parties agree that Pre-Closing Taxes (and the indemnity for Pre-Closing Taxes pursuant to Section 9.1(e)) will not be reduced in any manner if any Taxes are included in the definition of Current Liabilities or the calculation of Working Capital.

“Products and Services” means the products and services offered by any Banner Company, including: (a) developing, manufacturing, distributing, marketing, licensing and selling pharmaceutical or nutritional products in the medium of soft gelatin or otherwise, including but not limited to all of the following products and technologies: (i) Soflet® gelcaps, (ii) EnteriCare™, (iii) Chewels™, (iv) LiquiSoft™, (v) EcoCaps™, (vi) Versatrol™, (vii) Solvatrol and (viii) Enhanced Absorption; (b) research and development services, including but not limited to, development of drug delivery technologies and products; and (c) contract manufacturing of products.

“Provisional Purchase Price Calculation” has the meaning given that term in Section 2.3(a).

“Purchase Price” means the Enterprise Value plus the Working Capital Overage, if any, plus the Banner Cash as at the Closing, minus the sum of (a) the Seller Transaction Expenses as at the Closing, (b) the Funded Indebtedness as at the Closing, (c) an amount equal to the Banner US Debt Purchase Price and (d) the Working Capital Underage, if any.

“Purchase Price Confirmation” has the meaning given that term in Section 2.3(c).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reference Statement Date” means January 1, 2012.

“Required Information” has the meaning given that term in Section 6.5(b).

“Retention Incentive Plan” means that certain Retention Incentive Plan dated as of June 21, 2012 adopted by VION pursuant to which certain employees of the Banner Companies named pursuant thereto will receive bonuses or other payments paid by Seller if the Closing occurs.

“Rousselot” means each of Rousselot Inc. and its Affiliates that are engaged in the business of manufacturing and selling gelatin.

“Rousselot Sales Representative” has the meaning given that term in Section 7.11(b).

“Rousselot Supply Agreement” means a supply agreement, effective as of the Closing Date, between Banner US and Rousselot, in a form and substance reasonably acceptable to Seller and Buyer, certain of the material terms of which are set forth on Exhibit D.

“Securities Act” has the meaning given that term in Section 5.6.

“Section 338(g) Election” has the meaning given that term in Section 7.2(k).

“Securities Disclosure Laws” has the meaning given that term in Section 7.4.

“Seller” has the meaning given that term in the introductory paragraph of this Agreement.

“Seller Indemnified Party” has the meaning given that term in Section 9.2.

“Seller’s Auditors” means, with respect to Sobel USA and its Subsidiaries, Smith Leonard PLLC, and, with respect to Banner Europe, BDO Audit & Assurance B.V.

“Seller’s Fundamental Representations” means the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.21.

“Seller’s Knowledge” and variations of it when used with respect to Seller or VION means the actual knowledge of (i) any executive officer of Seller or of VION, or (ii) any member of the Global Leadership Team as of the date of this Agreement and as of the Closing (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), after reasonable due inquiry.

“Seller Related Deliverables” means (i) the definitive executed financing documentation, (ii) documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT and (iii) the Closing Date Collateral (as defined in the Debt Financing Commitments) of the Banner Companies, in each case, reasonably required to be delivered to any Financing Sources pursuant to the Debt Financing Commitments as a condition to the availability of the Debt Financing to Buyer; provided that the effectiveness of all Seller Related Deliverables shall be subject to the occurrence of the Closing.

“Seller Related Parties” has the meaning given that term in Section 10.3(b).

“Seller Transaction Expenses” means all fees, costs, expenses and disbursements that have not been paid prior to the Closing (including, without limitation, all fees, costs and expenses of attorneys, investment bankers, accountants and other professional advisors) incurred by the Banner Companies or Seller or VION (in either case, to the extent any Banner Company is responsible for payment thereof) in connection with the negotiation, preparation, execution or consummation of the Transaction Documents and the Initial Retention Incentive Plan Amount.

“Settlement Date” has the meaning set forth in Section 2.3(d).

“Shares” has the meaning given that term in the second recital.

“Sobel USA” has the meaning given that term in the first recital.

“Sobel USA Shares” has the meaning given that term in the second recital.

“Son Pension Fund” means Stichting Pensioenfonds Son, a foundation existing under Dutch law that is managed by VION and which administers the Banner Europe Pension Plan together with the pension plans of certain other Dutch Affiliates of VION.

“Stay Bonus/CIC Amount” means an amount equal to three million dollars ($3,000,000).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” means any corporation or other business entity, whether or not incorporated, of which at least fifty percent (50%) of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other Persons performing similar functions with respect to such entity, is owned directly or indirectly by such Person.

“Target Working Capital” means seventy-three million seven hundred thousand Dollars ($73,700,000).

“Tax” or “Taxes” means (i) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, fine or addition imposed by any Taxing Authority with respect to any such taxes or the failure to comply with any requirement imposed with respect to any Tax Return, whether disputed or not, or (ii) any liability for, or liability determined by reference to, the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor or as a result of similar liability, by operation of law or by Contract.

“Tax Benefit” means the actual reduction in cash of Taxes paid based on the actual Taxes paid compared to a hypothetical calculation that omits the relevant item of deduction or loss. Notwithstanding anything to the contrary contained in this Agreement, a Tax Benefit shall not be treated as having been “actually realized” prior to the date the annual Tax Return for the applicable taxable year has been filed with the applicable Taxing Authority.

“Tax Claim Notice” has the meaning given that term in Section 7.2(h)(i).

“Tax Proceeding” has the meaning given that term in Section 7.2(h)(i).

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document) or any Contract relating or attributable to Taxes with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax or Tax Return, the governmental authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such governmental authority.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Escrow Agreement and any other agreement entered into or document or certificate delivered by the parties as a result of the transactions contemplated herein.

“Transfer Taxes” has the meaning given that term in Section 7.2(f).

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Third Party Proceeding” has the meaning given that term in Section 9.3(a).

“Unaudited Interim Financial Statements” means the unaudited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the period ending September 30, 2012, for (a) Sobel USA and its Subsidiaries and (b) Banner Europe attached as Section 1.1C of the Disclosure Letter.

“VION” has the meaning given that term in the introductory paragraph of this Agreement.

“VION Credit Facility Guarantees” means the guarantees given by certain of the Banner Companies of obligations owing by VION and its Affiliates under certain credit facility agreements of VION and its Affiliates, which guarantees are listed in Section 1.1D of the Disclosure Letter (collectively, the “Guarantees”).

“VION Financial” means VION Financial Services B.V., an Affiliate of VION.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.

“Working Capital” means Current Assets minus Current Liabilities, in each case as of the Closing Date (immediately prior to the Closing).

“Working Capital Estimate” has the meaning given that term in Section 2.3(a).

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Working Capital Estimate.

Section 1.2     Construction.

(a)      Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words of any gender include each other gender; (v) words defined in the singular have the parallel meaning in the plural and vice versa; (vi) references to “written” or “in writing” include in electronic form; (vii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Letter; and (viii) all recitals, Sections, Articles and Sections of the Disclosure Letter referred to herein are, respectively, recitals, Sections and Articles of, and Sections of the Disclosure Letter to, this Agreement.

(b)      Headings as to the contents of particular Articles and Sections are for convenience only and are in no way to be construed as part of this Agreement.

(c)      Any reference to “days” means calendar days unless Business Days are expressly specified and any reference to “$” means United States dollars.

(d)      The Disclosure Letter to this Agreement is incorporated herein by reference and made a part hereof for all purposes.

(e)      When a reference is made in this Agreement to this Agreement, such reference shall include all permitted amendments.

ARTICLE II

THE SALE AND PURCHASE

Section 2.1     Sale and Purchase of the Shares.   Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and take delivery of, the Shares, free and clear of all Encumbrances.

Section 2.2     Purchase Price.     Subject to adjustment as set forth in Section 2.3, the consideration to be paid by Buyer to Seller for the Shares shall be the Purchase Price. The allocation of the Purchase Price between the Sobel USA Shares and the Banner Europe Shares shall be determined in accordance with Section 7.2(m)(i).

Section 2.3     Provisional Purchase Price Calculation; Working Capital Adjustment; Purchase Price Settlement.

(a)      Three (3) Business Days prior to the Closing, Seller shall provide to Buyer a certificate signed by the Chief Financial Officer and Treasurer of Banner US and an authorized officer of Banner Europe and Seller (the “Provisional Purchase Price Calculation”) setting forth a good faith estimate of (i) Working Capital (the “Working Capital Estimate”), prepared consistent with the example calculation attached hereto as Exhibit E, and the resulting Working Capital Overage or Working Capital Underage, (ii) the amount of Funded Indebtedness at the Closing and the lender to whom it is owed, (iii) the amount of the Banner US Debt as at the Closing, (iv) the amount of Banner Cash as at the Closing, (v) Seller’s Transaction Expenses as at the Closing and (vi) a provisional calculation of the Purchase Price determined and calculated in accordance hereof, in each case in form and substance reasonably acceptable to Buyer. For purposes of the Provisional Purchase Price Calculation, all non-U.S. Dollar amounts shall be converted to U.S. Dollars at the exchange rate prevailing on the date of such calculation in accordance with the applicable exchanges rates published on such date by the Wall Street Journal. Following delivery of the Provisional Purchase Price Calculation, Seller shall afford, and shall cause the Banner Companies to afford, to Buyer and any accountants, counsel or financial advisors retained by Buyer in connection with the review of the Provisional Purchase Price Calculation, direct access during normal business hours upon reasonable advance notice to all the properties, books, Contracts, personnel, representatives (including Seller’s accountants) and records of the Banner Companies and such representatives (including the work papers of Seller’s accountants) relevant to the review of the Provisional Purchase Price Calculation.

(b)      Not less than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer copies of payoff letters (the “Payoff Letters”) from each of the Banner Companies’ lenders or agents, including, without limitation, Seller, VION and their respective Affiliates, with respect to all Indebtedness (other than the Banner US Debt) of each Banner Company as of the Closing Date, which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all such Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the agreements, notes and related instruments evidencing such Indebtedness shall be terminated and obligations of the Banner Companies relating to any such Indebtedness shall be released and (iii) state that all Encumbrances, guarantees and agreements to subordinate in connection therewith relating to the assets and properties of the Banner Companies securing such Indebtedness shall be, upon the payment of the Payoff Amount, released and terminated. Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions to facilitate the termination of the agreements, notes and related instruments evidencing such Indebtedness, the repayment in full of all Indebtedness (other than the Banner US Debt) then outstanding thereunder and the release of all Encumbrances and the termination of all guarantees on the Closing Date prior to the Closing; provided that this Section 2.3(b) shall not require Seller or any Banner Company to cause such repayment, release and termination unless the Closing shall occur substantially concurrently and Buyer shall fully perform its obligations under Sections 3.2(b) and 3.2(c).

(c)      Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a combined balance sheet of (A) Sobel USA and its Subsidiaries and (B) Banner Europe, as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), and (ii) a certificate (the “Purchase Price Confirmation”) showing (A) a calculation of the Working Capital as reflected on the Closing Date Balance Sheet (the “Closing Date Working Capital”) and the resulting Final Working Capital Overage or Final Working Capital Underage and any difference between such amount and the amount of Working Capital Overage or Working Capital Underage set forth on the Provisional Purchase Price Calculation, (B) the amount of Banner Cash reflected on the Closing Date Balance Sheet and any difference between such amount and the amount of Banner Cash set forth on the Provisional Purchase Price Calculation, (C) the amount of Seller’s Transaction Expenses as of the Closing Date and any difference between such amount and the amount of Seller’s Transaction Expenses set forth on the Provisional Purchase Price Calculation and (D) the exchange rates used in preparing the Provisional Purchase Price Calculation, the exchange rates prevailing on the Closing Date (as published in that day’s Wall Street Journal) and any difference in the Purchase Price calculation resulting from calculating the Purchase Price on the basis of the Closing Date exchange rates (the sum of the differences in (A), (B), (C) and (D), collectively, the “Closing Cash Difference”) and the party to whom such Closing Cash Difference is owed. Each party shall provide reasonable access to the appropriate personnel of the other party and all supporting financial statements, worksheets and other documentation used to determine the Closing Date Balance Sheet and the Closing Date Working Capital.

(d)      Seller shall have a period of thirty (30) days after delivery of the Closing Date Balance Sheet and the calculations of the Closing Date Working Capital and Closing Cash Difference to present in writing to Buyer any objections (“Objection Notice”) that Seller may have to the Closing Date Balance Sheet and Buyer’s calculations of the Closing Date Working Capital and Closing Cash Difference, which writing shall set forth in reasonable detail the specific objections and basis therefor that Seller may have. If no objections are so presented by Seller within such thirty (30) day period, the Closing Date Balance Sheet and calculations of the Closing Date Working Capital and Closing Cash Difference so delivered by Buyer shall be deemed accepted by Seller. If Seller shall make any such objections as provided above, and the matters in dispute cannot be finally resolved in good faith by Buyer and Seller during the thirty (30) days after the delivery of such objections, then only the specific matters in dispute shall be submitted to and resolved, as exclusive remedy, by an independent accounting firm (the “Independent Accounting Firm”) jointly engaged by Buyer and Seller. The Independent Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other nationally recognized accounting firm as shall be agreed upon by Seller and Buyer in writing. Seller and Buyer agree to use commercially reasonable efforts to cause the Independent Accounting Firm to render a decision resolving the matters submitted to it for review within thirty (30) days. With respect to each matter in dispute, the Independent Accounting Firm’s decision must be an amount between or equal to Seller’s position as set forth in the Objection Notice and Buyer’s position as set forth in the Closing Date Balance Sheet and related calculations. The Independent Accounting Firm, acting in its capacity as an expert and not as an arbitrator, (i) shall limit its review to matters specifically set forth as a disputed item in such Objection Notice (other than those items thereafter resolved by mutual written agreement of Seller and Buyer), (ii) shall make its determination solely based on presentations and supporting material provided by Buyer and Seller and not pursuant to an independent review, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions included herein. Subject to the immediately preceding sentence, the determination made by such firm shall be conclusive and binding on the parties hereto. Seller and Buyer agree that judgment may be entered upon the determination of the Independent Accounting Firm in any jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Independent Accounting Firm shall be allocated between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted. The date on which the Closing Date Balance Sheet and the calculations of the Closing Date Working Capital and Closing Cash Difference are finally determined pursuant to this Section 2.3 shall hereinafter be referred to as the “Settlement Date.”

(e)      Within five (5) Business Days after the Settlement Date, the party owing the finally determined Closing Cash Difference shall pay such amount to the other party. Concurrently with such payment, Seller shall pay to Buyer or Buyer shall set off from any payment due to Seller, the Final Retention Incentive Plan Amount. Any payment required pursuant to this Section 2.3(e) shall be by the transfer of immediately available funds for credit to the recipient at a bank account designated by such recipient in writing. Escrow Fund A shall be available to Buyer to satisfy any payment obligations of Seller to Buyer under this Section 2.3(e), as set forth in Section 2.4(a) and the Escrow Agreement; provided, however, that nothing in Section 2.4(a) or the Escrow Agreement shall, or shall be construed to, limit any payment obligation of Seller to Buyer under Section 2.3(e), in the event that the sum of the Closing Cash Difference plus the Retention Incentive Plan Amount exceeds Escrow Fund A.

Section 2.4     Escrow.

(a)      Escrow Fund A will be held by the Escrow Agent until no later than five (5) Business Days after the Settlement Date, subject to the terms of the Escrow Agreement, and will be disbursed, solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement, as follows:

(i)      in the event that the Closing Cash Difference is owed by Seller, (i) to Buyer, in an amount equal to the lesser of (A) Escrow Fund A and (B) the sum of the Closing Cash Difference plus the Final Retention Incentive Plan Amount, and (ii) to Seller, the balance, if any, of Escrow Fund A not otherwise distributed to Buyer;

(ii)      in the event that the Closing Cash Difference is owed by Buyer, (i) to Seller, the amount equal to the lesser of (A) Escrow Fund A and (B) the total of the Closing Cash Difference plus Escrow Fund A less the Final Retention Incentive Plan Amount, and (ii) to Buyer, the balance, if any, of Escrow Fund A not otherwise distributed to Seller; or

(iii)      in the event that the Closing Cash Difference is equal to zero, (i) to Buyer, the lesser of (A) Escrow Fund A and (B) the Final Retention Plan Amount, and (ii) to Seller, the balance, if any, of Escrow Fund A not otherwise distributed to Buyer.

(b)      The Stay Bonus/CIC Amount will be held by the Escrow Agent until no later than thirty (30) days after the eighteen (18) month anniversary of the Closing Date, subject to the terms of the Escrow Agreement, and will be disbursed, solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement, as follows:

(i)      if (A) any Banner Company incurs an obligation to pay a stay bonus pursuant to any Change of Control Agreement Amendment or (B) Seller owes any amount to Buyer in accordance with Section 7.21, Buyer may certify in writing to Seller such amounts owed. Unless Seller objects in writing to such certification within five (5) Business Days after receipt thereof, such certification shall be deemed final, and Buyer and Seller shall instruct the Escrow Agent to disburse to Buyer, the amount so certified. If Seller so objects to such certified amount, Seller and Buyer shall promptly endeavor in good faith to resolve any such objection for a period of fifteen (15) days and if no resolution is reached thereafter, the objection shall be resolved by an Independent Accounting Firm in accordance with the dispute resolution procedures set forth in Section 2.3. Upon such resolution, Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Buyer, the portion of the Stay Bonus/CIC Amount to which Buyer is entitled, as determined through such resolution;

(ii)      within five (5) Business Days after the eighteen (18) month anniversary of the Closing Date, Buyer shall certify in writing to Seller the aggregate amount of all stay bonuses owing by the Banner Companies pursuant to the Change of Control Agreement Amendments which have not been paid as of such date and the aggregate amount of all claims that have been made alleging the Banner Companies’ failure to pay any such stay bonuses when due. Unless Seller objects in writing to such certification within five (5) Business Days after receipt thereof, such certification shall be deemed final, and Buyer and Seller shall instruct the Escrow Agent to disburse to Buyer, the amount so certified. If Seller so objects to such certified amount, Seller and Buyer shall promptly endeavor in good faith to resolve any such objection for a period of fifteen (15) days and if no resolution is reached thereafter, the objection shall be resolved by an Independent Accounting Firm in accordance with the dispute resolution procedures set forth in Section 2.3. Upon such resolution, Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Buyer, the portion of the Stay Bonus/CIC Amount to which Buyer is entitled, as determined through such resolution; and

(iii)      within five (5) Business Days after the payment of all amounts due to Buyer pursuant to Section 7.21 have been made, the balance, if any, of the Stay Bonus/CIC Amount not otherwise distributed to Buyer shall be released to Seller upon the joint instruction of Seller and Buyer to the Escrow Agent.

(c)      The Escrow Amount will be held as a trust fund and will not be subject to any Encumbrances, attachment, trustee process or any other judicial process of any creditor of any party.

ARTICLE III

CLOSING

Section 3.1     Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8.3, and subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, the closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) will take place at the offices of Becker, Glynn, Muffly, Chassin & Hosinski LLP, 299 Park Avenue, New York, New York 10171, at 10:00 a.m. local time, except for the execution of the Notarial Deed, which shall be held at the offices of the Civil Law Notary, Amsterdam, The Netherlands, on the later of: (i) December [13], 2012; or (ii) the third Business Day after all of the conditions to Closing set forth in Sections 8.1 and 8.2 have been satisfied or waived by the party entitled to waive the same, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or such other date as to which Buyer and Seller may agree in writing (the “Closing Date”).

Section 3.2     Closing Payments and Deliveries – Buyer.

(a)      At the Closing, Buyer shall pay to (i) Seller, the Purchase Price, as shown on the Provisional Purchase Price Calculation, in Dollars less the Escrow Amount, by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer not less than three (3) Business Days prior to the Closing and (ii) the Escrow Agent, the Escrow Amount, by wire of transfer of immediately available funds to an account designated by the Escrow Agent.

(b)      At the Closing, Buyer shall pay to VION Financial (i) the Banner US Debt Purchase Price and (ii) on behalf of Banner Canada, an amount equal to the portion of the

Funded Indebtedness owing by Banner Canada to VION Financial, each as shown on the Provisional Purchase Price Calculation and, with respect to Section 3.2(b)(ii), the applicable Payoff Letter. Such payments shall be made by wire transfer of immediately available funds to such account as Seller shall have specified in writing to Buyer not less than three (3) Business Days prior to the Closing.

(c)      At the Closing, Buyer shall pay or repay or shall cause the Banner Companies to pay or repay all Indebtedness of such companies, other than any Indebtedness purchased or repaid pursuant to Section 3.2(b), by wire transfer of immediately available funds as directed by the holders of such Indebtedness in the applicable Payoff Letters.

(d)      At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)      the Escrow Agreement, duly executed by Buyer;

(ii)      the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)     a certificate or certificates meeting the requirements of Section 8.2(a); and

(iv)     such other certificates or documents as Seller may reasonably request in order to evidence the performance by Buyer of its obligations under this Agreement or as may be necessary or reasonably requested to carry out the purposes of this Agreement.

Section 3.3     Closing Deliveries – Seller.  At the Closing, Seller and VION shall deliver or cause to be delivered to Buyer the following:

(a)      the Escrow Agreement, duly executed by Seller, VION and Escrow Agent;

(b)      a share certificate representing the Sobel USA Shares, duly endorsed or accompanied by a stock power duly endorsed, in favor of Buyer or Buyer’s designee;

(c)      the Assignment and Assumption Agreement, duly executed by VION Financial and acknowledged by Banner US;

(d)      the Rousselot Supply Agreement, duly executed and delivered by Rousselot and Banner US;

(e)      the Mexican Intercompany Note, duly executed and delivered by Banner Canada and Gelcaps;

(f)      a certificate or certificates meeting the requirements of Section 8.1(a);

(g)      landlord consents, in form and substance reasonably acceptable to Buyer, duly executed and delivered by the lessor under the leases listed on Section 8.1(b)(vi) of the Disclosure Letter;

(h)      duly executed letters of resignation, as a director or as an officer only, of those directors and officers of the Banner Companies listed in Section 3.3(f) of the Disclosure Letter;

(i)      an affidavit, sworn under penalties of perjury, stating that Sobel USA is not a United States real property holding corporation (as defined in Code §897(c)(2)) during the applicable period specified in Code §897(c)(1)(A)(ii), dated as of the Closing Date and in the form and substance required under Code §1445(b)(3) and the Treasury Regulations promulgated thereunder so that Buyer is exempt from withholding any portion of the Purchase Price thereunder (the “FIRPTA Affidavit”); and

(j)      such other information, certificates or documents as Buyer may reasonably request in order to evidence the performance by Seller of its obligations under this Agreement or as may be necessary or reasonably requested to carry out the purposes of this Agreement (including for the avoidance of doubt, the Seller Related Deliverables on or prior to the time required for delivery of such Seller Related Deliverables as set forth in the Debt Financing Commitments).

Section 3.4     Closing Deliveries – Buyer and Seller.  At the Closing, Seller shall transfer the Banner Europe Shares to Buyer, and procure that Banner Europe acknowledges such transfer, by executing, and causing Banner Europe to execute, the Notarial Deed before the Civil Law Notary and by immediately entering such transfer in its shareholder register. Buyer shall accept the Banner Europe Shares by executing the Notarial Deed at the Closing before the Civil Law Notary.

Section 3.5     Simultaneity.  Except as otherwise contained in this Agreement, all actions to be taken at the Closing shall be deemed, to the extent feasible, to have taken place simultaneously, unless explicitly stated otherwise. Any action, the taking of which is a necessary condition to the taking of any other action, shall be taken subject to the commission of all other actions to be taken at the Closing or take place immediately thereafter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND VION

Seller and VION hereby jointly and severally represent and warrant to Buyer as follows as of the date hereof and as of the Closing Date:

Section 4.1     Organization and Authority of Seller and VION.   Each of Seller and VION is a corporation duly organized and validly existing under the laws of The Netherlands. Each of Seller and VION has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.2     Authorization; Enforceability.  The execution and delivery of the Transaction Documents on behalf of each of Seller and VION and the performance by each of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate and other proceedings of Seller and VION and no further actions on the part of Seller or VION are necessary to approve and authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Each of Seller and VION has duly executed and delivered the Transaction Documents required to be executed by it, and the Transaction Documents constitute the legal, valid and binding obligations of each of Seller and VION, enforceable against each in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors’ rights and to general principles of equity.

Section 4.3     Organization and Authority of Banner Companies.   Each of the Banner Companies is duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its organization as set forth on Section 1.1A of the Disclosure Letter, and each of them has all necessary corporate or other power and authority to own, operate or lease its properties and carry on its business as now conducted. Each of the Banner Companies is duly qualified to do business and, if applicable, is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.4     Shares; Capitalization.

(a)      Banner Company Shares.  The authorized capital stock of each of the Banner Companies and the number of shares of capital stock issued and outstanding by each of them are listed on Section 4.4 of the Disclosure Letter. All of the issued and outstanding shares of capital stock of the Banner Companies (the “Banner Company Shares”) are owned of record and beneficially by the company listed next to such Banner Company on Section 4.4 of the Disclosure Letter, constitute the percentage of the total number of outstanding shares of such Banner Company shown opposite its name on Section 4.4 of the Disclosure Letter, and are free and clear of any and all Encumbrances, except for the Encumbrances shown on Section 4.4 of the Disclosure Letter, all of which shall be removed and released at or prior to the Closing. All of the Banner Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the Banner Companies has shares or other equity securities reserved for issuance or outstanding options, warrants, rights (including any preemptive rights), subscriptions, phantom stock, calls, commitments, interests in ownership or earnings or other equity equivalents or equity-based awards or rights, bonds, debentures or other indebtedness having the right to vote, or has entered into or incurred any other binding commitment or obligation, that could require any Banner Company to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other voting or equity securities, and none of them has granted to any Person any right to subscribe for or acquire from it any shares of its capital stock or other voting or equity securities, and no such securities, obligations or rights are outstanding. There are no voting trusts, proxies, shareholder agreements, registration rights agreements or other agreements to which Seller, VION or any Banner Company is a party with respect to the Banner Company Shares.

(b)      Subsidiaries.  Except as set forth on Section 4.4 of the Disclosure Letter, none of the Banner Companies (i) has any Subsidiaries or (ii) has any direct or indirect equity participation in any other Person.

(c)      Profit Sharing Rights.  Except as set forth on Section 4.4(c) of the Disclosure Letter, none of the Banner Companies has issued any profit sharing certificates, granted any other rights to share in its profits, or granted any other similar rights to any third party (including but not limited to employees) entitling such third parties to share in its profits.

(d)      Transfer of Title.  Upon (i) delivery of the Sobel USA Shares to Buyer and (ii) the execution of the Notarial Deed before the Civil Law Notary, each at the Closing, Buyer will acquire good and valid title to the Shares, free and clear of any and all Encumbrances.

Section 4.5     No Violation of Laws or Agreements; Consents.

(a)      No Violation of Laws or Agreements.  Except as set forth on Section 4.5(a) of the Disclosure Letter, none of the execution and delivery by Seller or VION of any Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the compliance with or fulfillment of the terms, conditions or provisions hereof by Seller or VION:

(i)      conflicts with or violates any provision of the Governing Documents of Seller, VION or any of the Banner Companies;

(ii)      conflicts with, breaches, constitutes a default (with or without the lapse of time, the giving of notice or both) or an event of default under any of the terms of, results in the termination of or gives rise to a right of termination, cancellation, loss of rights under, modification of any provisions of, increase in any payments or obligations pursuant to or accelerates the maturity of or creates any Encumbrance on any asset or property of any of the Banner Companies or under any lease, License, indenture, mortgage or any other Contract to which any of the Banner Companies is a party or by which any of their assets may be bound or affected; or

(iii)     violates any Legal Requirement to which any of the Banner Companies is subject or by which any asset of any of the Banner Companies is bound or affected.

(b)      Governmental Consents.  Except as set forth on Section 4.5(b) of the Disclosure Letter, no consent, approval or authorization by, or registration or filing with, any Governmental Authority is required to be obtained by Seller, VION or any Banner Company in connection with the execution or delivery by Seller or VION of this Agreement or the consummation by Seller or VION of the transactions contemplated hereby.

(c)      Dutch Works Council; SER Merger Code.  Seller has provided Buyer with (i) a copy of the Dutch Works Council’s advice and (ii) written confirmation that it has completed the obligations of Seller, Buyer and Banner Europe under the SER Merger Code (SER Fusiegedragsregels 2000) in relation to the transactions contemplated by this Agreement.

Section 4.6     Financial Statements; No Undisclosed Liabilities.

(a)      Seller has delivered true, correct and complete copies of the Audited Financial Statements to Buyer. The Audited Financial Statements (i) have been prepared in accordance with GAAP, and (ii) present fairly in all material respects the financial condition, results of operations, statements of cash flow and changes in shareholder equity of each of (i) Sobel USA and its subsidiaries and (ii) Banner Europe, in each case as at the dates and for the relevant periods indicated in accordance with GAAP applied on a consistent basis through the periods covered thereby.

(b)      Except as set forth on Section 4.6(b) of the Disclosure Letter, the Unaudited Interim Financial Statements (i) have been prepared in accordance with GAAP applied consistently through the periods covered thereby, and (ii) present fairly in all material respects the financial condition, results of operations, statements of cash flow and changes in shareholder equity of each of (i) Sobel USA and its Subsidiaries and (ii) Banner Europe, in each case as at the dates and for the relevant periods indicated in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise indicated therein or in the notes thereto); provided, however, that the Unaudited Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(c)      Except as set forth on Section 4.6(c) of the Disclosure Letter, each Banner Company maintains internal controls over financial reporting that provide reasonable assurance that: (i) receipts and expenditures are made, and access to each Banner Company’s assets are permitted only in accordance with, management’s authorization; (ii) each Banner Company’s books and records accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of such Banner Company; (iii) the reporting of the assets of each Banner Company is compared with existing assets at regular intervals; and (iv) transactions are recorded as necessary to permit preparation of financial statements of each Banner Company in accordance with GAAP and to maintain accountability for the assets of such Banner Company.

(d)      Except as set forth on Section 4.6(d) of the Disclosure Letter, neither (i) Sobel USA and its Subsidiaries, nor (ii) Banner Europe has any liabilities of a nature required by GAAP to be reflected in a balance sheet or in notes thereto, except those (A) reflected or reserved against in the Audited Financial Statements (or described in the notes thereto) or in the Unaudited Interim Financial Statements, (B) set forth or reflected in the Disclosure Letter hereto, or (C) incurred in the ordinary course of business consistent with past practice since the Reference Statement Date.

Section 4.7     No Changes.  Since the Reference Statement Date, except as set forth on Section 4.7 of the Disclosure Letter or as required by this Agreement, (a) the Business has been conducted in the ordinary course consistent with past practice, (b) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect, (c) none of the Banner Companies (i) has taken any action that, if taken, or (ii) failed to take any action, where such failure to take an action, after the date hereof, would constitute a violation of Sections 6.4 or 7.2(a) with respect to the Business, and (d) none of the Banner Companies has suffered any resignation of any of its key employees.

Section 4.8     Taxes

(a)      Liabilities.  Except as set forth on Section 4.8(a) of the Disclosure Letter, each of the Banner Companies has:

(i)      duly and timely filed as of the date hereof (or in the case of Banner Europe, has had income Tax Returns duly filed on its behalf), and as of the Closing Date will have so filed, with the appropriate federal, state, local or other Taxing Authorities all Income Tax, sales and other material Tax Returns required to be filed by or on behalf of such Banner Company, and all such Tax Returns have properly been completed in compliance with all applicable laws, and are true, complete and correct in all material respects;

(ii)      duly and timely paid (or as of the Closing Date shall have paid) all Taxes shown to be due on any such Tax Return, and to Seller’s Knowledge, all income, sales and other material Taxes of the Banner Companies due and owing for periods (or portions of periods) up to and including the Closing Date, whether or not shown on any Tax Return; and

(iii)     complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes, including amounts which each such Banner Company is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and such Taxes have been or will be duly and timely paid to the proper Taxing Authority responsible for the collection thereof, and each of the Banner Companies has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(b)      Tax Jurisdictions.  Except as set forth on Section 4.8(b) of the Disclosure Letter, to the Seller’s Knowledge, no Banner Company has or has had taxable presence in any state, territory or jurisdiction, other than states, territories or jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no Taxing Authority in any state, territory or jurisdiction where a Banner Company does not file Tax Returns has made a claim or otherwise asserted in writing that such Banner Company is or may be required to file Tax Returns in such state, territory or jurisdiction.

(c)      Encumbrances.  There are no Encumbrances relating or attributable to Taxes encumbering (and no Taxing Authority has made a written claim to encumber) the assets of any of the Banner Companies, except for statutory Encumbrances for current Taxes not yet due and payable or being contested in good faith. There are no Encumbrances relating or attributable to Taxes encumbering (and no Taxing Authority has made a written claim to encumber) the stock (or other equity interests) in any of the Banner Companies.

(d)      Except as set forth on Section 4.8(d) of the Disclosure Letter:

(i)      each of the Banner Companies has established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable, or that are being contested in good faith. Since the date of the Financial Statements, none of the Banner Companies has incurred any liability for Taxes other than in the ordinary course of business. The amount of the Banner Companies’ liability for unpaid Taxes for all periods (or portions of any periods) ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) of the Banner Companies as such accruals are reflected on the consolidated balance sheet of the Banner Companies as of the Closing Date;

(ii)      no Banner Company is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law); and

(iii)     no Banner Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)      change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Code §481 (or any similar provision of state, local or foreign law);

(B)      “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law) executed on or prior to the Closing Date;

(C)      intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law);

(D)      installment sale or open transaction disposition made on or prior to the Closing Date;

(E)      prepaid income received or accrued on or prior to the Closing Date;

(F)      method of accounting that defers the recognition of income to any period ending after the Closing Date; or

(G)      modification or forgiveness of any Indebtedness made on or prior to the Closing Date that, pursuant to Code §108(i) (or any similar provision of state, local or foreign law), defers the recognition of income to any period ending after the Closing Date;

(e)      Stock Distributions.  No Banner Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(f)      Audits; Examinations.  Except as set forth on Section 4.8(f) of the Disclosure Letter:

(i)      no foreign, federal, state or local tax audits or administrative or judicial Tax Proceedings are pending or, to Seller’s Knowledge, proposed with respect to any Banner Company;

(ii)      since December 31, 2009, no Banner Company has received from any Taxing Authority any written (A) notice or communication indicating intent to open an audit or other review, or (B) notice or communication of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against it;

(iii)     none of the Banner Companies has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired; and

(iv)     no Banner Company is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Treasury Regulation §1.6011-4(b)(2).

(g)      Agreements.  Except as set forth on Section 4.8(g) of the Disclosure Letter, no Banner Company is a party to, is bound by or has any obligation under, any Tax Sharing Agreement (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or, to the Seller’s Knowledge, any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired. Except as set forth on Section 4.8(g) of the Disclosure Letter, no Banner Company (A) has been a member of an affiliated group (within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated, unitary, combined or similar Tax Return (other than a group the common parent of which was a Banner Company), or (B) has any liability for the Taxes of any Person (other than any Banner Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor or as a result of similar liability.

(h)      Power of Attorney.  Except as set forth on Section 4.8(h) of the Disclosure Letter, no power of attorney with respect to Taxes that currently is in effect has been granted by Sobel USA or Banner US.

(i)       FIRPTA.  Sobel USA is not, and during the period specified in Code §897(c)(1)(A)(ii) has not been, a “United States real property holding corporation” within the meaning of Code §897(c)(2).

(j)       Section 6038A Compliance.  The Banner Companies have filed all reports and have created or retained all records required under Code §6038A with respect to its ownership by and transactions with related parties. Each related foreign Person required to maintain records under Code §6038A with respect to transactions between the Banner Company and the related foreign Person has maintained such records. All documents that are required to be created or preserved by the related foreign Person with respect to transactions with such Banner Company are either maintained in the United States, or such Banner Company is exempt from the record maintenance requirements of Code §6038A with respect to such transactions under Treasury Regulation §1.6038A-1. No Banner Company is a party to any record maintenance agreement with the Internal Revenue Service with respect to Code §6038A. Each related foreign Person that has engaged in transactions with a Banner Company has authorized such Banner Company to act as its limited agent solely for purposes of Code §7602, §7603, and §7604 with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with such Person, and each such authorization remains in full force and effect.

(k)      Except for any consolidated Dutch Tax Returns of VION in which Banner Europe is included, Seller has delivered or made available to Buyer: (i) correct and complete copies of all Tax Returns required to be filed by each of the Banner Companies for which the statute of limitations has not expired, including all Internal Revenue Service Forms 1120 Schedule UTP; and (ii) all Tax Sharing Agreements for which any of the Banner Companies is a party (or for which any of the Banner Companies could have any liability thereunder).

(l)      Sobel USA has reported on Internal Revenue Service Form 1120 Schedule UTP each federal income Tax position taken by Sobel USA on any federal income Tax Return filed by it for the current Tax year or an earlier Tax year with respect to which Sobel USA (i) has recorded a reserve with regard to that Tax position for U.S. federal Income Tax in the Financial Statements or (ii) did not record a reserve for the Tax position because Sobel USA expects to litigate the position.

(m)     None of the Banner Companies has received or accrued income (or would have accrued income if the Closing Date was the last day of the taxable year) that will be required to be included in the income of a “United States shareholder” (as defined under Code §951(b) or similar provision of state or local law) in any taxable period (including any Straddle Period) that is related or attributable to (i) “subpart F income” (within the meaning of Code §952 or similar provision of state or local Law) or (ii) the holding of “United States property” (within the meaning of Code §956 or similar provision of state or local law) on or prior to the Closing Date.

(n)      Except as set forth in Section 4.8(n) of the Disclosure Letter, (i) none of the Banner Companies have any liability under Code §482 (or similar provisions of state, local or foreign law); (ii) each of the Banner Companies has maintained adequate documentation and records (as required by Code §482 and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign law) to avoid penalties imposed under the Code (or under any similar provision of state, local or foreign law); and (iii) Seller has provided or made available such documentation and records to Buyer on or prior to the date hereof.

(o)      Each of the Banner Companies has (i) complied, in all material respects, with the requirements and provisions of any applicable valued-added and other similar Tax legislation and all regulations and orders thereunder, (ii) made and maintained accurate up-to-date records, invoices, accounts and other documents required by or necessary for the purpose of such value-added and/or similar Tax legislation and (iii) timely made all payments and filed all Tax Returns required pursuant to such value-added and/or similar Tax legislation. Except as set forth in Section 4.8(o) of the Disclosure Letter, (x) none of the Banner Companies has performed any activities which are exempt from value-added Tax, and no reduced deduction of input value-added Tax on received deliveries and services and on any import has or will occur and (y) each of the Banner Companies is registered for value-added Tax purposes only in the jurisdiction in which it is incorporated.

Section 4.9     Real Property.

(a)      Section 4.9(a) of the Disclosure Letter sets forth the owner, address and description of each real property owned by a Banner Company or for which it holds in The Netherlands a right of superficies (opstalrecht) (the “Owned Real Property”). Except as set forth on Section 4.9(a) of the Disclosure Letter, with respect to each Owned Real Property:

(i)       the Banner Companies have good and marketable fee simple title, free and clear of all Encumbrances, except only for the Permitted Encumbrances, and Seller has made available to Buyer true, correct and complete copies of each deed for each parcel of Owned Real Property and all title insurance policies and surveys issued to or prepared at the request of a Banner Company that relate to the Owned Real Property;

(ii)      no Banner Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii)     there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(iv)     to Seller’s Knowledge, all structural elements of the buildings, structures and improvements on the Owned Real Property are in working condition, sufficient for the current operation of the Owned Real Property and, to Seller’s Knowledge, there are no proceedings instituted or threatened by any Governmental Authority to condemn or acquire the Owned Real Property or any portion thereof, by eminent domain;

(v)      there are no outstanding material violations of any covenant, condition or restriction affecting such Owned Real Property; and

(vi)     there exists no default under any mortgage, nor any event which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default thereunder by any party thereto. Seller has delivered or made available to Buyer a true and complete copy of all mortgage loan agreements and any modifications or amendments of such mortgage loan agreements and documents relating to such mortgage loan agreements, affecting each Owned Real Property.

(b)      Section 4.9(b) of the Disclosure Letter sets forth (i) the address of each real property currently leased or subleased to or by a Banner Company, as lessee or sublessee (the “Leased Real Property”), and (ii) a true and complete list of all leases and subleases, and all modifications and amendments of and agreements relating to such leases and subleases (such leases and subleases, as modified and amended, collectively, the “Leases” or individually a “Lease”) for each such Leased Real Property. Seller has delivered or made available to Buyer a true and complete copy of each such Lease. Except as set forth in Section 4.9(b) of the Disclosure Letter, with respect to each of the Leases:

(i)      such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)      the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)     none of the Banner Companies has assigned any of its Leases or any interest in such Leases or sublet any portion of the premises leased to them under such Leases;

(iv)     to Seller’s Knowledge, all structural elements of the buildings, structures and improvements on the Leased Real Property are in working condition, sufficient for the current operation of the Leased Real Property and, to Seller’s Knowledge, there are no proceedings instituted or threatened by any Governmental Authority to condemn or acquire the Leased Real Property or any portion thereof, by eminent domain; and

(v)      to Seller’s Knowledge, there exists no monetary or material non-monetary default under any Lease, nor any event which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default thereunder by any party thereto.

(c)      To Seller’s Knowledge, all of the land, buildings and structures used by the Banner Companies in the conduct of the Business are included in the Owned Real Property or Leased Real Property and the Owned Real Property and use of the Owned Real Property and Leased Real Property conforms with all Legal Requirements.

Section 4.10   Title to Fixed and Tangible Assets; Condition of Fixed and Tangible Assets.  The Banner Companies have good and marketable title, or right to the fixed and tangible assets used by them in the Business, including all such assets reflected in the Financial Statements, other than the fixed or tangible assets leased by them. All such assets are free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth in Section 4.10 of the Disclosure Letter, the Banner Companies have valid leasehold interests in any fixed or tangible assets leased by them, and none of the Banner Companies that is a party to any such lease is, or with the passage of time or giving of notice will be, in default or breach in any material respect under any such lease. The fixed and tangible assets currently used by the Banner Companies in the Business, taken as a whole, are in good operating condition, subject to ordinary wear and tear and to routine maintenance and repairs that would not (alone or in the aggregate) be material to the Business.

Section 4.11   Sufficiency of the Assets.  Except as set forth on Section 4.11 of the Disclosure Letter, (i) the assets of the Banner Companies owned or leased by them constitute all of the assets required for the continued operation of the Business by Buyer following Closing substantially as currently operated and (ii) there are no assets or properties used in the operation of the Business that are owned by any Person other than the Banner Companies, except for the Leased Real Property and assets validly leased by the Banner Companies.

Section 4.12   Litigation.  Except as set forth on Section 4.12 of the Disclosure Letter, as of the date hereof there are no investigations or Actions or Proceedings, at law or in equity, by, against, or affecting any Banner Company or any of their respective assets or, to Seller’s Knowledge, threatened against any Banner Company in which there has been asserted against a Banner Company a claim for more than fifty thousand dollars ($50,000) or a claim for monetary damages in an unspecified amount in which a claim for more than $50,000 could reasonably be expected, or in which a claim for injunctive or other similar relief has been asserted against any Banner Company.

Section 4.13   Compliance With Laws; Licenses.

(a)      Except as set forth on Section 4.13 of the Disclosure Letter and except with respect to food and drug regulatory matters and environmental matters (which the parties agree shall be dealt with solely pursuant to Sections 4.14 and 4.19, respectively), (i) each Banner Company is, and at all times since January 1, 2010, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets, and (ii) no Banner Company has received, at any time since January 1, 2010, any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

(b)      Except (x) as set forth on Section 4.13 of the Disclosure Letter, and (y) with respect to food and drug regulatory matters and environmental matters (which the parties agree shall be dealt with solely pursuant to Sections 4.14 and 4.19, respectively):

(i)       each Banner Company owns or validly holds all Licenses that are material to its Business or operations;

(ii)      each such License is valid, binding and in full force and effect; and

(iii)     no Banner Company is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) or noncompliance under any such License.

Section 4.14   Regulatory Matters.

(a)      Except as set forth on Section 4.14(a) of the Disclosure Letter, the Banner Companies are in compliance in all material respects with the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §201, et seq., its implementing regulations, 21 C.F.R. §1, et seq., and with all applicable guidances, standards or policies issued by the FDA and with all applicable legislation, regulations, guidances, standards and policies issued by comparable Governmental Authorities in other jurisdictions including without limitation: (i) requirements for, or exemption from, premarket notification and/or premarket approval prior to introduction of products into commerce; (ii) requirements for conformance with existing standards; (iii) requirements for manufacturer registration and listing; (iv) requirements for advertising, labeling and promotion of products; and (v) all applicable Legal Requirements of the FDA and other Governmental Authorities with respect to testing, manufacturing, labeling, storing, promoting, marketing, advertising, transporting, importing, distribution, sale and pharmacovigilance of their Products and Services as well as with respect to the importation, acquisition and processing of any raw materials used in the manufacturing of such Products and Services. The Banner Companies are in compliance in all material respects with all applicable registration and listing requirements set forth at 21 U.S.C. §360 and all similar applicable Legal Requirements, as well as any good manufacturing practices (GMPs) applicable to the Banner Companies established by any Governmental Authority.

(b)      Set forth on Section 4.14(b) of the Disclosure Letter is: (i) a list of all Forms 483, Warning Letters, Untitled Letters, Notices of Adverse Findings, audit reports, establishment inspection reports and other similar communications noting deficiencies received by any of the Banner Companies from any Governmental Authority, a description of any written response of such Banner Company to any of the foregoing and the outcome, since January 1, 2010; (ii) a list of all serious adverse event reports and periodic adverse event reports filed by any of the Banner Companies with any Governmental Authority since January 1, 2010, including any material correspondence or other material documents relating thereto; (iii) a schedule of all payouts made by any of the Banner Companies, since January 1, 2010, to third parties (including any study subjects) in respect of claims relating to the Products and Services; and (iv) a schedule of all actual or threatened claims made by third parties (including study subjects), since January 1, 2010, relating to the Products and Services. Except as set forth in Section 4.14(b) of the Disclosure Letter, the Banner Companies are not subject to any enforcement, regulatory or administrative Actions or Proceedings by the FDA or any other Governmental Authority and, to Seller’s Knowledge, no such Actions or Proceedings have been threatened by any Governmental Authority that would have a Material Adverse Effect. There is no civil, criminal or administrative action, suit, claim, complaint, hearing, demand letter, warning letter, Actions or Proceeding pending or, to Seller’s Knowledge, any investigation pending against any of the Banner Companies that would have a Material Adverse Effect. To Seller’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to or lead to any such action, suit, claim, complaint, hearing, investigation, written notice, demand letter, warning letter, Actions or Proceedings or written request for information. True and complete copies of all items described in Section 4.14(b) of the Disclosure Letter have been delivered or provided to Buyer.

(c)      Set forth on Section 4.14(c) of the Disclosure Letter is a list, as of the date hereof, of (i) all FDA Applications (other than any FDA Applications that are drug master files or that were filed prior to January 1, 2010 and which do not pertain to any currently marketed, pending or proposed products) and all similar types of applications in other jurisdictions that have been made on behalf of any Banner Company since January 1, 2010, including all supplements and amendments thereto, (ii) the name of each of the products, (iii) the entity holding each regulatory approval, (iv) the reference number and (v) the date on which the regulatory approval has been granted. The Banner Companies are the sole legal owners of the regulatory approvals and related registration files for all products covered by the FDA Applications and other similar applications listed in Section 4.14(c) of the Disclosure Letter.

(d)      No Banner Company has received any notification from any Governmental Authority since January 1, 2010, indicating that any of its products are misbranded or adulterated as defined in 21 U.S.C. §321, et seq., as amended, and the rules and regulations promulgated thereunder or comparable Legal Requirements in any jurisdiction.

(e)      Except as described on Section 4.14(e) of the Disclosure Letter, since January 1, 2010, there have been no voluntary or involuntary product recalls or withdrawals conducted by or issued to any Banner Company and no requests from the FDA or any other comparable Governmental Authority requesting any Banner Company to cease to investigate, test, manufacture, transport, promote, market, advertise, import, export, distribute or sell any products of the Banner Companies. There are no safety or quality related issues regarding any product of the Banner Companies that is likely to result in a correction or removal of such product.

(f)      No Banner Company, nor, to Seller’s Knowledge, any current officers employees or agents of any Banner Companies, have (i) been disbarred or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§335a, 335b or 335c or any equivalent provisions in any other jurisdiction; (ii) been excluded or received notice of action or threat of action with respect to exclusion under the provisions of 42 U.S.C. § 1320a or any equivalent provisions in any other jurisdiction; or (iii) within five (5) years of the date hereof, been subject to any other enforcement action involving any Governmental Authority. To Seller’s Knowledge, no officer, employee or agent of any of the Banner Companies has committed an act, made a material statement or failed to make a material statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). No Banner Company, and no officer, employee or, to Seller’s Knowledge, agent of any of the Banner Companies has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. §335a.

(g)      The tests and preclinical and clinical studies conducted by or on behalf of the Banner Companies since January 1, 2010 to date were, and if still pending, are being, conducted in accordance with the protocols submitted to the FDA or any foreign Governmental Authority exercising comparable authority, procedures and controls pursuant to current good laboratory practices, good clinical practices and in compliance in all material respects with all applicable Legal Requirements, including, but not limited to 21 C.F.R. Parts 50, 54, 58, 312, and 812. None of the Banner Companies have received any written notices, correspondence or other communication from an Institutional Review Board, ethics committee, the FDA or any other Governmental Authority withdrawing IND or IDE Approval or requiring the termination, suspension or modification of any clinical, pre-clinical, or other studies or tests. To the Seller’s Knowledge, no investigator conducting any clinical studies or tests for which the Banner Companies are acting as sponsor or clinical research organization CRO has been disqualified by the FDA under 21 C.F.R. §§ 312.70 or 812.119, or comparable Legal Requirements of other jurisdictions.

Section 4.15   Improper and Other Payments.

(a)      None of the Banner Companies, any of their respective directors, officers, or employees or, to Seller’s Knowledge, other representative of the Banner Companies or its Subsidiaries or any Person acting on behalf of any of them, has (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority, including any publicly-owned hospitals, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) made or paid any improper foreign payment (as defined in The Foreign Corrupt Practices Act of 1977, as amended).

(b)      To Seller’s Knowledge, the internal accounting controls of the Banner Companies are adequate to detect any of the foregoing under current circumstances.

Section 4.16   Intellectual Property.

(a)      Section 4.16 of the Disclosure Letter sets forth a true, correct and complete list of all Intellectual Property owned, filed or licensed by the Banner Companies (other than commercially available, off-the-shelf software programs), and, with respect to registered Marks, all jurisdictions in which they are registered. The Banner Companies are the sole and exclusive beneficial and, with respect to applications and registrations, record owners of all of such Patents, Marks, and Copyrights listed in Section 4.16 of the Disclosure Letter. All owned Company Intellectual Property is owned free and clear of any and all Encumbrances, except as noted in Section 1.1D of the Disclosure Letter.

(b)      To Seller’s Knowledge, except as set forth on Section 4.16 of the Disclosure Letter, (i) no Person is engaging in any activity that infringes, dilutes, or otherwise violates any rights associated with the Company Intellectual Property and no claim has been asserted or threatened in writing by the Banner Companies since January 1, 2010 and (ii) the conduct of the Business, as currently conducted, and the conduct of the Business since January 1, 2010, has not infringed upon, misappropriated, diluted or otherwise violated any intellectual property rights of any third party and no such claim has been asserted or threatened in writing against Seller or any Banner Company.

(c)      With respect to each item of Company Intellectual Property, the Banner Companies own and possess or have the rights to use pursuant to a written license, sublicense or other agreement, the Company Intellectual Property and there exists no material default under any such license, sublicense or other agreement by the Banner Companies or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Banner Companies or any other party thereto.

(d)      The execution and delivery of the Transaction Documents and consummation of the transactions contemplated hereby and thereby will not impair any right to use any Company Intellectual Property and will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other third party in respect of, the Banner Companies’ right to own, use, or hold for use any of the Company Intellectual Property. Upon the Closing, all of the Company Intellectual Property rights used by or licensed to the Banner Companies shall be exercisable to the same extent as prior to the Closing.

(e)      To Seller’s Knowledge, the Banner Companies have at all times complied in all respects with all applicable Legal Requirements, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held by the Banner Companies, and no claims have been asserted or, to Seller’s Knowledge, threatened against the Banner Companies with respect thereto.

Section 4.17   Labor Matters.

(a)      Except as set forth on Section 4.17(a) of the Disclosure Letter, there is no collective bargaining agreement or similar agreement which is binding on a Banner Company or covers any employees of a Banner Company, and there is no union organizing effort underway or application for certification or proceeding for certifying a union pending or, to Seller’s Knowledge, threatened with respect to any such employees. There are no strikes, slowdowns, work stoppages or other labor disputes pending or, to Seller’s Knowledge, threatened between any Banner Company and (i) such Banner Company’s employees or former employees, or (ii) any union or other collective bargaining unit representing such employees or former employees. To Seller’s Knowledge, since January 1, 2010, the Banner Companies, and to the extent relevant for the Banner Companies, Seller, have acted in compliance in all material respects with labor laws applicable to them, including the National Labor Relations Act, the Arbeidsomstandighedenwet (Labour Conditions Act), the Wet op de Ondernemingsraden (Works Council Act) and similar applicable legislation in any other jurisdiction.

(b)      Seller has contemporaneously herewith delivered to Buyer a separate letter setting forth a complete and accurate list of all the employees of each of the Banner Companies as of a date not more than thirty (30) days prior to the date hereof and, the following information for each employee: (i) whether such person is on sick leave, disability leave, workers compensation leave, leave of absence or layoff status; (ii) his employer; (iii) duration of his employment with any of the Banner Companies; and (iv) salary and applicable bonus targets and indication of participation in a commission plan. No Banner Company has any obligation to pay compensation or benefits to any director or employee who is not an employee of a Banner Company, other than as set forth on Section 4.17(b) of the Disclosure Letter.

(c)      There are no delays, and, since January 1, 2010, there have been no delays, in the fulfillment of any obligations owed to any employees, former employees or directors of each of the Banner Companies that would reasonably be likely to lead to a dispute with any of the Banner Companies and, except as set forth in Section 4.17(c) of the Disclosure Letter, all holidays, vacation or vacation pay to which any employee of any Banner Company is entitled have been used, financial compensation has been provided therefor or have been accounted for in the Audited Financial Statements or in the Unaudited Interim Financial Statements.

Section 4.18   Employee Benefits and Plans.

(a)      Plans.  Set forth on Section 4.18(a) of the Disclosure Letter is an accurate and complete list of all current Banner US Employee Benefit Plans and Foreign Benefit Plans. With respect to each Banner US Employee Benefit Plan and Foreign Benefit Plan (as applicable), Seller has made available to Buyer current, accurate and complete copies of: (i) each such Banner US Employee Benefit Plan and Foreign Benefit Plan (including all amendments, trust agreements, insurance or annuity contracts, summary plan descriptions (including any summary of material modifications), fidelity bonds and fiduciary liability policies, service provider agreements, investment management agreements, and any other material documents or instruments relating to such plans); (ii) the Audited Financial Statement for the three (3) most recent years; (iii) the most recent Internal Revenue Service determination letter or opinion letter issued by the Internal Revenue Service with respect to any Banner US Employee Benefit Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under the Code; (iv) the three (3) most recent annual reports (Forms 5500 or equivalent) and all attachments (if applicable); and (v) the three (3) most recent reports with respect to the funded status of such plans, if any. Seller has made no plan or commitment, whether or not legally binding, to create any additional Banner US Employee Benefit Plan or Foreign Benefit Plan or to modify or change any existing Banner US Employee Benefit Plan or Foreign Benefit Plan, except as may be required by a Legal Requirement and as set forth on Section 4.18(a) of the Disclosure Letter. No statement, either written or oral, has been made by Seller to any Person with regard to any Banner US Employee Benefit Plan or Foreign Benefit Plan that was not in accordance with the Banner US Employee Benefit Plan or Foreign Benefit Plan and that could have an adverse economic consequence to the Banner Companies.

(b)      Compliance.

(i)       Each Banner US Employee Benefit Plan and Foreign Benefit Plan (including any related trust) has been established, registered, qualified, administered, funded and invested in all material respects in accordance with its terms and the terms of the material documents or instruments relating to such plans and the requirements of all applicable Legal Requirements, including ERISA and the Code and any applicable collective bargaining agreement. Each of Seller and each Banner Company (1) has performed all obligations required to be performed by it under all Banner US Employee Benefit Plans and Foreign Benefit Plans, (2) is not in default under any Banner US Employee Benefit Plan or in default under any Foreign Benefit Plan and (3) is not in violation of the terms or operation of any Banner US Employee Benefit Plan or Foreign Benefit Plan.

(ii)      Neither Banner US nor any ERISA Affiliate has incurred any liability or civil penalty under ERISA or liability for any Tax arising under the Code with respect to any Banner US Employee Benefit Plan and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any Banner US Employee Benefit Plan. No transaction or arrangement has occurred with respect to any Banner US Employee Benefit Plan that is prohibited under Section 406 of ERISA or is a “prohibited transaction” under Code §4975, except exempt transactions and arrangements. Each Foreign Benefit Plan has been established, administered, funded and invested in accordance with all applicable Legal Requirements and any applicable collective bargaining agreements in all material respects and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to a liability or civil penalty under applicable Legal Requirements.

(iii)     There are no actions, suits or claims pending or, to Seller’s Knowledge, threatened against or with respect to any Banner US Employee Benefit Plan or Foreign Benefit Plan or the assets of any such plan (other than routine claims for benefits).

(iv)     All contributions and premiums (including all employer contributions and all employee contributions) have been timely made to each Banner US Employee Benefit Plan and Foreign Benefit Plan and a reasonable amount has been accrued for contributions to and funding obligations of each such Banner US Employee Benefit Plan and Foreign Benefit Plan for the current year.

(v)      To Seller’s Knowledge, all Persons classified by the Banner Companies as independent contractors satisfy and have at all times satisfied the requirements of applicable Legal Requirements to be so classified; Banner US has fully and accurately reported the compensation of such Persons on IRS Forms 1099 when required to do so; and the Banner Companies have no obligations to provide benefits with respect to such Persons under a Banner US Employee Benefit Plan or Foreign Employee Benefit Plan or otherwise. No natural persons are currently providing, or since January 1, 2010, have provided services to any Banner Company pursuant to a leasing agreement or similar type of arrangement, nor is any Banner Company a party to any such arrangement whereby services will be provided by such natural persons.

(c)      Absence of Certain Plans.

(i)       No Banner US Employee Benefit Plan is: (1) a plan subject to Title IV of ERISA; (2) a Multiemployer Plan; (3) a multiple employer plan (within the meaning of the Code or ERISA), including a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA); (4) a voluntary employees’ beneficiary association (within the meaning of Code §501(c)(9)); (5) a welfare benefit fund (within the meaning of Code §419); or (6) a self-funded health or welfare benefit plan subject to ERISA. Neither Seller nor any Banner Company has sponsored or had the obligation to contribute to any such plan defined in the preceding sentence since January 1, 2010.

(ii)      Except as set forth on Section 4.18(c) of the Disclosure Letter, neither Seller nor any Banner Company has any obligation to provide retiree medical, health, disability, life insurance or any other retiree benefit to any current or former employee, officer or director of any Banner Company other than as required by COBRA or equivalent U.S. state law.

(iii)     No Foreign Benefit Plan of Banner Canada is a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

(d)      Tax Qualification. Each Banner US Employee Benefit Plan intended to be qualified under Code §401(a) and related trust intended to be exempt from federal income tax under Code §501(a) is so qualified and exempt and is the subject of an opinion letter issued by the Internal Revenue Service regarding the qualified status of the plan and on which Banner US may rely or a favorable determination letter issued by the Internal Revenue Service and the remedial amendment period described in Code §401(b) applicable to the amendments (if any) of any such Banner US Employee Benefit Plan and trust adopted after the date of such letter has not expired. Since the date of each most recent determination letter referred to in this Section 4.18(d), no fact or event has occurred since the date of such determination letter that has resulted or may reasonably be expected to result in the revocation of any such determination letter. No fact or event has occurred that is reasonably likely to adversely affect the qualified status of any such Banner US Employee Benefit Plan or the exempt status of any such trust. Each Foreign Benefit Plan intended to provide for such favorable Tax treatment complies in all material respects with the applicable Legal Requirements for such favorable Tax treatment.

(e)      Except as set forth on Section 4.18(e) of the Disclosure Letter, no Banner Company maintains or is obligated to provide benefits under any non-government operated employee retirement plans in Canada or Mexico.

(f)      Except as otherwise set forth on Section 4.18(f) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any incentive, severance, change-in-control or other payments to become due or payable to any employee of any Banner Company or independent contractor or consultant to any Banner Company or payment, acceleration, vesting or increase in benefits to any Person.

(g)      Except as set forth on Section 4.18(g) of the Disclosure Letter, none of the Banner US Employee Benefit Plans or the Foreign Benefit Plans provide for the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by, the consummation of the transaction contemplated herein.

(h)      Except as set forth on Section 4.18(h) of the Disclosure Letter:

(i)       no Person is entitled to receive any “gross-up” payment from any of the Banner Companies in the event that the excise Tax of Code §4999(a) is imposed on such Person; and

(ii)      each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Code §409A) has been operated and administered since January 1, 2010 in compliance with Code §409A and IRS Notice 2005-1 and the other proposed and final guidance under Code §409A. No payment pursuant to any Benefit Plan or other arrangement between the Banner Companies and any “service provider” (as such term is defined under Code §409A) would be reasonably likely to subject any Person to tax pursuant Code §409A(1), whether pursuant to the consummation of the transactions contemplated hereby or otherwise, and no current or former service provider of the Banner Companies is entitled to receive any gross-up or additional payment by reason of any tax required by Code §409A being imposed on such Person. No Benefit Plan which is a nonqualified deferred compensation plan has been

“materially modified” (within the meaning of IRS Notice 2005-1) at any time after January 1, 2010. No event has occurred that would be treated by Code §409A(b) as a transfer of property for purposes of Code §83.

(i)       There is currently no amount owing to any employee of the Banner Companies under the Banner LTIPs and no amount will be owing thereunder to any employee of the Banner Companies upon any termination or amendment of the Banner LTIPs effective as of the Closing Date.

Section 4.19   Environmental Matters.  Except as provided on Section 4.19 of the Disclosure Letter:

(a)      Each Banner Company is currently in compliance with all applicable Environmental Law in all material respects and, to Seller’s Knowledge, there are not any facts, conditions or circumstances that are reasonably likely to impair, interfere, or prevent such compliance in the future.

(b)      Each Banner Company possesses and is in compliance with all Licenses that are required for the operation of the Business under any applicable Environmental Law and, to Seller’s Knowledge, the Business of the Banner Companies is not restricted by any zoning plan (bestemmingsplan), regulation or condition applicable to any License, nor is such restriction expected to occur. To Seller’s Knowledge, there are not any facts, conditions or circumstances that are reasonably likely to give rise to any such Orders, Actions or Proceedings in the future.

(c)      There are no pending Orders, nor to Seller’s Knowledge, threatened Orders, Actions or Proceedings, by or before any Governmental Authority or any third party directed against or involving any Banner Company that pertain to (i) any potential or alleged obligations or liabilities under any applicable Environmental Law or (ii) potential or alleged violations of any Environmental Law, and there are no such Orders, Actions or Proceedings which have been resolved, but for which continuing obligations of such applicable Banner Company exist.

(d)      Since January 1, 2008, no Banner Company: (i) has received notice that any existing License that was obtained under any Environmental Law has or will be revoked, materially modified, withheld or suspended by any Governmental Authority; (ii) has been or is currently operating or required to be operating under, or subject to any outstanding Order or agreement pertaining to matters regulated by any Environmental Law; or (iii) has received notice from any Governmental Authority or third party alleging any noncompliance with, or any liability or potential liability pursuant to, any Environmental Law or any Licenses issued pursuant thereto, which remains unresolved.

(e)      There are no asbestos or asbestos-containing materials, manufactured mineral fiber materials or polychlorinated biphenyl building materials installed in any buildings currently or previously owned or, to Seller’s Knowledge, leased by any Banner Company.

(f)      No Banner Company has received any notice that any property now or previously owned, operated or leased by such Banner Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response,

Compensation and Liability Act, as amended (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”), any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup; and no Encumbrance has been filed against either the personal or real property of any of the Banner Companies under any Environmental Law, regulation promulgated thereunder or order issued with respect thereto.

(g)      Banner Europe has identified all chemical substances that must be registered under the European Union’s Registration, Evaluation and Authorization of Chemicals (REACH) Directive and all such chemical substances have been registered.

(h)      No underground storage tanks are located at any property now owned or leased by any Banner Company. All above-ground storage tanks located on any property now or, to Seller’s Knowledge, previously owned, leased or operated by any Banner Company have been used and maintained by the Banner Companies in compliance with all applicable Legal Requirements, and no leakage or spillage by the Banner Companies has occurred with respect to any such storage tank.

(i)       Seller has disclosed or made available to Buyer any and all material written information relating to compliance with Environmental Laws or to environmental conditions in, on, under or from any Owner Real Property or Leased Real Property of any Banner Company as of the date hereof that is known to Seller and that is contained in files and records of Seller, including but not limited to any reports related to Hazardous Substances in, on, under or from any real property and/or to the environmental condition of any Owned Real Property or Leased Real Property by any Banner Company as of the date hereof.

(j)      No Hazardous Substances are present, on, in or under the Owned Real Property or, to Seller’s Knowledge, the Leased Real Property or any other real property at any period owned, leased or used by any of the Banner Companies and no such Hazardous Substances may cause or have caused the pollution of or a nuisance for any neighboring real property.

(k)      All waste generated by any of the Banner Companies has been transported, stored, treated or disposed of in such a way that none of the Banner Companies has incurred or may incur any civil, criminal or administrative liability under Environmental Law or be or become under an obligation to investigate or cleanup.

Section 4.20   Material Contracts.  Section 4.20 of the Disclosure Letter  sets forth a list of all currently effective Contracts of each Banner Company in the following categories:

(a)      each Contract under which such Banner Company has (i) created, incurred, assumed or guaranteed Indebtedness or created any security interest pursuant to any borrowing, in each case having an outstanding principal amount in excess of fifty thousand dollars ($50,000), or (ii) an obligation to make an investment in or loan to any Person in excess of fifty thousand dollars ($50,000);

(b)      each Contract for the purchase by such Banner Company of goods or services involving total annual payments in excess of fifty thousand dollars ($50,000), other than for purchases pursuant to purchase orders;

(c)      each Contract for the sale by such Banner Company of goods or services involving total annual revenues in excess of fifty thousand dollars ($50,000), other than for the sale of products pursuant to purchase orders;

(d)      each Contract containing covenants materially restricting or limiting the freedom of such Banner Company to engage in any line of business;

(e)      each Contract of employment or consultancy, not terminable at will or terminable at will upon payment or penalty, and each Contract which provides compensation as deferred compensation to any employee of a Banner Company, or provides any “change of control” payment or benefit;

(f)      each partnership Contract or joint cooperation Contract;

(g)     each Contract under which a third party has a right to share in any profits of a Banner Company;

(h)     each Contract with Seller, VION or any of their respective Affiliates that is not a Banner Company;

(i)      each Contract relating to capital expenditures or improvements in excess of two hundred thousand dollars ($200,000) in the aggregate;

(j)      each Contract obligating such Banner Company to pay royalties, license fees or similar payments involving amounts in excess of fifty thousand dollars ($50,000) in any consecutive twelve (12) month period;

(k)     each Contract relating to the settlement of any dispute under which such Banner Company has ongoing monetary obligations in excess of fifty thousand dollars ($50,000); and

(l)      each Contract that contains a change of control provision or similar provision that gives the counterparty the right to terminate or modify such Contract as a result of the transactions contemplated by this Agreement.

Except as set forth on Section 4.20 of the Disclosure Letter, (i) each Contract listed in Section 4.20 of the Disclosure Letter is (A) a valid and binding obligation of the Banner Company party thereto and (B) to Seller’s Knowledge, a valid and binding obligation of each other party thereto, and (ii) no Banner Company or, to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Contract listed on Section 4.20 of the Disclosure Letter. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract listed on Section 4.20 of the Disclosure Letter or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has delivered or made available to Buyer true, correct and complete copies of all Contracts set forth on Section 4.20 of the Disclosure Letter.

Section 4.21     Brokers, Finders, Etc.  Except for Rabo Securities USA, Inc. and Rothschild Inc. (“Seller’s Bankers”), neither Seller nor any Affiliate of Seller (including each Banner Company) has employed, nor are any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary who might be entitled to a fee or commission in connection with the transactions contemplated by this Agreement. Seller shall be fully responsible for the fees of Seller’s Bankers, as financial advisors, for their services on behalf of Seller in connection with this Agreement.

Section 4.22     Product Liability and Warranty Breach.   None of the Banner Companies has committed any act, and there has been no omission, by which the Banner Companies would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Banner Companies, with respect to any Products or Services delivered or rendered prior to or on the Closing Date.

Section 4.23     Manufacturing. Except as set forth on Section 4.23 of the Disclosure Letter, since January 1, 2010, there has been no unplanned shutdown, slowdown, stoppage or failure of any plant or equipment, taken as a whole, whether related to mechanical, technical, power, hardware or other causes, which has impaired the Business or the ability of the Banner Companies to manufacture its products in the ordinary course of business.

Section 4.24     Insurance.   Set forth on Section 4.24 of the Disclosure Letter is a list of the policies of insurance currently maintained by each Banner Company with respect to its Products and Services, properties, assets, operations and Business, together with the carriers and liability limits for each such policy. Seller has made available to Buyer correct and complete copies of all insurance policies included on Section 4.24 of the Disclosure Letter (the “Insurance Policies”). The Insurance Policies maintained by each Banner Company provide coverage in amounts and against risks consistent with past practice and general industry standards. All such Insurance Policies are in full force and effect. Seller has disclosed to Buyer all material claims submitted by or on behalf of the Banner Companies since January 1, 2010 pursuant to the Insurance Policies (as in effect since January 1, 2010), and the Banner Companies have provided proper and timely notice of all such claims for which Losses are recoverable in accordance with the terms of all such Insurance Policies. Except as set forth on Section 4.24 of the Disclosure Letter, (i) no claim is currently pending under any such policy, and (ii) no Banner Company has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by a Banner Company or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time since January 1, 2010. Except as set forth on Section 4.24 of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not cause a termination, cancellation or reduction in the coverage of such Insurance Policies.

Section 4.25     Customers, Suppliers and Vendors.

  (a)      Section 4.25(a) of the Disclosure Letter lists, for the Banner Companies, in the aggregate, the fifteen (15) largest customers, suppliers and vendors in terms of sales and purchases during the twelve (12) month period ended as of the date of the Unaudited Interim Financial Statements and states the approximate total aggregate sales and purchases by the Banner Companies to or from each such customer, supplier or vendor during such period.

  (b)      None of the Banner Companies has received notice from any customer, supplier or vendor set forth on Section 4.25(a) of the Disclosure Letter, that it is terminating its relationship with any of the Banner Companies. To Seller’s Knowledge, no customer, supplier or vendor of any Banner Company set forth on Section 4.25(a) of the Disclosure Letter currently intends to terminate its relationship with any Banner Company or reduce the level of business conducted with any Banner Company. No customer, supplier or vendor relies or has relied on any of the Banner Companies’ status as a women-owned business in selecting, or continuing to do business with, any Banner Company. Except as set forth on Section 4.25(b) of the Disclosure Letter, no Contract between any Banner Company and any of its customers listed on Section 4.25(a) of the Disclosure Letter contains any provision requiring the applicable Banner Company to provide such customers with terms and conditions no less favorable that the most favorable terms and conditions provided to any other customers (i.e., most favored nation clauses).

Section 4.26     Affiliate Transactions.   Except as set forth on Section 4.26 of the Disclosure Letter, as of the date of this Agreement and as of the Closing Date, (i) there is no Intercompany Debt or other Indebtedness between any Banner Company, on the one hand, and Seller, any officer, director or Affiliate of Seller or any Affiliate of any such officer, director or Affiliate (other than any Banner Company), on the other hand, (ii) neither Seller nor any such officer, director or Affiliate provides or causes to be provided any asset or properties, services or facilities to any Banner Company, (iii) no Banner Company provides or causes to be provided any assets or properties, services or facilities to Seller or any such officer, director, or Affiliate, (iv) no Banner Company beneficially owns, directly or indirectly, any assets of Seller or any such officer, director or Affiliate, and (v) no officer, director, stockholder, or Affiliate of the Banner Companies and, to Seller’s Knowledge, no relative of such officer, director, stockholder, or Affiliate has any agreement with any Banner Company or any interest in any property (real, personal or mixed, tangible or intangible) used by or pertaining to any Banner Company, except solely in his or her capacity as a stockholder, Affiliate or employee of such Banner Company.

Section 4.27     Indebtedness.   Except as set forth on Section 4.27 of the Disclosure Letter, no Banner Company has created, incurred, assumed or otherwise permitted to suffer to exist any Indebtedness that is outstanding on the date hereof.

Section 4.28     Liability Under Unclaimed Property Laws.   None of the Banner Companies has any liability under any unclaimed property, escheat or similar laws.

Section 4.29     Disclaimer of Seller; Exclusivity of Representations and Warranties.   None of Seller and VION has made nor is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Banner Companies), except as expressly set forth in this Article IV, the Disclosure Letter and any certificate delivered pursuant hereto, and Seller hereby disclaims any such other representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1     Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada, and has full corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 5.2     Authorization; Enforceability.   This execution and delivery by Buyer of the Transaction Documents and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate and other proceedings by Buyer. Buyer has duly executed and delivered the Transaction Documents required to be executed by it, and the Transaction Documents constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors’ rights and to general principles of equity.

Section 5.3     No Violation of Laws; Consents.   None of the execution and delivery of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof by Buyer will: (i) conflict with or violate any provision of the Governing Documents of Buyer; (ii) violate any law to which Buyer is subject or by which any of its assets may be bound or affected, the result of which would have a material adverse effect on the financial condition, operation or business of Buyer; or (iii) could reasonably result in the prevention or material delay of the consummation of the transactions contemplated by the Transaction Documents. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of the Transaction Documents or the consummation by Buyer of the transactions contemplated hereby and thereby, except as set forth on Section 5.3 of the Disclosure Letter.

Section 5.4     No Pending Litigation or Proceedings.   No Actions or Proceedings are pending against or affecting or, to the knowledge of Buyer, threatened against Buyer in connection with any of the transactions contemplated by this Agreement. There is presently no outstanding Order against or affecting Buyer in connection with the transactions contemplated by this Agreement.

Section 5.5     Brokers, Finders, Etc.  Neither Buyer nor any of its Affiliates has employed, nor are any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary who might be entitled to a fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.6     Investment.   Buyer is purchasing the Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities laws, or pursuant to applicable foreign securities laws, or pursuant to an applicable exemption therefrom.

Section 5.7     Financing.   Buyer has delivered to Seller a true, complete and correct copy of the executed commitment letter, dated as of October 28, 2012 among Morgan Stanley Senior Funding, Inc., UBS Loan Finance LLC, UBS Securities LLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, and KeyBank National Association (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, collectively, the “Debt Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, Morgan Stanley Senior Funding, Inc., UBS Loan Finance LLC, UBS Securities LLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, and KeyBank National Association have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. None of the Debt Financing Commitments has been amended or modified prior to the date of this Agreement, and, as of the date hereof, (a) the respective commitments contained in the Debt Financing Commitments have not been withdrawn, modified, amended, terminated or rescinded in any respect and (b) no such withdrawal, termination, rescission, amendment or modification is contemplated (other than amendments and modifications permitted under Section 6.5). As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Buyer or any of its Affiliates is a party that could affect the availability of the Debt Financing on the Closing Date. As of the date hereof, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitments.

Section 5.8     Disclaimer of Buyer; Exclusivity of Representations and Warranties.   Buyer has not made and is not making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V, and Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI

ACTIONS PRIOR TO CLOSING DATE

Section 6.1     Access to Information; Due Diligence.   From the date of this Agreement until the Closing Date, Seller shall, subject to any ongoing confidentiality obligations, cause each Banner Company to permit Buyer and its advisors (“Buyer’s Advisors”) to have such access, at reasonable times and upon reasonable prior notice, to all properties, the books, records, accounts, and Contracts of the Banner Companies, and to discuss any matters relating to the Banner Companies with the key personnel of the Banner Companies, as Buyer may reasonably request. All meetings and communications of Buyer and its representatives with personnel of the Banner

Companies shall be set up and coordinated by Seller. Notwithstanding anything to the contrary in this Agreement, Buyer shall be permitted to communicate with customers, suppliers, and distributors of the Banner Companies in connection with the transactions contemplated hereby, solely with the prior written consent of Seller, whose consent shall not be unreasonably withheld, conditioned or delayed, and provided that such communication shall be conducted in a manner not to interfere with the Business, operations of the Banner Companies or such customer, supplier or distributor. Seller may require any of Buyer’s Advisors to enter into reasonable and customary confidentiality agreements in order to safeguard the confidentiality of the information and documents to be provided pursuant to this Agreement.

Section 6.2     Governmental Approvals.

(a)      Each of Buyer and Seller shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement, including:

(i)        make or cause to be made the filings required of such party or any of its Affiliates under any Legal Requirements with respect to the transactions contemplated by this Agreement and to pay, fifty percent (50%) by Buyer and fifty percent (50%) by Seller, any fees for any joint filings and one hundred percent (100%) for filings required to be made solely by it, in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof in respect of any filings required under the HSR Act and under any other antitrust or competition law or by any Governmental Authority with jurisdiction over enforcement of any Legal Requirement related to antitrust or competition (such other antitrust or competition law, the “Other Antitrust Law”);

(ii)       comply at the earliest practicable date with any request under the HSR Act or any Other Antitrust Law for additional information, documents or other materials received by such party or any of its Affiliates from the FTC or the Department of Justice or any other Governmental Authority in respect of such filings or the transactions contemplated by this Agreement; and

(iii)      cooperate with the other parties hereto in connection with (x) making any filing under the HSR Act or any Other Antitrust Law (including, with respect to the party making a particular filing, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith) and (y) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority, in either case, with respect to the transactions contemplated by this Agreement.

(b)      Each of Seller and Buyer shall, and shall cause its respective Affiliates to, furnish to the other all information necessary with respect to any application or other filing to be made in connection with the transactions contemplated by this Agreement, including in connection with any filings, conferences or other submissions related to resolving any proceeding, investigation or other inquiry by any Governmental Authority with respect to the transactions contemplated by this Agreement. Each of Seller and Buyer shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority in respect of any such filings, Action or Proceeding, investigation or other inquiry. If a party intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, Action or Proceeding, investigation or other inquiry, such party shall give the other party reasonable prior notice of such meeting such that the notified party has a reasonable opportunity to attend and participate at such a meeting. The parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any party in connection with all meetings, Actions or Proceedings under or relating to any such application or other filing or any such Action or Proceeding, investigation or other inquiry.

(c)      Each of Seller and Buyer shall, and shall cause its respective Affiliates to, use their best efforts to (i) cause the expiration of the notice periods under the HSR Act and, if applicable, any Other Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (ii) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial Action or Proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Legal Requirement, each of Seller and Buyer shall, and shall cause its respective Affiliates to, cooperate and use their best efforts to contest and resist, except insofar as Seller and Buyer may otherwise agree, any such Action or Proceeding, including any Action or Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transaction contemplated by this Agreement.

(d)      Each of Seller and Buyer shall (i) cooperate in good faith with the Governmental Authorities and (ii) undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business (including the Business) of Buyer, Seller or their respective Affiliates, or of any of the Shares, in order to remedy any material competition concerns that any Governmental Authority may have. The entry by any Governmental Authority in any legal Action or Proceeding of a governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business (including the Business) of Buyer or Seller, or their respective Affiliates, or of any of the Shares, to be held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 8.1.

(e)      Buyer shall file such notification as is necessary under the Investment Canada Act within thirty (30) days after the Closing.

Section 6.3     Consents of Third Parties.    Each of Buyer and Seller shall use its respective reasonable best efforts to obtain before the Closing all consents, authorizations, approvals, waivers or releases of third parties, including, without limitation, to any Governmental Authority, that is or may become necessary for the execution or delivery of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 6.4     Operations Prior to Closing Date.    Except (i) as set forth on Section 6.4 of the Disclosure Letter, (ii) as otherwise reasonably required by this Agreement, or (iii) with the consent of Buyer, Seller and VION shall, and shall cause each Banner Company, from and after the date of this Agreement until the Closing Date, to:

(a)      operate its Business only in the ordinary course of business consistent with past practice in all material respects, and use its commercially reasonable efforts to preserve its assets, properties, and business organization and its existing relations and goodwill with customers, suppliers and business associates;

(b)      not grant or announce any increase in the rates of salaries, bonuses or other benefits, compensation or commissions payable to any current or former directors, officers, employees or consultants of the Banner Companies (including equity-based compensation, severance or termination payments), except in accordance with any Contract, collective bargaining agreement, US Employee Benefit Plan or Foreign Benefit Plan in effect on the date hereof, as required by Legal Requirements or, other than consistent with past practice, which, in the aggregate, do not exceed $50,000 and is set forth on Section 6.4(b) of the Disclosure Letter;

(c)      not amend or modify in any material respect, enter into, or terminate any employment, profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, or other employee benefit plan, except as may be required to comply with Legal Requirements or any Contracts, any current collective bargaining agreement, Banner US Employee Benefit Plan or Foreign Benefit Plan in effect on the date hereof;

(d)      not make, declare or set aside any dividend or other distribution with respect to its capital stock (whether in cash or kind) or make any payment to Seller or any Affiliate of Seller that is not a Banner Company, other than (i) payments for goods or services purchased from Rousselot in the ordinary course of business and on arm’s length terms, (ii) the payment of management fees by the Banner Companies to VION or its Affiliates set forth on Section 6.4(d) of the Disclosure Letter, (iii) any payment that may be due by Banner Europe to Son Pension Fund pursuant to the Banner Europe Pension Agreement, in connection with the year-end reconciliation with Interpolis for 2011 or premium payments for 2012 or (iv) any payment in respect of Indebtedness owing to VION or its Affiliates;

(e)      not sell, pledge, mortgage, assign, transfer, abandon, fail to maintain, dispose of or encumber any of its assets (whether real, personal or mixed) except for sales of finished products in the ordinary course of business consistent with past practice;

(f)      not amend its Governing Documents or enter into any merger, consolidation, restructuring, recapitalization, reorganization or share exchange agreement or similar agreement or adopt resolutions providing therefor;

(g)      cause each of the Banner Companies not to (and not announce their intent to) (i) issue or incur (or modify in any material respect the terms of) any indebtedness for borrowed money, including the incurrence of any loans or the any issuance or sale of any debt securities or warrants or rights to acquire any debt securities, or (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness, debt securities, warrants or rights of any other Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person, other than (x) the Debt Financing and (y) ordinary course capital leases, purchase money indebtedness, deferred purchase price obligations, equipment financings and other ordinary course working capital facilities;

(h)     not issue, sell, deliver, redeem, purchase or otherwise acquire any of its equity securities, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or amend any terms of any such equity securities or agreements, in each case;

(i)      not pledge, dispose or otherwise subject to any Encumbrance, or authorize the pledge, disposition or subjecting to any Encumbrance of, any equity securities;

(j)      not effect any recapitalization, reclassification, stock split, stock combination or similar change in its capitalization;

(k)     not enter into any collective bargaining agreement or similar agreement;

(l)      not effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act or similar action under non-U.S. law) of its employees;

(m)    not acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Banner Companies, taken as a whole, other than in the ordinary course of business consistent with past practice;

(n)     not change any of its material accounting principles, methods or practices other than as required by GAAP;

(o)     not make any capital expenditure or commitment for any capital expenditure other than expenditures in the ordinary course of business pursuant to a capital budget delivered to Buyer prior to the date of this Agreement;

(p)     not enter into any new line of business outside of its existing line of business;

(q)     not amend the material terms of, relinquish any material rights under or terminate any Contract scheduled or required to be scheduled on Section 4.20 of the Disclosure Letter;

(r)      not enter into any Lease or any renewal thereof, other than an automatic renewal thereof;

(s)     keep in force, and not amend, modify or reduce, any material Insurance Policy currently in effect with respect to its assets, operations and activities;

(t)      not commence any Action or Proceeding other than in the ordinary course of business consistent with past practice or settle any Action or Proceeding other than settlements or compromises not exceeding $50,000 individually and $200,000 in the aggregate;

(u)     not take any action, or fail to take any action, that (i) would cause any representation or warranty made in this Agreement to be untrue or result in a breach of any covenant made in this Agreement, or (ii) has, or would reasonably be expected to have, a Material Adverse Effect;

(v)     not make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practice;

(w)    not abandon, dispose of, or permit to lapse any registered or applied-for Company Intellectual Property, or disclose any trade secret or other confidential information in a manner that would result in the loss of confidentiality thereof; or

(x)     not agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.5     Financing; Assistance with Financing.

(a)     Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitments if such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the Debt Financing that is available on the Closing Date below the amount required to consummate the transactions contemplated hereby on the Closing Date or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) prevent the Closing, (II) materially delay, prevent or otherwise make materially less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) or (III) adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Financing Commitments or the definitive agreements with respect thereto in any material respect, and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions (including the flex provisions) described in the Debt Financing Commitments (provided that, for the avoidance of doubt, Buyer may amend or replace the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof), including using its reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Debt Financing at the Closing set forth therein that are within its control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments (and provide copies thereof to Seller), (iv) consummate the Debt Financing in accordance with the terms and conditions of the

Debt Financing Commitments at or prior to the Closing, and (v) cause the Financing Sources providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Closing and the other transactions contemplated hereby in accordance with the terms and conditions of the Debt Financing Commitments. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Buyer shall promptly notify Seller and shall use its reasonable best efforts to arrange to obtain alternative debt financing from alternative debt sources on terms and conditions no less favorable to Buyer (in the reasonable judgment of Buyer) and in an amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event. Buyer shall promptly deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Debt Financing. For purposes of this Section 6.5 and Section 5.7, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted by this Section 6.5 to be amended, modified or replaced and references to “Debt Financing Commitments” shall include such documents as permitted by this Section 6.5 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(b)      Prior to the Closing, Seller and each Banner Company shall provide to Buyer, and shall use their reasonable best efforts to cause the respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives of Seller and each Banner Company to provide to Buyer, all cooperation that is reasonably requested by Buyer in connection with the Debt Financing, and any rights offering or private placement by Buyer with respect to the transactions contemplated hereby (any such offering or private placement, an “Equity Financing”) and Buyer’s disclosure obligations under applicable securities laws and regulations and stock exchange requirements, including: (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with prospective Financing Sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of Buyer and their Financing Sources, in each case in connection with the Debt Financing and any Equity Financing; (ii) furnishing Buyer and its Financing Sources as promptly as reasonably practicable with financial and other pertinent information regarding each Banner Company as may be reasonably requested by Buyer, including financial statements and financial and other data of the type customarily included in a bank information memorandum, and other documents reasonably requested by the Financing Sources to consummate the Debt Financing and any Equity Financing at the time each of the Debt Financing and any such Equity Financing is to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraph 7 of Exhibit C of the commitment letter relating to the Debt Financing Commitments and other documents reasonably requested by Buyer in connection with any Equity Financing and its disclosure obligations under applicable securities laws and regulations and stock exchange requirements (information and data required to be delivered pursuant to this clause (ii) being referred to as the “Required Information”); (iii) using commercially reasonable efforts to assist Buyer and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda (including, to the extent necessary, a bank information memorandum that does not include material non-public information), lender and investor presentations, rating agency presentations, pro forma financial statements and information and authorization letters, confirmations and undertakings in connection with the Debt Financing and Equity Financing and otherwise as may be required in order for Buyer to comply with applicable securities laws and regulations and stock exchange requirements; (iv) subject to the occurrence of the Closing, executing and delivering any pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents, as may reasonably be requested by Buyer; (v) using reasonable best efforts to obtain legal opinions, surveys and title insurance at the expense of and as reasonably requested by Buyer on behalf of the Financing Sources; (vi) taking all reasonable actions, subject to the occurrence of the Closing, necessary to permit the consummation of such Debt Financing and any such Equity Financing and to permit the proceeds thereof to be made available to Buyer, including the Banner Companies entering into one or more credit agreements and/or other instruments on terms satisfactory to Buyer in connection with such Debt Financing immediately prior to (and conditioned upon the occurrence of) the Closing Date to the extent direct borrowings or debt incurrence by such Banner Companies is contemplated in the Debt Financing Commitments; and (vii) at least five (5) Business Days prior to the Closing, providing all documentation and other information about the Banner Companies as is reasonably requested in writing by Buyer at least eight (8) Business Days prior to the Closing, which is in connection with the Debt Financing or any Equity Financing and relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; provided, however, that neither Seller nor the Banner Companies shall be required to enter into, or perform under, any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing. Neither Seller nor the Banner Companies shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing, any Equity Financing or any of the foregoing prior to the Closing Date. Buyer shall indemnify and hold harmless Seller and its directors, officers, managers, partners, employees, Affiliates, representatives or agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, any Equity Financing and any information (other than information furnished by or on behalf of Seller or the Banner Companies) utilized in connection therewith. Buyer shall, promptly upon request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs incurred by Seller and each of the Banner Companies in connection with such cooperation. Without granting any ownership or other rights, Seller hereby consents to the reasonable and customary use of the Banner Companies’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitments and any Equity Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Seller or the Banner Companies or the reputation or goodwill of Seller or the Banner Companies.

(c)      For the avoidance of doubt, the parties acknowledge and agree that Buyer’s obligations under this Agreement, including without limitation, its obligation to acquire and pay for the Shares at the Closing pursuant to the terms of this Agreement, shall not be subject to any condition that it obtain any Debt Financing or any Equity Financing.

Section 6.6     Termination of Certain Affiliate Obligations and Intercompany Accounts; Mexican Intercompany Loan.

(a)      Not less than five (5) Business Days prior to the Closing, VION and Seller shall (i) cause VION Financial to pay in full to Banner US any Indebtedness owing by VION Financial to Banner US, (ii) cause VION Financial, on behalf of Gelcaps, to pay to Banner Canada an amount in cash equal to the amount due and owing as of such date by VION Financial to Gelcaps on the Mexican Debt, (iii) if requested by Buyer, cause Gelcaps to make an intercompany loan to Banner Canada equal to such amount of cash then held by Gelcaps (such amount determined by Buyer, subject to Seller’s approval, not to be unreasonably withheld, conditioned or delayed), and (iv) satisfy any other Indebtedness of VION and its Affiliates (not including the Banner Companies) owing to the Banner Companies; provided, however, that nothing in this Section 6.6 shall apply to any commercial obligations that may be owing by Rousselot to the Banner Companies, which obligations, if any, shall be settled in the ordinary course of business; provided, further, that, notwithstanding anything to the contrary set forth herein, the parties agree to treat VION Financial’s cash payment to Banner Canada pursuant to Section 6.6(a)(ii) as (A) a cash payment by VION Financial to Gelcaps in full satisfaction of the Mexican Debt and (B) an intercompany loan by Gelcaps to Banner Canada in an amount equal to such cash payment by VION Financial to Gelcaps (such intercompany loan, together with the intercompany loan described in Section 6.6(a)(iii), if any, the “Mexican Intercompany Loan”), and shall take no position inconsistent with such treatment on any Tax Return, in any proceeding before any Taxing Authority or otherwise. VION and Seller shall cause the Mexican Intercompany Loan to be evidenced by a note (the “Mexican Intercompany Note”) between Gelcaps, as lender, and Banner Canada, as borrower, setting forth the terms of the Mexican Intercompany Loan (e.g., principal amount, interest rate, maturity date, etc.), as determined by Buyer, subject to Seller’s consent, not to be unreasonably withheld, conditioned or delayed.

(b)      Prior to or at the Closing (and prior to any determination of Working Capital), except (i) as set forth on Section 6.6 of the Disclosure Letter, (ii) for Funded Indebtedness to be paid off at the Closing pursuant to Article III, (iii) for commercial obligations that may be owing by the Banner Companies to Rousselot, which obligations shall be settled in the ordinary course of business, and (iv) for liabilities and Contracts relating to employment relationships and the payment of compensation and benefits in the ordinary course of business, Seller and VION shall, and shall cause each of the Banner Companies to, fully cancel, satisfy and otherwise terminate, without liability for any Banner Company after the Closing, all accounts payable, accounts receivable and any other liabilities and obligations between Seller, VION or any of their Affiliates (other than any of the Banner Companies), on the one hand, and any of the Banner Companies, on the other hand, including any and all Contracts, agreements and instruments (other than Transaction Documents).

Section 6.7     Execution of Rousselot Supply Agreement.    Buyer, Seller and VION shall endeavor in good faith to cause the Rousselot Supply Agreement to be executed and delivered by Rousselot and Banner US on or before Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1     Use of Seller Names.    Seller is not conveying any ownership rights to Buyer for, or licensing Buyer to use, the name “VION” or “Sobel” or any trade name, trademark or internet domain name to the extent any of them incorporate the names “Sobel,” “VION” or variations thereof. After the Closing:

(a)      Buyer shall promptly (but in no event later than thirty (30) days after the Closing) cause the Banner Companies to cease to use any written, printed or other graphic materials containing the name “VION” or “Sobel” or which otherwise suggest or indicate that any of the Banner Companies is owned by or affiliated with Seller, except that with respect to packaging materials for existing products in inventory, the Banner Companies may continue to use such names for a reasonable time after the Closing.

(b)      Buyer shall promptly (but in no event later than thirty (30) days after the Closing) remove or cause to be removed any links from any website maintained by any of the Banner Companies to any website maintained by or on behalf of Seller or its Affiliates. Seller shall do the same during such period with respect to any links from any websites maintained by Seller or its Affiliates to any website maintained by any of the Banner Companies.

(c)      Within three (3) Business Days after the Closing, Buyer shall cause Sobel USA to change its corporate name so as not to include the name “Sobel”.

Section 7.2     Tax Matters.

(a)      Conduct of Business with respect to Taxes.  During the period from the date hereof to the Closing Date,

(i)      without the consent of Buyer, which consent shall not be unreasonably withheld conditioned or delayed, none of the Banner Companies shall make, revoke or amend any material Tax election; change any annual accounting period; adopt or change any method of accounting; file any amended Tax Returns; enter into any closing agreement, settlement agreement or similar agreement materially effecting any Tax liability of any of the Banner Companies, or extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax liability of any of the Banner Companies, provided, however, for the avoidance of doubt, that this Section 7.2(a)(i) shall not apply to limit Seller or VION with respect to any such actions of Seller or VION, acting solely as members of the consolidated tax group (fiscal unity) for Dutch income tax purposes of which Banner Europe is a member; and

(ii)     each of the Banner Companies shall: (A) timely file all Tax Returns required to be filed by it, and all such Tax Returns shall be prepared in a manner consistent with past practice; (B) timely pay all Taxes due and payable; and (C) notify Buyer as soon as reasonably practicable of any material Income Tax (or other material Tax) claim, investigation or audit pending against or with respect to Banner Companies in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b)      Preparation and Filing of Pre-Closing Period Tax Returns of the Banner Companies.

(i)      Buyer shall, at its cost and expense, prepare, or cause to be prepared, (A) all Pre-Closing Period Tax Returns required to be filed by each of the Banner Companies (other than, for the avoidance of doubt, any consolidated Dutch Tax Returns of the consolidated group of which VION is the parent and Banner Europe is a member), such Pre-Closing Period Tax Returns to be prepared in a manner consistent with prior practice, except as required by applicable law and (B) if such Pre-Closing Period Tax Return is a Tax Return for Income Taxes for the Pre-Closing Period ending on the Closing Date and a Section 338(g) Election is made, the pro forma Income Tax liability due with respect to such Pre-Closing Period Tax Return, assuming the same facts and using the same methods, rate(s), elections, conventions and practices used in determining the actual Income Tax liability with respect to such Pre-Closing Period Tax Return; provided, however, that, such Income Tax liability shall be calculated by assuming for Income Tax purposes that (1) the Section 338(g) Election had not been made, (2) the Mexican Intercompany Loan was not made and (3) no Change of Control Payments are required to be paid or will be paid, or will otherwise accrue for Income Tax purposes, in each case, on or prior to the Closing Date (such pro forma Income Tax liability, the “Hypothetical Pre-Closing Income Tax Liability”).

(ii)     Buyer shall deliver or cause to be delivered (A) drafts of all Pre-Closing Period Tax Returns that are to be filed after the Closing Date and (B) Buyer’s determination of the Hypothetical Pre-Closing Income Tax Liability with respect to such Pre-Closing Period Tax Return and all relevant information to allow Seller to determine such Hypothetical Pre-Closing Income Tax Liability, to Seller for its review at least thirty (30) days prior to the Due Date of any such Pre-Closing Period Tax Return; provided, however, that, such drafts of any such Pre-Closing Period Tax Return and the determination of the Hypothetical Pre-Closing Income Tax Liability with respect to such Pre-Closing Period Tax Return shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Pre-Closing Period Tax Return or the determination of the Hypothetical Pre-Closing Income Tax Liability with respect to such Pre-Closing Period Tax Return, it shall notify Buyer in writing (within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return and determination) of such disputed item(s) and the basis for its objection. If Seller does not object in writing within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return and the determination of the Hypothetical Pre-Closing Income Tax Liability with respect to such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.2(b). Buyer and Seller shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 7.2(b). The fees and expenses of the Independent Accounting Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. No later than three (3) Business Days prior to the earlier of the date a Pre-Closing Period Tax Return of any of the Banner Companies is filed or the Due Date of such Pre-Closing Period Tax Return, Seller shall pay (in immediately available funds) to Buyer the amount of the Hypothetical Pre-Closing Income Tax Liability in respect of such Pre-Closing Period Tax

Return; provided, however, that if Seller has disputed any item on such Pre-Closing Period Tax Return or the determination of the Hypothetical Pre-Closing Income Tax Liability in accordance with this Section 7.2(b)(ii) and such dispute has not yet been resolved, Seller shall be obligated at such time to pay only so much of such Hypothetical Pre-Closing Income Tax Liability as is not in dispute, and upon the resolution of such dispute, Seller shall promptly pay (in immediately available funds) to Buyer any further amount owing in accordance with this Section 7.2(b).

(c)      Preparation and Filing of Straddle Period Tax Returns of the Banner Companies.  Buyer shall, at its cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by each of the Banner Companies, such Straddle Period Tax Returns to be prepared in a manner consistent with prior practice, except as required by applicable law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Seller for its review at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return and shall notify Seller of Buyer’s calculation of Seller’s share of the Taxes of the applicable Banner Company for such Straddle Period (determined in accordance with Section 7.2(d)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of Seller’s share of the Tax liability for such Straddle Period shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Straddle Period Tax Return or such calculation of Seller’s share of such Tax liability, it shall notify Buyer in writing (within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item(s) and the basis for its objection. If Seller does not object in writing within such period, such draft of such Straddle Period Tax Return and calculation of Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 7.2(c). Buyer and Seller shall act in good faith to resolve any such dispute prior to the Due Date of such Straddle Period Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 7.2(c). The fees and expenses of the Independent Accounting Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of any of the Banner Companies is filed or the Due Date of such Straddle Period Tax Return, Seller shall pay (in immediately available funds) to Buyer the amount of Seller’s share of the Tax liability required to be paid with respect to such Straddle Period Tax Return; provided, however, that if Seller has disputed any item on such Straddle Period Tax Return or the calculation of Seller’s share of the Tax liability for such Straddle Period in accordance with this Section 7.2(c) and such dispute has not yet been resolved, Seller shall be obligated at such time to pay only so much of its share of such Tax liability as is not in dispute, and upon the resolution of such dispute, Seller shall promptly pay (in immediately available funds) to Buyer any further amount owing in accordance with this Section 7.2(c).

(d)      Computation of Liabilities.    To the extent permitted or required, the taxable year of each of the Banner Companies that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

 (i)      Taxes of the Banner Companies not described in Section 7.2(d)(ii) (e.g., such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Banner Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii)      (1)   Taxes based on the income or receipts of the Banner Companies for a Straddle Period, (2) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 7.2(f)), and (3) withholding Taxes relating to a Straddle Period, the determination of the Taxes of the Banner Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Banner Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Banner Companies were closed at the close of the Closing Date; provided, however, that the determination of the Income Taxes of the Banner Companies for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming for Income Tax purposes that (A) the 338(g) Election had not been made, (B) the Mexican Intercompany Loan was not made on or prior to the Closing Date, and (C) no Change of Control Payments are required to be paid or will be paid, or will otherwise accrue for Income Tax purposes, in each case, on or prior to the Closing Date.

Unless otherwise required by law, all determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practices of the Banner Companies.

(e)      Cooperation in Tax Matters.   Seller, VION and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in connection with the preparation and filing of Tax Returns of the Banner Companies. Seller and VION agree (i) to retain all books and records with respect to Tax matters pertinent to any Banner Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements, if any, entered into with any Taxing Authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer provides a written request, Seller and VION shall allow Buyer at its expense to take possession of such books and records; provided that Seller and VION may retain a copy of such books and records relating to Seller’s or VION’s Taxes. Seller and VION shall use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer shall cause the Banner Companies to provide access to Seller and VION at any reasonable time and from time to time, at the business location at which the books and records are maintained after the Closing Date, to such Tax data of the Banner Companies for taxable periods (or portions thereof) ending on or before the Closing Date as Seller or VION may from time to time reasonably request. Buyer shall furnish, and request the independent accountants and legal counsel of Buyer and the Banner Companies to furnish, to Seller such additional Tax and other information and documents in the possession of such Persons relating to taxable periods (or portions thereof) of any Banner Company ending on or before the Closing Date as Seller or VION may from time to time reasonably request.

(f)       Transfer Taxes.   Buyer shall pay fifty percent (50%) of and Seller shall pay fifty percent (50%) of all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax), if any, incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”). Notwithstanding Sections 7.2(b) and 7.2(c), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed on or prior to the Due Date by the party primarily and customarily responsible under applicable law for filing such Tax Returns, and such party shall provide such Tax Returns to the other Party at least ten (10) days prior to the Due Date for such Tax Returns. Buyer and Seller shall cooperate in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such documents and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(g)      Termination of Tax Sharing Agreements. Effective as of the Closing, any and all Tax Sharing Agreements between Seller, VION and/or any of their respective Affiliates (other than any of the Banner Companies), on the one hand, and any of the Banner Companies, on the other hand, shall be terminated and shall have no further effect, and thereafter each of the Banner Companies shall not be bound thereby or have any liability thereunder.

(h)      Tax Proceedings.

 (i)      Buyer shall deliver a written notice to Seller within ten (10) days after receipt of any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Banner Companies for which Seller or VION may reasonably be expected to be liable (a “Tax Proceeding”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Proceeding, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that a failure or delay to so notify Seller shall not relieve Seller or VION of any obligation or liability that Seller or VION may have to Buyer, except to the extent that the defense of such Tax Proceeding is materially prejudiced, or the liability of Seller or VION is materially increased, by such failure or delay.

(ii)     With respect to Tax Proceedings for Taxes of any of the Banner Companies for a Pre-Closing Period, Seller may elect to assume and control the defense of such

Tax Proceeding by written notice to Buyer within thirty (30) days after delivery by Buyer to Seller of the Tax Claim Notice. If Seller elects to assume and control the defense of such Tax Proceeding, Seller (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (3) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (3) contest, settle or compromise the Tax Proceeding in any permissible manner, provided, however, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Proceeding without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), provided, further, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Proceeding without the prior written consent of Buyer (which consent may be withheld in the sole discretion of Buyer) if such settlement or compromise would reasonably be expected to materially and adversely affect the Tax liability of Buyer or any of its Affiliates (including any of the Banner Companies) for any Tax period ending after the Closing Date. If Seller elects to assume the defense of any Tax Proceeding, Seller shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before Seller sends such correspondence to any Taxing Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Proceeding and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate in (but not control) the defense of such Tax Proceeding (including participating in any discussions with the applicable Tax Authorities regarding such Tax Proceedings).

(iii)    In connection with any Tax Proceeding that relates to Taxes of any of the Banner Companies for a Pre-Closing Period that (A) Seller does not timely elect to control pursuant to Section 7.2(h)(ii) or (B) Seller fails to diligently defend, such Tax Proceeding shall be controlled by Buyer (and Seller and VION shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer or its Affiliates relating to a Tax Proceeding described in this Section 7.2(h)(iii)) and Seller agrees to cooperate with Buyer in pursuing such Tax Proceeding. In connection with any Tax Proceeding that is described in this Section 7.2(h)(iii) and controlled by Buyer, Buyer shall (x) keep Seller informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with Seller in connection with the defense or prosecution of any such Tax Proceeding and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own cost and expense, Seller shall have the right to participate in (but not control) the defense of such Tax Proceeding (including participating in any discussions with the applicable Tax Authorities regarding such Tax Proceedings); provided, however, that Buyer shall not settle or compromise any such Tax Proceeding without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(iv)    In connection with any Tax Proceeding for Taxes of any of the Banner Companies for any Straddle Period, such Tax Proceeding shall be controlled by Buyer at Buyer’s expense; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Proceeding without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (x) keep Seller informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with Seller in connection with the defense or prosecution of any such Tax Proceeding and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own costs and expenses, Seller shall have the right to participate in (but not control) the defense of such Tax Proceeding (including participating in any discussions with the applicable Tax Authorities regarding such Tax Proceedings).

 (v)     Notwithstanding anything to the contrary contained in this Agreement, Buyer shall control any Tax Proceeding (or portion of any Tax Proceeding) for Taxes of any of the Banner Companies to the extent such Tax Proceeding is related or attributable to (x) the Section 338(g) Election, if any, (y) the Mexican Intercompany Loan or (z) any deductions or expenses with respect to any Change of Control Payments, and Buyer shall be entitled to settle, compromise and take any other actions with respect to such matters as Buyer determines appropriate in its sole discretion.

(vi)     Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Proceedings shall be governed exclusively by this Section 7.2(h) (and not Section 9.3).

(i)        Refunds.   Buyer may, at its option, cause any of the Banner Companies to elect, where permitted by applicable law, to carry forward or waive the carry back of any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Period or Straddle Period. Buyer shall promptly notify Seller of and pay (or cause to be paid) to Seller (A) any refund of Taxes paid by any of the Banner Companies for any Pre-Closing Period received by any of the Banner Companies, and (B) a portion of any refund of Taxes paid by any of the Banner Companies for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 7.2(d) hereof) received by any of the Banner Companies, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on Buyer or any of the Banner Companies (or any of their respective Affiliates) for any period ending after the Closing Date resulting from such Tax refund; provided, however, that notwithstanding anything to the contrary set forth herein, with respect to the Pre-Closing Period ending on the Closing Date and any Straddle Period, the amount, if any, of any refund payable by Buyer to Seller pursuant to this Section 7.2(i) shall be determined by assuming, for Income Tax purposes, that (1) the Section 338(g) Election had not been made, (2) the Mexican Intercompany Loan was not made on or before the Closing Date and (3) no Change of Control Payments are required to be paid or will be paid, or will otherwise accrue for Income Tax purposes, in each case, on or prior to the Closing Date; provided, further, Seller shall not be entitled to any refund to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date. Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 7.2(i) within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto.

(j)      Tax Adjustments.   The parties agree to treat any amount paid after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement as an adjustment to the Purchase Price for Tax purposes, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

(k)     Section 338(g) Election; Other Tax Elections.   Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the option (exercisable in its sole discretion), but not the obligation, upon written notice to Seller, to make any election provided for by Code §338(g) (and any comparable provisions of state or local law) with respect to Sobel USA and its Subsidiaries for which an election under Code §338(g) (and any comparable provisions of state or local law) may be made (collectively, the “Section 338(g) Election”). Except for any Section 338(g) Election, Buyer will not file, and will cause the Banner Companies not to file, any other Tax election or change in accounting method, in each case, for any Pre-Closing Period which would cause an increase in Taxes of any of the Banner Companies for any period for which Seller is liable for the payment of Taxes.

(l)      Pre-Closing Dutch Tax Returns.   After the Closing, Buyer shall provide VION with any and all information, and shall give VION reasonable access to, any and all books and records from time to time during normal business hours and after appropriate prior notification, in each case, reasonably necessary for VION properly to include Banner Europe in all Dutch Income Tax Returns of VION covering periods ending on or prior to the Closing Date and properly to prepare such Tax Returns.

(m)    Allocation of Purchase Price.

(i)      Not less than five (5) Business Days prior to the Closing Date, Buyer shall deliver to Seller a schedule which allocates the Purchase Price between the Sobel USA Shares and the Banner Europe Shares; provided, however, that such allocation of the Purchase Price shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(ii)     If, pursuant to Section 7.2(k), Buyer elects to make the Section 338(g) Election, within thirty (30) days after the final resolution of the adjustments provided pursuant to Section 2.3, Buyer shall provide to Seller a schedule which will provide for the allocation of the aggregate deemed “sale price” (as defined in Treasury Regulations §1.338-4) among the assets of Sobel USA and its applicable Subsidiaries, which allocation schedule shall be in accordance with Code §338 and applicable Treasury Regulations thereunder or comparable provisions of state or local law.

(iii)    Each of Buyer, Seller and VION and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Code §1313(a)), take no position inconsistent with the allocations set forth in this Section 7.2(m) on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax. In the event that any such allocations are disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify and consult with the other parties concerning resolution of the dispute, and shall use reasonable best efforts to contest such dispute in a manner consistent with such allocation.

Section 7.3     WARN Act.  Seller and VION agree to provide or cause to be provided any required notice under the WARN Act and any similar applicable Legal Requirement, and otherwise to comply with any such applicable law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting the employees of the Banner Companies and occurring prior to the Closing Date. Seller shall notify Buyer of any “employment loss” (as defined in the WARN Act) experienced by any employees during the ninety (90) day period prior to the Closing Date. Buyer agrees to provide or cause to be provided any required notice under the WARN Act, and any similar applicable Legal Requirement, and otherwise to comply with any such applicable Legal Requirement with respect to any “plant closing” or “mass layoff” or similar event affecting employees of the Banner Companies and occurring on or after the Closing Date. Buyer shall be responsible for, and shall indemnify Seller and its Affiliates against, any liabilities or obligations under any Legal Requirement relating to plant closings, worker layoffs or reductions in force, including but not limited to the WARN Act, resulting in whole or in part from any actions taken by Buyer or any of the Banner Companies after the Closing.

Section 7.4     Publicity.  Subject to applicable securities laws and regulations (including rules and regulations of any applicable securities exchange) (“Securities Disclosure Laws”) no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto prior to the Closing without the prior written consent of the other party. If such release or announcement shall be required by any such Securities Disclosure Laws, the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance. Following the Closing, each of Buyer, Seller and VION may publicly disclose the sale of the Banner Companies to Buyer, but no financial terms will be publicly disclosed unless each of Buyer, Seller and VION agrees in writing or unless required under Securities Disclosure Laws. Each of Seller and VION acknowledge that, following the date hereof, Securities Disclosure Laws will require Buyer to publically file this Agreement with securities regulatory authorities, provided that certain information may be redacted in accordance with Securities Disclosure Laws. Buyer shall afford Seller the opportunity to review and comment upon the redacting of confidential information in the Agreement to be publicly filed with securities regulatory authorities and shall take into account the reasonable comments of Seller with respect thereto to the extent permissible under Securities Disclosure Laws.

Section 7.5     Retention Incentive Plan.  In anticipation of the transaction contemplated by this Agreement, VION adopted the Retention Incentive Plan to benefit certain employees of the

Banner Companies if the Closing occurs. Following the Closing, Buyer shall cause the Banner Companies to pay, in the aggregate, the Initial Retention Incentive Plan Amount and the Final Retention Incentive Plan Amount to the employees of the Banner Companies as required under the Retention Incentive Plan, in accordance with the terms thereof. Seller shall bear the costs to the Banner Companies of such payments, including, without limitation, the employer portion of any payroll or similar Taxes payable by an employer. (For the avoidance of doubt, Seller shall not be responsible or have any liability for any Tax payable by any participant in such Plan.)

Section 7.6     Post-Closing Benefits.  From the Closing Date and for a period of two (2) years thereafter, Buyer shall cause the Banner Companies to provide to the employees of such Banner Companies employee benefits (except for the Banner LTIPs and the Retention Plan) that are, in the aggregate, substantially comparable to those that are provided to Buyer’s employees who are similarly situated. With respect to any benefits plans of Buyer in which such employees participate after the Closing Date, Buyer shall use reasonable efforts to: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any welfare benefit plan in which such employees may be eligible to participate after the Closing Date; provided, however, that no such waiver shall apply to a pre-existing condition of any such employee who was, as of the Closing Date, excluded from participation in a benefit plan of Seller or a Banner Company by nature of such pre-existing condition to the extent permitted by law; (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing Date during the year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Closing Date; and (iii) recognize all service of such employees with the Banner Company for purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual (excluding accrual under a defined benefit pension plan and a retiree medical plan) in any benefit plan in which such employees may be eligible to participate after the Closing Date, except to the extent such treatment would result in duplicative benefits. Nothing contained herein, express or implied: (i) shall alter or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, terminate any employee or alter the terms of any employee’s employment (in each case, subject to compliance with the terms of any written employment agreement); (ii) shall be deemed to be a guarantee of employment for any employee; or (iii) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 7.7     Banner Europe Pension Plan.  As soon as practicable after the Closing, but no later than December 31, 2013, Buyer shall cause Banner Europe to appoint a new administrator of the Banner Europe Pension Plan to act in place of Son Pension Fund, which administrator shall be reasonably acceptable to VION. During the period from the Closing Date until the due appointment of such new administrator, Son Pension Fund shall continue to administer the Banner Europe Pension Plan in accordance with the Banner Europe Pension Agreement. Upon the due appointment of such new administrator and the completion of any filings and registrations for such appointment as may be required under Dutch law, Seller and Buyer shall work together with Banner Europe, Son Pension Fund and Interpolis to arrange for the prompt transfer from Son Pension Fund to such new administrator of (i) assets having a value then equal to the assets then held by Interpolis in respect of the Banner Europe Pension Plan and (ii) all liabilities under the Banner Europe Pension Plan, in each case as determined by Interpolis, in accordance with its records and consistent with past practice. Buyer and Seller shall cooperate and take all such actions in connection with the transfer of such assets and liabilities as may be necessary to terminate the obligations of Son Pension Fund, VION and any Affiliate of VION under the Banner Europe Pension Plan to Banner Europe, current and former employees of Banner Europe and any Person claiming through any of them, including without limitation termination of the Banner Europe Pension Agreement. In addition, upon the Son Pension Fund’s receipt of the final invoice from Interpolis for premium payments and services for the year ending December 31, 2012 or any other periods ending on or prior to the Closing Date, it will allocate any overpayment or underpayment attributable to the Banner Europe Pension Plan, as based upon the records of Interpolis and Son Pension Fund (and determined in a manner consistent with past practice), and Buyer shall cause Banner Europe to pay any remaining premium or service payment due to Son Pension Fund, and VION shall cause Son Pension Fund to make any applicable refund due to Banner Europe as a result of such annual reconciliation.

Section 7.8     403 Dutch Civil Code Statement.  VION has filed a statement with the Dutch Trade Register in accordance with Section 403 of Book 2 of the Dutch Civil Code (the “403 Declarations”) pursuant to which VION became jointly and severally liable for the obligations of Banner Europe. On the Closing Date or immediately thereafter but no later than one (1) Business Day after the Closing Date, VION shall withdraw the 403 Declarations and shall file such statements and make such publications as are required under Dutch law to terminate any remaining liability under the 403 Declarations. If any third party opposes the termination of such remaining liability or seeks security for the satisfaction of its claims against Banner Europe in accordance with Section 404 paragraphs 4 and 5 of Book 2 of the Dutch Civil Code and such request is awarded by the relevant court, Buyer shall cause Banner Europe to furnish such guarantees as shall be acceptable to such third party or the relevant court, and following the Closing, Buyer shall, and shall cause Banner Europe to, indemnify and hold harmless VION and Seller from any such remaining liability under the 403 Declarations. Buyer’s obligations under this Section 7.8 shall be without prejudice to any rights it may have under this Agreement arising from the representations, warranties or covenants made by Seller or VION in this Agreement.

Section 7.9     Indemnification of Directors and Officers.

(a)     Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of the Banner Companies, as provided in the respective Governing Documents, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)     On or prior to the Closing Date, Seller shall obtain, at Buyer’s expense, a non-cancelable run-off insurance policy (in form and substance reasonably acceptable to Buyer), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of any Banner Company on or prior to the Closing Date.

Section 7.10   Further Assurances.  Each party will execute and deliver such further instruments, shall obtain all necessary consents, and shall take such further actions as may be reasonably requested by the other party to confirm and carry out the transactions contemplated by this Agreement. VION will take all reasonable steps necessary or desirable, and proceed diligently and in good faith, to cause Seller to perform its obligations contained herein.

Section 7.11   Post-Closing Assistance.

(a)      VION shall make available to the Banner Companies for up to twelve (12) months following the Closing Date a license or sublicense to use the Hyperion Financial Management (“HFM”) software programs currently used by the Banner Companies, and provide them with reasonable transition assistance following the Closing to transfer data relating to the Banner Companies. VION shall invoice the Banner Companies, at the rate of Euros 50,000 per annum, for providing to the Banner Companies such HFM software licenses or sublicenses on a monthly or quarterly basis. Buyer shall pay, or cause the Banner Companies to pay, such invoices promptly. The Banner Companies may discontinue the use of the HFM software licenses and sublicenses at any time on notice to VION.

(b)      Gelcaps currently employs and provides office space and office services to an individual in Mexico City who serves as a sales representative of Rousselot (the “Rousselot Sales Representative”). The cost of the Rousselot Sales Representative for the 12 month period ending September 30, 2012, is set forth in Section 7.11(b) of the Disclosure Letter. Rousselot reimburses Gelcaps the full cost of the Rousselot Sales Representative on a monthly basis. After the Closing and subject to the continuing obligation of Rousselot to reimburse Gelcaps such full costs and to indemnify Gelcaps for any liability incurred in connection with the employment of the Rousselot Sales Representative, Buyer shall cause Gelcaps to continue such arrangement with Rousselot for a period of not less than twelve (12) months. Rousselot may at any time terminate such arrangement on notice to Gelcaps.

Section 7.12   Product Liability Insurance.  Buyer shall cause the Banner Companies to maintain in full force and effect for not less than three years and six months following the Closing product liability and other insurance insuring the Banner Companies against Losses arising from any product liability or breach of warranty claim with respect to any Product or Service manufactured, sold or distributed prior to the Closing by or on behalf of any of the Banner Companies, the amounts of coverage, deductibles and other terms of which insurance shall be no less favorable to the Banner Companies than those for the insurance which the Banner Companies have in effect on the Closing Date. Prior to the Closing, if requested by Buyer, Seller and Buyer shall work together to cause one or more of the Banner Companies, as applicable, to purchase an insurance tail policy that provides for such coverage, which policy shall be at Buyer’s expense and mutually acceptable to Seller and Buyer. Buyer shall reimburse Seller the cost of such policy at the Closing, if such policy is purchased pursuant to this Section 7.12.

Section 7.13   Noncompetition; Nonsolicitation.

(a)      For a period beginning on the Closing Date and ending five (5) years after the Closing (the “Noncompete Period”), none of Seller, VION or their respective Affiliates may directly or indirectly, as agent, consultant, stockholder, member, manager, director, co-partner or in any other representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Banner Companies) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business (as currently conducted by the Banner Companies) in any jurisdiction in which the Business is currently operated (the “Competitive Activities”); provided, however, that nothing contained herein will be construed to prevent Seller, VION or any of their respective Affiliates from (i) carrying out the business of manufacturing and selling gelatin, which, for the avoidance of doubt, the parties agree is not a Competitive Activity, or (ii) investing in the stock of any other entity engaged in the Business or other entity that competes with any company listed on a national securities exchange or traded in the over-the-counter market, but only if Seller, VION or their respective Affiliate, as applicable, is not involved in the business of said company and if Seller, VION or their respective Affiliate, as applicable and their associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent (2%) of the stock of such company. It is understood and agreed that should any portion, provision or clause of this Section 7.13 be deemed too broad to permit enforcement to its full extent, then it will be enforced to the maximum extent permitted by applicable law, and each of Seller, VION and their respective Affiliates hereby consents and agrees that such scope will be modified by the court in any proceeding brought to enforce such restriction.

(b)      For a period beginning on the Closing Date and ending two (2) years after the Closing, none of Seller, VION or their respective Affiliates will, directly or indirectly, solicit for employment or hire any person who is employed by the Banner Companies as of the date hereof; provided, however, that Seller, VION and their respective Affiliates shall not be prohibited from (a) conducting generalized solicitations for employees (which solicitations are not specifically targeted at employees of the Banner Companies) through the use of media advertisements, professional search firms, or otherwise and (b) hiring any persons who respond to such solicitations or who have ceased to be employed by the Banner Companies, provided that, in the case of any senior manager of the Banner Companies, including but not limited to the members of the Global Leadership Team and the regional head managers of Banner Europe, Banner Canada and Gelcaps, who has resigned from his employment with any Banner Company, such person has ceased employment with all Banner Companies for a period of at least six (6) months following such person’s resignation from the Banner Companies.

Section 7.14   Confidentiality.  From and after the Closing, each of Seller and VION will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its Affiliates, disclosing to any Person, or using for any purpose, any confidential, proprietary or secret information relating to any of the Banner Companies or the Business; provided that the foregoing shall not apply to disclosure required by applicable Legal Requirement. For purposes of this Section 7.14, the “confidential, proprietary or secret information relating to the any of the Banner Companies or the Business” that is subject to this Section 7.14 is information relating to the Business which the Banner Companies currently keep confidential or treat as proprietary or secret, but in any event does not include any information (a) that is or becomes generally available to the public (other than as a result of a breach of this Section 7.14) or (b) becomes available to Seller, VION or any of their respective Affiliates from a third party after the Closing not bound by confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure that is known to Seller or VION.

Section 7.15   Timing of Closing.  Notwithstanding anything to the contrary in this Agreement, no party shall be required to consummate the transactions contemplated hereby during the period beginning on the date of this Agreement and ending on the forty-fifth (45th) day following the date of this Agreement.

Section 7.16   Assignment of Non-Disclosure Agreements.  On or prior to Closing, Seller and VION shall assign to the Banner Companies all non-disclosure agreements between Seller and/or VION and any third party, entered into in connection with the contemplated sale of the Shares and/or this transaction to the extent assignable without the consent of any third party.

Section 7.17   Exclusive Dealing.  During the period from the date of this Agreement until the earlier of (a) the date this Agreement is terminated in accordance with its terms and (b) the Closing Date, Seller and VION shall not, and shall direct its Affiliates (including the Banner Companies) and its and their respective representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, provide any confidential information to, or enter into any agreement with, any Person, other than Buyer (and its Affiliates and representatives), concerning any purchase of the Shares, any merger involving any of the Banner Companies, any sale of all or substantially all of the assets of the Banner Companies, or similar transaction involving the Banner Companies.

Section 7.18   Additional Financial Statements and Business Acquisition Report.

At Buyer’s request and expense, Seller shall, and shall cause its Affiliates (including, prior to Closing Sobel USA and Banner Europe) to, reasonably cooperate with Buyer so that Buyer can obtain or prepare, within the time periods required by applicable securities laws and regulations and Canadian or American stock exchange requirements, any audited and unaudited financial statements and any pro forma or other financial information relating to Sobel USA and Banner Europe or the transactions contemplated by this Agreement that the Buyer is required to file or otherwise disclose under applicable securities laws and regulations and stock exchange requirements, with such financial statements and financial information to be prepared in accordance with such laws, regulations and requirements (including unqualified audit reports). Seller also hereby agrees to consent, and to cause its Affiliates (including, prior to Closing Sobel USA and Banner Europe) to consent, by or at the request of Buyer, to the inclusion of such financial statements and information in any filings by Buyer with any securities regulatory authority or exchange. To the extent required both prior to and following Closing, Seller further agrees to use, and to cause its Affiliates (including, prior to Closing Sobel USA and Banner Europe) to use, reasonable efforts to cause the auditors of Sobel USA and Banner Europe, at Buyer’s expense, to provide to Buyer (or Buyer’s successor) any such auditor’s consent to the inclusion of any such financial statements or the information contained therein, in any filings by or on behalf of Buyer (or Buyer’s successor) with any applicable securities regulatory authority or Canadian or American securities exchange, including providing such auditors with customary and required management representation letters References to “filings” in this Section 7.18 include any filings, prospectus, prospectus supplement or offering circular required prior to or following Closing in connection with an Equity Financing or Buyer’s reporting obligations under applicable securities laws and regulations and Canadian or American stock exchange requirements.

Section 7.19   Non-Canadian Cash.  Seller shall ensure that the maximum amount of Banner Cash at Closing held in the aggregate by all of the Banner Companies other than Banner Canada shall not exceed $13 million.

Section 7.20   Pension Plan True-Up.  Seller shall retain at its expense an independent actuary, mutually acceptable to Buyer and Seller, to review and determine prior to the Closing whether the Banner Europe Pension Plan and the Gelcaps Pension Plan will be under-funded as of the Closing Date. Such determination will be made in accordance with GAAP and on a basis consistent with the past practices of the Banner Companies in valuing such Pension Plans for purposes of preparing the Audited Financial Statements. Seller shall cause such independent actuary to deliver a report to Buyer and Seller not less than five (5) days prior to the Closing Date, which shall include its determination with respect to whether the Banner Europe Pension Plan and the Gelcaps Pension Plan will be under-funded as of the Closing Date and supporting calculations used to render such determination. The determination set forth in the report of such independent actuary shall be final and conclusive, and if such report shows an aggregate under-funding of the Banner Europe Pension Plan and the Gelcaps Pension Plan, the amount thereof shall be treated as Indebtedness at the Closing, deducted from the Purchase Price and retained by Buyer as satisfaction of such Indebtedness.

Section 7.21   Potential Liability Under Change of Control Agreements.  If after the Closing the Banner Companies incur any liability under any of the Change of Control Agreements (excluding for the avoidance of doubt, any stay bonuses owing pursuant to the Change of Control Agreements), Buyer and Seller will share such liability in the manner specified in Section 7.21 of the Disclosure Letter. Any amount which Seller owes to Buyer under this Section 7.21 shall be paid from the Stay Bonus/CIC Amount in accordance with Section 2.4(b) and, to the extent that funds in the Stay Bonus/CIC Amount are not sufficient to make all or any portion of such payment, Seller shall pay such amount to Buyer within thirty (30) days after Buyer’s written demand therefor.

ARTICLE VIII

CONDITIONS TO CLOSING; TERMINATION

Section 8.1     Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under Article II of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

(a)      Bringdown of Representations and Warranties; Covenants.  Each of (i) the Seller’s Fundamental Representations shall be true and correct in all material respects, and (ii) the other representations and warranties of Seller and VION contained in Article IV of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or shall be true and correct in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or other similar materiality standard or qualification), in each case, on and as of the date of this Agreement and the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date, except to the extent that any representation and warranty relates exclusively to an earlier date, in which case any such representation and warranty shall be so true and correct as of such earlier date; provided, however, that the condition set out in Section 8.1(a)(ii) shall be deemed to be satisfied unless the failure of any and all of the representations and warranties referred to therein to be so true and correct would, in the aggregate, have a Material Adverse Effect. Each of Seller and VION shall have performed all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing. There shall be delivered to Buyer a certificate of an executive officer of Seller dated the Closing Date to the effect that the conditions specified in this Section 8.1(a) have been satisfied.

(b)      Consents; Orders; Proceedings.

(i)       All necessary consents for the consummation of the transactions contemplated hereby shall have been obtained from all relevant Governmental Authorities. No Order or Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement, and no Action or Proceeding shall have been commenced by a Governmental Authority that seeks to restrain or prohibit the consummation of all or any portion of the transactions contemplated by this Agreement.

(ii)      The waiting period, and any extension thereof, regarding the notifications filed by the parties under the HSR Act shall have expired or shall have been terminated, and no suit to prevent any of the transactions contemplated by this Agreement shall have been filed by either the Antitrust Division or the FTC and remain pending.

(iii)     If applicable, the Mexican Antitrust Commission shall have approved the transactions contemplated by this Agreement or, if no such approval is issued, the required waiting period under the Mexican Competition Law shall have expired and the Mexican Antitrust Commission shall not have issued any Orders prohibiting or restricting any of the transactions contemplated by this Agreement.

(iv)      All Encumbrances on the Shares shall have been extinguished or released.

(v)       The Rousselot Supply Agreement shall have been duly executed and delivered by Rousselot and Banner US.

(vi)      Each of the consents, approvals, authorizations, waivers and releases identified in Section 8.1(b)(vi) of the Disclosure Letter shall have been obtained.

(c)      VION Credit Facility Guarantees.  Each of the Banner Companies that is party to or subject to the terms of a VION Credit Facility Guarantee shall have been fully released from such Guarantees.

(d)      Other Assurances.  Seller shall have furnished to Buyer all such other certificates and other documents as Buyer may reasonably request in order to evidence the performance by Seller of its obligations under this Agreement or as may be necessary to carry out the purposes of this Agreement.

Section 8.2     Conditions Precedent to Obligations of Seller.  The obligations of Seller under Article II of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions, any one or more of which may be waived in whole or in part by Seller:

(a)      Bringdown of Representations and Warranties; Covenants.  Each of (i) the Buyer’s Fundamental Representations shall be true and correct in all material respects, and (ii) the other representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or shall be true and correct in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or other similar materiality standard or qualification), in each case, on and as of the date of this Agreement and the Closing Date, except to the extent that any representation and warranty relates exclusively to an earlier date, in which case any such representation and warranty shall be so true and correct as of such earlier date; provided, however, that the condition set out in Section 8.2(a)(ii) shall be deemed to be satisfied unless the failure of any and all of the representations and warranties referred to therein to be so true and correct would, in the aggregate, have a Material Adverse Effect. Buyer shall have performed all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing. There shall be delivered to Seller a certificate of an executive officer of Buyer dated the Closing Date to the effect that the conditions specified in this Section 8.2(a) have been satisfied.

(b)      Consents; Orders; Proceedings.

(i)       All necessary consents for the consummation of the transactions contemplated hereby shall have been obtained from all relevant Governmental Authorities. No Order or Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement, and no Action or Proceeding shall have been commenced by a Governmental Authority that seeks to restrain or prohibit the consummation of all or any portion of the transactions contemplated by this Agreement.

(ii)       The waiting period, and any extension thereof, regarding the notifications filed by the parties under the HSR Act shall have expired or shall have been terminated, and no suit to prevent any of the transactions contemplated by this Agreement shall have been filed by either the Antitrust Division or the FTC and remain pending.

(iii)      If applicable, the Mexican Antitrust Commission shall have approved the transactions contemplated by this Agreement or, if no such approval is issued, the required waiting period under the Mexican Competition Law shall have expired and the Mexican Antitrust Commission shall not have issued any Orders prohibiting or restricting any of the transactions contemplated by this Agreement.

(iv)      Each of the consents, approvals, authorizations, waivers and releases identified in Section 8.2(b)(iv) of the Disclosure Letter shall have been obtained.

(c)      Other Assurances.    Buyer shall have furnished to Seller all such other certificates and other documents as Seller may reasonably request in order to evidence the performance by Buyer of its obligations under this Agreement or as may be necessary to carry out the purposes of this Agreement.

Section 8.3     Termination.

(a)      This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)       by the written consent of Buyer and Seller;

(ii)      by Buyer or Seller if

(A)      the Closing has not occurred by December 31, 2012, and

(B)      the failure to consummate the purchase of the Shares on or before such date did not result from the failure of the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by such party prior to Closing; or

(iii)     by Buyer or Seller, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final Order or taken any other action, which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

(b)      If this Agreement is terminated in a manner permitted by this Section 8.3, this Agreement will become void and of no further force and effect, and none of the parties will have any liability to the other in respect of such termination of this Agreement; provided, however, that nothing in this Section 8.3 shall relieve any party from liability it may have hereunder for a breach of this Agreement prior to such termination, and provided, further, that Section 6.1 and Article X shall survive the termination or expiration of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1     Indemnification Obligations of Seller.  If the Closing shall take place and subject to the limitations set forth in this Article IX, Seller and VION, at their own expense shall jointly and severally defend, indemnify and hold harmless Buyer and its Affiliates (including the Banner Companies), and their respective directors, officers, managers, partners, employees, representatives and agents (each, a “Buyer Indemnified Party”), at all times after the Closing Date against and in respect of all Losses suffered or incurred by any Buyer Indemnified Party resulting from, arising out of or in connection with:

(a)      any inaccuracy in or breach of any representation or warranty made by Seller or VION in Article IV hereof or any certificate provided by Seller or VION in connection herewith as of the date of this Agreement or as of the Closing as if such representation or warranty were made as of the Closing Date (except for such representations or warranties expressly made as of an earlier date, in which case, as of such earlier date), provided that notice of such breach has been given by Buyer to Seller on or prior to the applicable date specified in Section 9.4;

(b)      the breach, noncompliance or non-performance of any agreement, obligation or covenant made by Seller or VION in this Agreement;

(c)      any Loss (whether relating to the period prior to or following the Closing) of any Banner Company arising from or related to the Retention Incentive Plan;

(d)      any Loss with respect to Funded Indebtedness of the Banner Companies on the Closing Date;

(e)      any Pre-Closing Taxes;

(f)      any Seller Transaction Expenses which are not reflected in the Closing Date Balance Sheet;

(g)      any inaccuracy in or breach of any representation or warranty, or breach, noncompliance or non-performance of any agreement, obligation or covenant, made by VION Financial under the Assignment and Assumption Agreement;

(h)      any Loss arising from or related to the Banner LTIPs or any amendment or termination thereof;

(i)      any Loss in excess of $62,500 arising from or related to the product recall identified in item 8 of Section 4.12 of the Disclosure Letter;

(j)      any Loss arising from or related to the product recalls identified in items 1-6 of subsection C of Section 4.14(e) of the Disclosure Letter.

Section 9.2     Indemnification Obligations of Buyer.  If the Closing shall take place and subject to the limitations set forth in this Article IX, Buyer at its own expense shall defend, indemnify and hold harmless Seller, its directors, officers, managers, partners, employees, representatives, agents and Affiliates (each, a “Seller Indemnified Party”) at all times after the Closing Date against and in respect of all Losses suffered or incurred by a Seller Indemnified Party resulting from, arising out of or in connection with:

(a)      any inaccuracy in or breach of any representation or warranty made by Buyer in Article V hereof or in any certificate delivered pursuant hereto as of the date of this Agreement or as of the Closing as if such representation or warranty were made as of the Closing Date (except for such representations or warranties expressly made as of an earlier date, in which case, as of such earlier date), provided that notice of such breach has been given by Seller to Buyer on or prior to the applicable date specified in Section 9.4; and

(b)      the breach, noncompliance or non-performance of any agreement, obligation or covenant made by Buyer in this Agreement which by its terms contemplates performance after the Closing.

(c)      any Loss, or liability for Taxes, whether pursuant to this Agreement or otherwise, arising from or related to the 338(g) Election or the Mexican Intercompany Loan.

Section 9.3     Procedures.

(a)      An Indemnified Party seeking indemnification under Sections 9.1 or 9.2 shall give written notice to the Indemnifying Party of the assertion of any claim that does not involve an Action or Proceeding brought by a third party (a “Third Party Proceeding”). The notice shall describe in reasonable detail the nature of the claim, contain an estimate of the amount of Losses attributable to the claim to the extent feasible and state the basis of the request for indemnification under this Agreement.

(b)      If an Indemnified Party receives notice of a Third Party Proceeding for which the Indemnified Party intends to assert an indemnification claim under Sections 9.1 or 9.2 against the Indemnifying Party, then the Indemnified Party shall give notice of such proceeding to the Indemnifying Party within ten (10) days after receipt of written notice thereof from such third party, or sooner, to the extent a reply is required before that under the Third Party Proceeding, in which case, the Indemnified Party shall give notice of such proceeding to the Indemnifying Party within the initial one third (1/3) of the term available under the applicable rules to respond to such Third Party Proceeding. Upon acknowledgement of the Indemnifying Party’s obligation to indemnify an Indemnified Party hereunder, the Indemnifying Party may assume the defense of any such Third Party Proceeding by notice to the Indemnified Party no later than five (5) Business Days prior to the date by which an answer or other response to the Third Party Proceeding is required to be made. Any failure by either party to give the requisite notice within the time specified in this Section 9.3(b) will not relieve the Indemnifying Party of the obligation to indemnify the Indemnified Party or the obligation of the Indemnified Party to allow the Indemnifying Party to defend pursuant to this Section 9.3(b) except to the extent that the defense of any Third Party Proceeding is materially prejudiced by the delay.

(c)      If the Indemnifying Party assumes the defense of a Third Party Proceeding pursuant to Section 9.3(b), then the Indemnifying Party may defend and conduct any proceedings or negotiations in connection with the Third Party Proceeding, take all other required steps or proceedings to settle or defend any Third Party Proceeding, and employ counsel of its choice to contest such Third Party Proceeding in the name of the Indemnified Party or otherwise.

(d)      If the Indemnifying Party does not assume the defense of (having been given a proper opportunity to do so), or if after so assuming the Indemnifying Party fails to defend, any Third Party Proceeding, then the Indemnified Party may defend against such Third Party Proceeding in a manner reasonably appropriate and the Indemnified Party may settle such Third Party Proceeding on such terms as are reasonable in the circumstances and the costs and expense of such defense shall be Losses subject to indemnification; provided, however, that in no event shall the Indemnifying Party settle, or agree to any other resolution of, any Third Party Proceeding without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditions or delayed, if such settlement or other resolution is binding on the Indemnified Party.

(e)      The Indemnified Party shall have the right to participate in the defense of any Third Party Proceeding related to any indemnified Losses where the defense has been and continues to be assumed by the Indemnifying Party, at the Indemnified Party’s sole cost and expense and the costs and expenses of that participation shall not be Losses subject to indemnification.

(f)      Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Proceedings shall be governed exclusively by Section 7.2(h) (and not this Section 9.3).

Section 9.4     Time Periods for Assertion of Select Claims.

(a)      The Seller’s Fundamental Representations shall survive indefinitely.

(b)      The representations and warranties of Seller and VION contained in Article IV, except for Seller’s Fundamental Representations and such representations and warranties as are contained in Sections 4.8 (Taxes), 4.18(a)-(d) and (h)–(i) (Employee Benefits and Plans) and 4.19 (Environmental Matters), shall terminate and expire on the eighteen (18) month anniversary of the Closing Date and any claim for indemnification under Section 9.1(a) with respect to the breach of any such representations and warranties shall be asserted on or before such date, and if not shall be barred.

(c)      The representations and warranties of Seller and VION contained in Sections 4.8 (Taxes) and 4.18(a)-(d) and (h)–(i) (Employee Benefits and Plans), shall terminate and expire on the date ninety (90) days after the end of the period provided by applicable law (taking into account any extensions granted) as the limitation period for commencement of proceedings for the assessment of the Taxes which are the subject of such representations and warranties, and any claim for indemnification under Section 9.1(a) with respect to the breach of any such representations and warranties shall be asserted on or before such date, and if not shall be barred.

(d)      The representations and warranties of Seller and VION contained in Section 4.19 (Environmental Matters) shall terminate and expire on the third anniversary of the Closing Date and any claim for indemnification under Section 9.1(a) with respect to the breach of any such representations and warranties shall be asserted on or before such date, and if not shall be barred.

(e)      The representations and warranties of Buyer contained in Article V, shall terminate and expire on the eighteen (18) month anniversary of the Closing Date, and any claim for indemnification under Section 9.2(a) with respect to any such representations and warranties shall be asserted on or before such date, and if not shall be barred.

(f)      Any claim for indemnification under Section 9.1(c) or Section 9.1(d) must be asserted on or before the third anniversary of the Closing Date, and if not shall be barred.

(g)      Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with the any preceding subsection of this Section 9.4 will continue to survive with respect to any claim if Buyer or Seller, as the case may be, notifies the Indemnifying Party of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer or Seller prior to the applicable expiration date, until the claim has been satisfied or otherwise resolved.

Section 9.5     Limits on Indemnification.

(a)      No claim may be asserted against Seller or Buyer for breach of any representation, warranty or covenant contained herein, or for indemnification pursuant to Sections 9.1 or 9.2, unless written notice of such claim pursuant to Section 9.3 is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, on or prior to the date on which the representation or warranty or right to indemnification on which such claim is based ceases to survive as set forth in Section 9.4, and any claim brought after such date shall be barred.

(b)      Notwithstanding anything to the contrary contained in this Agreement:

(i)      other than with respect to claims for indemnification based on, with respect to or by reason of any inaccuracy or breach of any of the Seller’s Fundamental Representations, the Buyer’s Fundamental Representations or any of the representations or warranties set forth in Sections 4.8 (Taxes) or 4.18(b)(ii), (b)(v), (d), (h) and (i) (Employee Benefits and Plans), the maximum aggregate amount of indemnifiable Losses that may be recovered under this Agreement from Seller or VION by Buyer (including any other Buyer Indemnified Party) with respect to any breach of any representation or warranty described in Section 9.1(a), or from Buyer by Seller (including any other Seller Indemnified Party) with respect to any breach of any representation or warranty described in Section 9.2(a), shall be twenty-five million dollars ($25,000,000) (the “Cap”);

(ii)     other than with respect to claims for indemnification based on, with respect to, or by reason of any inaccuracy or breach of any of the Seller’s Fundamental Representations, the Buyer’s Fundamental Representations or any of the representations or warranties set forth in Sections 4.8 (Taxes) or 4.18(b)(ii), (b)(v), (d), (h) and (i) (Employee Benefits and Plans), Seller or VION shall not be liable to Buyer (or any other Buyer Indemnified Party) with respect to any breach of any representation or warranty described in Section 9.1(a), nor Buyer to Seller (or any other Seller Indemnified Party) with respect to any breach of any representation or warranty described in Section 9.2(a), for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from such party exceeds two million dollars ($2,000,000) (the “Basket Amount”), in which case such party shall be liable only for the Losses in excess of the Basket Amount;

(iii)      other than with respect to claims for indemnification based on, with respect to, or by reason of any inaccuracy or breach of any (A) of the Seller’s Fundamental Representations, the Buyer’s Fundamental Representations or any of the representations or warranties set forth in Sections 4.8 (Taxes) or 4.18(b)(ii), (b)(v), (d), (h) and (i) (Employee Benefits and Plans) or (B) representation or warranty qualified by, or within which an exception therein relates to, materiality, “Material Adverse Effect” or any similar materiality qualification or standard, no Losses may be claimed by a party or shall be reimbursable by the other party or shall be included in calculating the aggregate Losses for purposes of clause (ii) of this Section 9.5 other than Losses in excess of twenty-five thousand dollars ($25,000) (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; and

(iv)      notwithstanding the foregoing, the limitations contained in subsections (i), (ii) and (iii) of this Section 9.5(b) shall not apply to any Losses incurred in connection with or arising from any inaccuracy contained in, omission from or breach of Section 2.3, which Losses shall be treated solely in accordance with Section 2.3.

Section 9.6     Computation of Indemnifiable Losses.

(a)      Any amount payable pursuant to this Article IX (i) shall be decreased to the extent of any insurance proceeds actually received or applied by the recipient of such amount in respect of an indemnifiable Loss, (ii) shall be (A) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and (B) reduced by the amount, if any, of Tax Benefits actually realized by the Indemnified Party prior to the date such indemnity payment is made arising from the incurrence or payment of any such Loss (net of any and all out-of-pocket costs and expenses incurred by Buyer and/or its Affiliates (including the Banner Companies) in calculating or determining the amount, if any, of such actually realized Tax Benefits) and (iii) shall be reduced by any recoveries from third Persons pursuant to indemnification or otherwise in respect thereto. To the extent that any Tax Benefit is actually realized following the date that an indemnity payment is made, then no later than thirty (30) days after the annual Tax Return of the applicable Banner Company has been filed that takes into account the deduction or loss generated as a result of the Losses that gave rise to such indemnity payment, the Indemnified Party shall pay to the Indemnifying Party the amount of the Tax Benefits actually realized as a result of the Losses that gave rise to such indemnity payment. Notwithstanding anything to the contrary contained herein, no Tax Benefit shall be required to be paid by an Indemnified Party to an Indemnifying Party pursuant to this Section 9.6(a) to the extent such Tax Benefit has not been actually realized prior to the third taxable year following the taxable year that the deduction or loss relating to the Loss that gave rise to indemnification hereunder was generated.

(b)      Notwithstanding anything to the contrary contained herein, Section 9.6(a)(ii) shall not apply with respect to any amounts payable pursuant to this Article IX or otherwise resulting from, arising out of or in connection with amounts payable under (i) the Retention Incentive Plan and (ii) the Change of Control Amendments (including, for the avoidance of doubt, any stay bonuses owing pursuant to such amendments), and VION and Seller acknowledge that any Tax Benefits related thereto shall be for the exclusive benefit of Buyer and its Affiliates (including the Banner Companies after the Closing).

(c)      Each Indemnified Party shall be obligated in connection with any claim for indemnification based on any inaccuracy or breach of any representation or warranty described in Sections 9.1(a) or 9.2(a) to use all commercially reasonable efforts to obtain any insurance proceeds and indemnification payments payable to such Indemnified Party by any third party available with regard to the applicable claims. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of damages and shall subsequently receive insurance proceeds, indemnification payments or other amounts in respect of such damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, indemnification payments or other amounts actually received. With respect to any claim for indemnification for Losses arising from or relating to a breach of the representations and warranties made by VION and Seller in Section 4.22, VION and Seller shall not have any liability for any such Losses unless (i) Buyer has complied with its obligations under Section 7.12 and (ii) each Indemnified Party has otherwise complied with the provisions of this Section 9.6(c); provided, however, that nothing in this Section 9.6(c) shall prevent any Indemnified Party from delivering notice to any Indemnifying Party of an assertion of a claim for indemnification in accordance with Section 9.3(a) prior to its compliance with this Section 9.6(c).

Section 9.7     Consequential Damages.   In no event shall any party be liable for punitive, consequential, special, lost profits, loss of business, business reputation or opportunity, or similar damages under or in connection with this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort, strict liability or any other legal or equitable principle, and each party releases the other party from liability for any such damages, except to the extent the Indemnified Party is liable for such damages to any third party (including any Governmental Authority but excluding any Affiliate of a party to this Agreement). Except in the case of fraud or willful misrepresentation, no party shall be entitled to rescission of this Agreement as a result of breach of a party’s representations, warranties, covenants or agreements, or for any other matter.

Section 9.8     Exclusive Remedies.  Except in the case of fraud or willful misrepresentation, if the Closing takes place, the indemnities set forth in this Article IX shall be the only remedies available to the specified indemnified party with respect to the matters giving rise to such indemnification. If the Closing takes place, no party shall be entitled to assert against another party any claim for damages, indemnification or otherwise relating to the transactions under this Agreement except (i) in the case of fraud or willful misrepresentation and (ii) pursuant and subject to the provisions of this Article IX and only to the extent such claim is based upon a breach of a representation or warranty made in or under this Agreement, a breach of any covenant, agreement or obligation made in or under this Agreement or an indemnification obligation under this Article IX. Notwithstanding the foregoing, this Article IX shall not affect any remedy any party may have under this Agreement before the Closing or upon termination of this Agreement or any equitable remedy available to any party.

ARTICLE X

MISCELLANEOUS

Section 10.1     Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing. Subject to Section 10.3, any such notice, request, demand, claim, or other communication hereunder shall be deemed duly given or made upon receipt when it shall be delivered by hand, certified or registered mail, or facsimile (with written confirmation of receipt) to the party to which it is addressed at such party’s address specified below, or at such other address as such party shall have designated by notice in accordance with this Section 10.1 to the party giving such notice or making such request:

if to Buyer, to:

Patheon Inc.

4721 Emperor Blvd., Suite 200

Durham, NC 27703

Telephone: +1 (919) 226-3200

Email:  james.mullen@patheon.com

Attn: James Mullen, Chief Executive Officer

with a required copy to:

Reed Smith LLP

599 Lexington Avenue, 30th floor

New York, New York 10022

Attention: David M. Grimes, Esq.

Telephone:  +1 (212) 549-0240

Email:  dgrimes@reedsmith.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, Delaware 19801

Attention:  Robert B. Pincus, Esq.

Telephone: +1 (302) 651-3090

Facsimile:  +1 (302) 651-3001

Email:  Bob.Pincus@skadden.com

if to Seller, to:

Sobel Best N.V.

Noord Brabantlaan 303-307

5657 GB, Eindhoven

The Netherlands

Attention:         Peter Beckers

Facsimile:         +31 (88) 995-3888

Email: peter.beckers@vionfood.com

with a required copy to:

Becker, Glynn, Muffly, Chassin & Hosinski LLP

299 Park Avenue

New York, NY 10171

Attention:         Robert C. Muffly

Facsimile:         +1 (212) 888-0255

Email: rmuffly@beckerglynn.com

if to VION, to:

VION Holding N.V.

Noord Brabantlaan 303-307

5657 GB, Eindhoven

The Netherlands

Attention:         Peter Beckers

Facsimile:         +31 (88) 995-3888

Email: peter.beckers@vionfood.com

with a required copy to:

Becker, Glynn, Muffly, Chassin & Hosinski LLP

299 Park Avenue

New York, NY 10171

Attention:         Robert C. Muffly

Facsimile:         +1 (212) 888-0255

Email: rmuffly@beckerglynn.com

Section 10.2     Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other party, which consent may be granted or withheld in the discretion of such other party; provided, however, that Buyer may assign its rights, but not its obligations and liabilities under the Transaction Documents to one or more of its wholly-owned (direct or indirect) Subsidiaries; and provided, further that such assignment shall not relieve Buyer from its obligations and liabilities hereunder. Nothing contained herein, express or implied, is intended to confer upon any Person other than the parties any rights or remedies under or by reason of this Agreement. Following the Closing, Buyer may assign its rights under Article IX hereunder to the Financing Sources.

Section 10.3     Governing Law; Proceedings.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any provision of such laws that might direct the application of another substantive law to govern this Agreement.

(b)      EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING IN RESPECT HEREOF (INCLUDING ANY ACTION BROUGHT AGAINST ANY FINANCING SOURCE UNDER THE DEBT COMMITMENT LETTER OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY) MUST BE BROUGHT IN ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK; AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURT THEREOF FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING (AND WAIVES FOR SUCH PURPOSE ANY DEFENSE BASED ON LACK OF PERSONAL JURISDICTION). EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING. Each party irrevocably consents to the service of process in any such Action or Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 10.1 of this Agreement, such service to become effective. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action or Proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of either party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties. Seller and VION each agree, on behalf of itself and its the directors, officers, employees, Affiliates, controlling persons, stockholders, agents, advisors or representatives (collectively, the “Seller Related Parties”), that the Financing Sources and their directors, officers, employees, Affiliates, controlling persons, stockholders, agents, advisors or representatives (i) shall be subject to no liability or claims by the Seller Related Parties arising out of or relating to this Agreement, the Debt Financing or the transactions contemplated hereby or in connection with the Debt Financing, or the performance of services by the Financing Sources or their directors, officers, employees, Affiliates, controlling persons, stockholders, agents, advisors or representatives with respect to the foregoing, (ii) shall, without limiting the provisions of clause (i), be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Buyer and (iii) are express third party beneficiaries of this Section 10.3 (which may not be changed as to any Financing Source without its prior written consent).

Section 10.4   Amendment and Waiver.  To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.

Section 10.5   Entire Agreement.  The Transaction Documents constitute the full understanding of the parties relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist among the parties with respect thereto.

Section 10.6   Third Party Beneficiaries.  No Person not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise other than the Financing Sources with respect to Section 10.3(b).

Section 10.7   Disclosure Letter.  Notwithstanding anything to the contrary contained in this Agreement or in the Disclosure Letter delivered by Seller to Buyer on the date hereof, the information and disclosures contained in any Section of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Letter to which such information and disclosures are readily apparent on its face and would put a reasonable Person on notice of the applicability of such fact or matter to such other Section of the Disclosure Letter and the representations and warranties set forth in this Agreement to which such other Section of the Disclosure Letter relates.

Section 10.8   Specific Performance.  Each party to this Agreement acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity (without any requirement to post bond).

Section 10.9   Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included herein.

Section 10.10 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to constitute an original of the same Agreement, and all of which together shall constitute one single Agreement, which shall be effective upon the execution hereof by both parties. A complete set of counterparts shall be made available to each party.

Section 10.11 Joint Drafting.  The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

Section 10.12  Personal Liability.  This Agreement shall not create or be deemed to create or permit any liability or obligation on the part of any officer, director, employee or representative of either party hereto who is a natural person or of any Banner Company.

Section 10.13  Facsimile/Electronic Transmission.    This Agreement may be executed by facsimile signature or by scanned electronic image files attached to email and any such facsimile signature or electronic image file shall constitute an original for all purposes.

Section 10.14  Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its lawyers, consultants and other agents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SOBEL BEST N.V.

By:	/s/ Peter Beckers
Name: Peter Beckers
Title: Director

VION HOLDING N.V.

By:	/s/ Peter Beckers
Name: Peter Beckers
Title: Member Executive Board

[Signature Page to Stock Purchase Agreement]

PATHEON INC.

By:	/s/ James Mullen
Name: James Mullen
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

VION FINANCIAL SERVICES B.V.

By:
Name:
Title:

ASSIGNEE

PATHEON INC.

By:
Name:
Title:

Consented to:

BANNER PHARMACAPS INC.

By:
Name:
Title:

EXHIBIT A

Form of Assignment and Assumption Agreement

(see attached)

EXHIBIT A

Assignment and Assumption

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of [insert the Closing Date] (the “Effective Date”) and is entered into by and between VION Financial Services B.V., a private limited liability company under Dutch law (the “Assignor”) and Patheon Inc., a Canadian corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Intercompany Loan Agreement, dated as of April 22, 2011, among Banner Pharmacaps Inc. (“Borrower”) and Assignor (the “Loan Agreement”) or the Stock Purchase Agreement, dated as of October 28, 2012, among SOBEL BEST N.V., VION HOLDING N.V. and Assignee (the “SPA”). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

In consideration of the Banner US Debt Purchase Price, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date, (a) all of the Assignor’s rights and obligations in its capacity as lender under the Loan Agreement and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as (the “Assigned Interest”)).

In consideration for, and as a condition to the transfer of, the Assigned Interest, Assignee shall pay to Assignor the Banner US Debt Purchase Price.

The purchase, sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption and the SPA, without representation or warranty by the Assignor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

VION FINANCIAL SERVICES B.V.

By:
Name:
Title:

ASSIGNEE

PATHEON INC.

By:
Name:
Title:

Consented to:

BANNER PHARMACAPS INC.

By:
Name:
Title:

2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to any statements, warranties or representations made by Borrower in or in connection with the Loan Agreement or any other Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become lender under the Loan Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a lender thereunder, and (iii) it has received a copy of the Loan Agreement.

2. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. “pdf’ or “tif’) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to its conflict of laws principles.

3

EXHIBIT B

Escrow Agreement

(see attached)

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of [insert Closing Date], by and among CSC Trust Company of Delaware, as escrow agent hereunder (the “Escrow Agent”), and SOBEL BEST N.V., a corporation organized under the laws of The Netherlands (“Seller”), and Patheon Inc., a Canadian corporation1 (“Buyer”).

Preliminary Statements:

A. The Seller, VION Holding N.V. (“VION”) and the Buyer are parties to that certain Stock Purchase Agreement dated as of October 28, 2012 (the “Purchase Agreement”), pursuant to which the Buyer shall purchase all of the shares of capital stock of each of Sobel USA Inc. and Banner Pharmacaps Europe B.V., all as more fully set forth in the Purchase Agreement.

B. Capitalized terms used but not otherwise defined herein have the meanings given them in the Purchase Agreement.

C. Under the Purchase Agreement, Seller and VION may have certain obligations to pay amounts to the Buyer after Closing in respect of (i) a working capital adjustment and the Retention Incentive Plan pursuant to Section 2.3 of the Purchase Agreement (such payment obligations, the “Section 2.3 Payment Obligations”); and (ii) the Stay Bonus/CIC Amount pursuant to Section 2.4(b) of the Purchase Agreement (such payment obligations, the “Section 2.4(b) Payment Obligations”, and together with the Section 2.3 Payment Obligations, the “Payment Obligations”).

D. To secure the Payment Obligations, the Buyer will at Closing deposit the following amounts from the Purchase Price with the Escrow Agent pursuant to Section 3.2(a)(ii) of the Purchase Agreement:

a.	$5,000,000 (USD), to secure the Section 2.3 Payment Obligations (such amount, the “Escrow Fund A Deposit”); and

b.	the Stay Bonus/CIC Amount, to secure the Section 2.4(b) Payment Obligations (the “Stay Bonus/CIC Deposit,” and together with the Escrow Fund A Deposit, the “Escrow Deposit”).

E. The Buyer and Seller desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services pursuant to the terms and subject to the conditions of this Agreement.

[1]

In the event that Patheon Inc. assigns its rights under the SPA to one or more of its wholly-owned subsidiaries, pursuant Section 10.2, this Assignment and Assumption will be entered into by such party (or parties) and modified accordingly as needed.

US_ACTIVE-110974454.2-MECRUZ

NOW, THEREFORE, in consideration of these promises and the mutual and dependent promises hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I. APPOINTMENT OF ESCROW AGENT;

RESIGNATION AND SUCCESSOR

Section 1.1 Appointment of Escrow Agent. The Buyer and Seller each hereby appoints the Escrow Agent to serve as escrow agent under this Agreement. The Escrow Agent hereby accepts such appointment and upon receipt by wire transfer of the Escrow Deposit agrees to hold, invest and disburse the Escrow Deposit and any and all interest and income earned thereon in accordance with the terms hereinafter set forth.

Section 1.2 Resignation and Removal of Escrow Agent; Appointment of Successor. The Escrow Agent acting at any time hereunder may resign at any time by giving at least thirty (30) days’ prior written notice of resignation to the Buyer and Seller, such resignation to be effective on the date specified in such notice. The Buyer and Seller may at any time jointly remove the Escrow Agent, with or without cause, by giving at least 30 days’ prior written notice of removal, signed by both the Buyer and Seller, to the Escrow Agent. Upon the resignation or removal of the Escrow Agent, the Buyer and Seller will jointly appoint a bank or trust company with a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000) as successor Escrow Agent, by a written instrument delivered to such Escrow Agent whereupon such successor Escrow Agent will succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Agreement, the retiring Escrow Agent will duly transfer and deliver the Escrow Deposit at the time held by the retiring Escrow Agent to the newly appointed escrow agent. If the Buyer and Seller have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may deposit the Escrow Deposit into the registry or custody of any court of competent jurisdiction and notify the other parties hereto of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties as escrow agent hereunder. The Escrow Agent shall have no duty with respect to the designation or appointment of any successor escrow agent hereunder.

ARTICLE II. ESCROW ARRANGEMENTS

Section 2.1 Liability Secured by the Escrow Deposit. The Buyer and Seller hereby agree, and the Escrow Agent acknowledges, that this Agreement has been executed and delivered and the Escrow Account (as defined in Section 2.2(b) hereof) is hereby established to facilitate the payment of any Payment Obligation. The Escrow Deposit will be available to satisfy claims of the Buyer in accordance with Sections 3.1 and 3.2 hereof.

Section 2.2 Delivery of the Escrow Deposit.

(a) On the Closing Date, the Buyer will deliver or cause to be delivered to the Escrow Agent the Escrow Deposit by wire transfer of immediately available funds.

(b) The Escrow Agent will hold the Escrow Deposit in an escrow account (the “Escrow Account”) for the benefit of Seller and the Buyer. The Escrow Deposit will not be subject to any lien or attachment of any creditor or any party thereto and will be used solely for the purposes and subject to the conditions set forth in this Agreement.

(c) Except for the release of the Escrow Deposit pursuant to Sections 3.1 and 3.2 hereof, and any transfer thereof pursuant to Section 1.2 hereof or payment of earnings thereon pursuant to Section 2.4 hereof, the Escrow Agent will not sell or transfer any of the Escrow Deposit.

Section 2.3 Investment of the Escrow Deposit. The Escrow Agent is hereby authorized and directed in accordance with written instructions delivered to it by Seller from time to time to invest moneys held in the Escrow Account in the following obligations (collectively, the “Permitted Investments”):

(a) obligations of, or fully guaranteed as to timely payment of principal and interest by, the United States of America;

(b) money market accounts of any United States bank, trust company, or national banking association or such other money market funds as are agreed to from time to time in writing by the Buyer and Seller; and

(c) certificates of deposit with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000).

In the absence of written instructions from the Seller, the Escrow Agent shall invest the Escrow Deposit in BlackRock TempFund Cash Management Shares (the “Share Class”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian. The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services the Escrow Agent is providing to and the fees it receives from BlackRock; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Share Class; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a BlackRock Temp Fund Cash Management Class prospectus which discloses, among other things, the various expenses of the Share Class and the fees to be received by the Escrow Agent. Except as provided above, the Escrow Agent will have no power or duty to invest the Escrow Deposit or to make substitutions therefor or to sell, transfer or otherwise dispose of investments acquired hereunder, provided, however, the Escrow Agent shall have the right to liquidate any investment held in order to provide funds necessary to make required payments under this Agreement.

The Buyer and Seller recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement. The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent may earn compensation in the form of short-term interest on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Escrow Agent is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

The Escrow Agent shall send statements to the Buyer and Seller reflecting activity in the Escrow Account upon the request of the Buyer or Seller (but not more frequently than on a monthly basis). Although each of the Buyer and Seller recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Buyer and Seller hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month. Should any party hereto opt to receive monthly statements electronically through the Escrow Agent’s online service, such party hereby agrees that it shall have no further right under this Agreement to receive hard copy statements via regular mail.

Section 2.4 Earnings on Escrow Deposit; Tax Liabilities. Interest and other earnings on the Escrow Deposit shall be paid to Seller by the Escrow Agent in accordance with written payment instructions provided by Seller to Escrow Agent (i) within ten (10) days after the end of each calendar quarter during the term of this Agreement and (ii) promptly upon the final release of any balance of the Escrow Deposit pursuant to Sections 3.1 and 3.2. Buyer and the Seller each agree to provide an Internal Revenue Service form W-9 containing the correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service or a W-8BEN as applicable. All interest or other income earned under the Escrow Agreement shall be allocated to the Seller and reported, to the extent required by law, by the Escrow Agent to the IRS or any other taxing authority, as applicable, on IRS form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by the Seller whether or not said income has been distributed during the year. Any other tax returns required to be filed will be prepared and filed by the Seller with the IRS and any other taxing authority as required by law including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). The parties hereto acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting with respect to the Escrow Fund. The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

ARTICLE III. RELEASE OF THE ESCROW DEPOSIT

Section 3.1 Escrow Fund A Deposit Disbursement. Prior to the date that is no later than five (5) Business Days after the Settlement Date, Buyer and Seller will jointly instruct the Escrow Agent in writing by delivering a certificate executed by Buyer and Seller as to the disbursement of the Escrow Fund A Deposit. Such instructions shall (i) be given in accordance with, and carry out the intent of, Sections 2.3 and 2.4(a) of the Purchase Agreement, (ii) specify the amount of the Escrow Fund A Deposit, if any, to be paid by the Escrow Agent to Buyer and the amount, if any, to be paid to Seller, and (iii) provide payment instructions for each party receiving payment. Promptly upon receipt of such joint written instructions, the Escrow Agent shall disburse the Escrow Fund A Deposit and all earnings thereon in accordance with such instructions.

Section 3.2 Stay Bonus/CIC Deposit Disbursement. Pursuant to Section 2.4(b) of the Purchase Agreement, Buyer and Seller will instruct the Escrow Agent in writing from time to time by delivering a certificate executed by Buyer and Seller as to the disbursement of any amounts from the Stay Bonus/CIC Deposit. Within five (5) Business Days after the payment of all amounts due to Buyer in accordance with Sections 2.4(b)(i), 2.4(b)(ii) and 7.21 of the Purchase Agreement, the balance, if any, of the Stay Bonus/CIC Deposit not otherwise distributed to Buyer shall be released to Seller upon the joint instruction of Seller and Buyer to the Escrow Agent. All instructions to the Escrow Agent hereunder shall (i) be given in accordance with, and carry out the intent of, Section 2.4(b) of the Purchase Agreement, (ii) specify the amount of the Stay Bonus/CIC Deposit to be paid by the Escrow Agent to Buyer or Seller as applicable, and (iii) provide payment instructions for each party receiving payment. Promptly upon receipt of any written instructions hereunder, the Escrow Agent shall disburse the applicable portion of the Stay Bonus/CIC Deposit and, with respect to the final payment, all earnings thereon in accordance with such instructions.

ARTICLE IV. ESCROW AGENT

Section 4.1 Fees. For its services hereunder, the Escrow Agent will receive the fees and expenses set forth on Schedule 1 attached hereto. The Escrow Agent will be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent necessary to perform such services (other than taxes imposed in respect of the receipt of the fees referred to in the preceding sentence). One-half of the fees and the out-of-pocket expenses of the Escrow Agent will be paid to the Escrow Agent by Seller and the other one-half of such fees and expenses will be paid to the Escrow Agent by the Buyer.

Section 4.2 Responsibilities of Escrow Agent. The Escrow Agent’s acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree will govern and control with respect to its rights, duties, liabilities and immunities:

(a) The Escrow Agent will not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) The Escrow Agent may consult with legal counsel selected by it, and it will not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

(c) The Escrow Agent will have no discretion whatsoever with respect to the management, disposition or investment of the Escrow Deposit and is not a trustee or fiduciary to the Buyer or Seller.

(d) The Buyer and Seller agree jointly and severally to indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, “Damages”), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or such persons, or incurred by them, directly or indirectly, in connection with this Agreement or the Escrow Agent’s acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph are in addition to any other rights any of the Indemnified Parties may have by law or otherwise and will survive the termination of this Agreement or the resignation or removal of the Escrow Agent. Notwithstanding any provision to the contrary in this Agreement, the Buyer and Seller will have no liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or willful misconduct of the Escrow Agent or such Indemnified Party. The provisions of this clause (d) shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent as escrow agent hereunder. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

(e) The Escrow Agent’s duties and obligations hereunder shall be determined solely by the express provisions of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent is not charged with any duties or responsibilities with respect to the Purchase Agreement and shall not be concerned with the terms thereof, except to the extent that capitalized terms used but not defined herein are defined in the Purchase Agreement. The Escrow Agent shall not be required to notify or obtain the consent, approval, authorization or order of any court or governmental body to perform its obligations under this Agreement, except as expressly provided herein.

(f) The Escrow Agent will have no responsibility in respect of the validity or sufficiency of this Agreement or of the terms hereof. The recitals of facts in this Agreement will be taken as the statements of the Buyer and Seller, and the Escrow Agent assumes no responsibility for the correctness of the same.

(g) The Escrow Agent will be protected in acting upon any notice, instruction, direction, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document which it in good faith believes to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent will deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Agreement, such matter may be deemed conclusively proved and established by a certificate signed by the Buyer and Seller, and such certificate will be full warranty for any action taken or suffered in good faith under the provisions of this Agreement.

(h) In the event of a dispute between the parties hereto sufficient in the sole discretion of the Escrow Agent to justify its doing so, the Escrow Agent will be entitled at the expense of the Escrow Deposit to tender the Escrow Deposit into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings at the expense of the Escrow Deposit as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent determines to have jurisdiction over the Escrow Deposit. The filing of any such legal proceedings will not deprive the Escrow Agent of its compensation hereunder earned prior to such filing.

(i) Except as specifically set forth above, the Escrow Agent does not have any interest in the Escrow Deposit but is serving as escrow agent only and having only possession thereof. This Section 4.2(i) will survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(j) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of the parties hereto, anything herein to the contrary notwithstanding.

ARTICLE V. MISCELLANEOUS

Section 5.1 Amendment and Termination. This Agreement may be amended or terminated by the written agreement of the parties hereto, or will terminate automatically at such time as all securities and funds from the Escrow Deposit have been paid or distributed in accordance with the terms of this Agreement and the Escrow Agent has received all fees as described in Section 4.1 hereto. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent and the other Indemnified Parties will survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

Section 5.2 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, (d) sent by fax, or (e) electronic mail with a .pdf file attached (“e-mail”), as follows:

To the Buyer: [To come]

With a copy to:

Reed Smith LLP

599 Lexington Avenue, 30th floor

New York, New York 10022

Attention: David M. Grimes, Esq.

Telephone: +1 (212) 549-0240

Email: dgrimes@reedsmith.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, Delaware 19801

Attention: Robert B. Pincus, Esq.

Telephone: +1 (302) 651-3090

Facsimile: +1 (302) 651-3001

Email: Bob.Pincus@skadden.com

To the Escrow Agent:

CSC Trust Company of Delaware

2711 Centerville Road, Suite 400

Wilmington, DE 19808

Attention: Escrow Administration

Telephone: (866) 291-6119

Facsimile:(302) 636-8666

Email: csctrust@cscinfo.com

To any Seller: Sobel Best N.V.

Noord Brabantlaan 303-307

5657 GB, Eindhoven

The Netherlands

Attention: Peter Beckers and Office of the General Counsel

Facsimile: +31 (88) 995-3888

Email: peter.beckers@vionfood.com

With a copy to each of:

VION Holding N.V.

Noord Brabantlaan 303-307

5657 GB, Eindhoven

The Netherlands

Attention: Peter Beckers

Facsimile: +31 (88) 995-3888

Email: peter.beckers@vionfood.com

and

Becker, Glynn, Muffly, Chassin & Hosinski LLP

299 Park Avenue

New York, NY 10171

Attention: Robert C. Muffly

Facsimile: +1 (212) 888-0255

Email: rmuffly@beckerglynn.com

or to such other person or address as any party will specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications will be deemed to have been received (v) if by personal delivery on the day after such delivery, (w) if by certified or registered mail, on the fifth (5th) business day after the mailing thereof, (x) if by next-day or overnight mail or delivery, on the day delivered, (y) if by fax, on the day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail, or (z) if by e-mail, on the day following the day on which such e-mail was sent; provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to its actual receipt thereof.

Section 5.3 Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Section 5.4 Identifying Information. The Buyer and Seller acknowledge that a portion of the identifying information set forth on Schedule 2 is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L. 107-56 (the “Act”), and the Buyer and Seller agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner. The Buyer and Seller each represents, with respect to itself, that all identifying information set forth on Schedule 2 is true and complete on the date hereof and will be true and complete at the time of any disbursement from the Escrow Account.

Section 5.5 Miscellaneous. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the express written consent of each of the parties hereto, other than an assignment by any Seller to the holder of a majority of the shares of its then outstanding capital stock or equity interests, provided, that, such assignee agrees in a written instrument reasonably acceptable to the Buyer and the Escrow Agent to be subject to the same terms and conditions of this Agreement as such Seller is then subject. The headings in this Agreement are for convenience of reference only and will not define or limit the provisions hereof. This Agreement may be executed in several counterparts, each of which is an original but all of which together will constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

SOBEL BEST N.V. (SELLER)	PATHEON INC. (BUYER)

By:	By:
Name:	Name:
Title:	Title:

CSC Trust Company of Delaware, as Escrow Agent

By:
Name:
Title:

[Signature Page – Escrow Agreement]

Schedule 1

Escrow Agent Fees:

Waived - set up fee payable in advance of the closing of the transaction $2,500.00 – escrow agent fee payable in advance of the closing of the transaction and upon each subsequent annual anniversary date.

TRANSACTION FEES:

Wire transfer of fund: $35.00/domestic wire initiated; $50/international wire initiated

Checks Cut: $10.00/check cut

1099 Preparation: $12.00/1099 prepared

Returned Check: $30.00/returned item

An additional annual fee of 15 basis points on the escrow account balance payable in advance may be charged for investments other than institutional money market funds with which the Escrow Agent has established servicing arrangements. Out-of-pocket expenses, fees and disbursements and services of an unanticipated or unexpected nature are not included in the above schedule and will be billed at cost.

698943-WILSR01A - MSW

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EXHIBIT C

Notarial Deed

Banner Pharmacaps B.V. / deed of transfer

NvS/IvB

SHARE TRANSFER

BANNER PHARMACAPS EUROPE B.V.

This day, the ## day of ## two thousand twelve, appeared before me, Nicole Corine van Smaalen, LL.M., civil law notary officiating at Amsterdam:

##,

acting upon written powers of attorney granted by and as such representing:

1.	Sobel Best N.V., a limited liability company (een naamloze vennootschap) organized and existing under the laws of the Netherlands, having its corporate seat at Best, the Netherlands, with address Noord Brabantlaan 303 -307, 5657 GB Eindhoven, the Netherlands, registered with the trade register under number 17063403 (the “Transferor”);

2.	##, a company organized and existing under the laws of ##, having its registered office at ## (the “Transferee”); and

3.	Banner Pharmacaps Europe B.V., a private limited liability company (een besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, having its corporate seat at Best, the Netherlands, with address De Posthoornstraat 7, 5048 AS Tilburg, the Netherlands, registered with the trade register under number 18039732 (the “Company”).

The powers of attorney granted to the appearing person are evidenced by three (3) documents, which are attached to this deed.

The appearing person declared:

I. UNDERLYING AGREEMENT

On the ## day of ## two thousand twelve, the Transferor and the Transferee entered into a Stock Purchase Agreement (the “Agreement”).

Pursuant to the Agreement the Transferor is obliged to, among other things, transfer shares in the Company’s capital to the Transferee, which transfer the Transferor and the Transferee wish to effectuate by this deed.

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II. DESCRIPTION OF THE SHARES

Pursuant to the Agreement, the Transferor shall transfer to the Transferee five hundred and five (505) shares, numbered 1 up to and including 505, with a nominal value of forty-five euro (EUR 45) each, in the capital of the Company which shares constitute the entire issued and outstanding share capital of the Company (the “Shares”).

III. ACQUISITION OF THE SHARES BY THE TRANSFEROR

The Transferor declares to have acquired the Shares following a share transfer pursuant to a notarial deed of transfer executed before J.A.M. ten Berg, civil law notary at that time officiating at Eindhoven, the Netherlands, on the twenty-ninth day of December two thousand six.

IV. BLOCKING PROVISIONS.

As required under article 13 of the Company’s articles of association the general meeting of shareholders of the Company shall approve the transfer of the Shares.

The Transferor is the sole shareholder of the Company. The Company and the Transferee hereby confirm that: (a) there are no other persons with meeting rights (vergaderrecht) than the Transferor, (b) the Transferor hereby consents to the adoption of the below resolution in this deed, (c) the Company’s managing directors have been given the opportunity to give their advice prior to the below decision-making.

The Transferor hereby resolves outside a meeting to approve the transfer of the Shares on the basis of article 32 of the Company’s articles of association.

V. PURCHASE PRICE

The purchase price and its method of payment is further specified in the Agreement and is sufficiently known to the Transferor and the Transferee.

The Transferee has paid the purchase price to the Transferor and the Transferor hereby discharges the Transferee of its payment obligation.

VI. TRANSFER

Pursuant to the Agreement, the Transferor hereby transfers the Shares to the Transferee, which accepts the Shares from the Transferor.

VII. PROVISIONS

This share transfer has been made under the following provisions:

Article 1

Without prejudice to the representations and warranties included in the Agreement, the Transferor represents and warrants (“garandeert”) to the Transferee the following:

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a.	the Shares have validly been acquired by the Transferor in the manner stated above, the blocking provisions laid down in the Company’s articles of association have been complied with and the Transferor has the legal authority to sell and transfer the Shares;

b.	the Transferor’s right on the Shares is unconditional and not subject to any restriction, dissolution or nullification whatsoever;

c.	the Shares are not encumbered with any attachment;

d.	the Shares are not encumbered with any pledge or usufruct;

e.	the Shares are fully paid-up;

f.	no depositary receipts in respect to the Shares have been issued;

g.	the Shares are for the account and risk of the Transferee as of today.

Article 2

Subject to any contrary provision in this deed, the Agreement shall remain in effect, provided however, that a dissolving condition, if any, can no longer be invoked and a condition precedent, if any, is deemed to have been fulfilled.

VIII. WAIVER

The Transferor and the Transferee waive the right to dissolve the Agreement or to have it dissolved.

IX. ACKNOWLEDGEMENT BY THE COMPANY

The Company hereby acknowledges the present share transfer and shall cause the required notes to be entered into its shareholders register.

X. FINAL PROVISION

The underlined headings have been made for easy reference only.

The appearing person is known to me, civil law notary.

WITNESSED THIS DEED, the original of which was drawn up and executed in Amsterdam on the date first written above.

Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave him an explanation thereon, and furthermore pointed out the consequences which will result for the parties, or one or more of them, from the contents of this deed.

Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.

Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.

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EXHIBIT D

Rousselot Term Sheet

(see attached)

EXHIBIT D

TERMS FOR ROUSSELOT SUPPLY AGREEMENT

1. Term / Termination

a. Initial Term: 5 years

b. Renewals: Duration of each renewal period to be agreed upon, but in aggregate, at least a 10 year supply period.

c. Early Termination: By either party in the event of a material breach by the other party that is not cured within 30 days’ of written notice.

2. Volume

a. Annual Quantity: Banner and Rousselot will agree each year on an annual quantity which Rousselot agrees to supply during the coming year.

b. Minimum Quantity/Volume Guaranty: For each contract year, Banner must order from Rousselot a specified percentage not less than 75% of its requirements of product. Rousselot will supply such minimum requirements, plus any additional amount agreed as part of the annual order or quarterly or other periodic update, subject to force majeure, capacity restraints and other customary exceptions (in which case Banner’s requirements shall be satisfied on a pro rata basis alongside other Rousselot customers).

c. Forecasts: (timing of anticipated requirements, date becomes binding; adjustment mechanisms) [Note: Banner currently provides rolling six-month forecasts to Rousselot each month].

d. Mechanisms for Orders

e. Obligations in event of unexpected/significant variation in demand

3. Quality Control

a. Technical Specifications; tolerances

b. Permitted Manufacturing Facilities

c. Access to Supplier premises for quality control assurance

d. Responsibility of product testing

e. Supplier warranty on products

f. Obligation to inspect product and accept or reject products delivered, and timing thereof

g. Remedy for rejected or non-conforming products

h. Responsibility for obtaining and maintaining relevant government permits and licenses

4. Pricing and other related terms

a. Pricing. At the time the annual order is agreed, the parties will negotiate and agree on market pricing and the term such pricing will be in effect for the products ordered. Depending on the product and market conditions, the pricing will be firm for 3 to 12 months of the coming contract year. For products for which less than 12-month pricing is set, new market pricing will be negotiated and agreed before the end of each relevant period of the contract year. In any event, each time pricing is agreed, Rousselot will offer Banner a price equal to the lowest price then being paid by any of its customers.

b. Rebates: Rebate program to be set each year when annual pricing is set. Banner to be entitled to rebates if annual purchases exceed specified levels. By March 31 of each year, Rousselot will pay to Banner the aggregate amount of any rebate owed for the prior year.

c. Payment Terms

d. Currency: US dollars, except Banner Europe, which will be Euros.

5. Delivery

a. Location

b. Timing: Date requested by Banner, subject to change; exact date determined by Rousselot.

c. Responsibility for Cost of Delivery (including taxes, customs and import duties): Supplier.

d. Terms/Risk of Loss: DDP destination; most recent version of INCOTERMS to apply.

6. Remedies

a. Insurance: Rousselot required to maintain adequate insurance.

b. Indemnification: Rousselot provides indemnity for all damages suffered arising out of or relating to negligence, intentional misconduct, product defects, breach of warranty or other breach of contract by Rousselot. Banner to provide corresponding cross-indemnity.

c. Limitations of liability: Customary, including no consequential damages.

d. Mediation/Arbitration

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EXHIBIT E

Example Working Capital Estimate Calculation

(see attached)